UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
GLOBAL INDUSTRIES, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 28, 2011

SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The board of directors of Global Industries, Ltd., a Louisiana corporation, or Global Industries, has unanimously approved a merger agreement pursuant to which Global Industries will be acquired by an indirect, wholly-owned subsidiary of Technip S.A., a société anonyme organized under the laws of France.

If the merger contemplated by the merger agreement is completed, holders of our common stock will be entitled to receive $8.00 in cash, less any required withholding taxes, for each share of our common stock owned at the effective time of the merger. The merger consideration will be paid without interest. Receipt of the merger consideration will be taxable to our shareholders for U.S. federal income tax purposes.

Our shareholders will be asked to approve and adopt the merger agreement and an amendment to our amended and restated articles of incorporation (each of which is a condition to the merger) at a special meeting. Our shareholders will also be asked to approve, on an advisory, non-binding basis, the merger-related compensation arrangements for our named executive officers. Our board of directors has unanimously approved resolutions (i) determining that the merger agreement and the transactions contemplated thereby are in the best interests of Global Industries’ shareholders, (ii) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, (iii) approving, adopting and declaring advisable the adoption of amended and restated articles of incorporation, and (iv) recommending approval and adoption of the merger agreement and amended and restated articles of incorporation by our shareholders. In reaching this determination, our board of directors considered a variety of factors that are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our shareholders vote FOR the approval and adoption of the merger agreement and FOR the approval and adoption of the amended and restated articles of incorporation. Additionally, our board of directors unanimously recommends that all of our shareholders vote FOR the proposal regarding certain merger-related compensation arrangements for our named executive officers.

The affirmative vote of holders of at least two-thirds of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve and adopt the merger agreement and the amended and restated articles of incorporation. Additionally, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve, on an advisory, non-binding basis, the proposal regarding certain merger-related executive compensation arrangements. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement, FOR approval and adoption of the amended and restated articles of incorporation, and FOR the proposal regarding certain merger-related executive compensation arrangements. The merger and the adoption of the amended and restated articles of incorporation are each conditional upon the other. Neither the merger nor the amendment of the articles of incorporation will take place unless the other is also approved by our shareholders.

The date, time and place of the special meeting are as follows:

November 30, 2011
10 a.m. Central time
Houston Marriott Westchase
2900 Briarpark Dr.
Houston, TX 77042

The proxy statement attached to this letter provides you with information about the special meeting of our shareholders and the proposed merger. We encourage you to read the entire proxy statement carefully. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of common stock.

Your vote is very important.  Whether or not you plan to attend the special meeting, if you are a holder of our common stock please complete, sign, date and mail the enclosed proxy card to us or submit your proxy by telephone or Internet. If you attend the special meeting, you may vote in person even if you previously returned your proxy.

Sincerely,

John A. Clerico
Chairman of the Board of Directors

The proxy statement is dated October 28, 2011, and is first being mailed to our shareholders on or about October 28, 2011.

GLOBAL INDUSTRIES, LTD.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Global Industries, Ltd.:

Notice is hereby given that on November 30, 2011, at 10 a.m., Central time, Global Industries, Ltd., a Louisiana corporation, or Global Industries, will hold a special meeting of its shareholders (the “special meeting”) at the Houston Marriott Westchase, 2900 Briarpark Dr., Houston, TX 77042, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 11, 2011, among Technip S.A., a société anonyme organized under the laws of France (“Technip”), Apollon Merger Sub B, Inc. (“Merger Sub”), a Louisiana corporation and an indirect, wholly-owned subsidiary of Technip, and Global Industries (the “merger agreement”);

2. To consider and vote upon a proposal to approve and adopt amended and restated articles of incorporation to remove the limitation on non-U.S. ownership of Global Industries common stock contained in the existing articles of incorporation of Global Industries;

3. To consider and approve, solely on an advisory, non-binding basis, certain compensation arrangements for Global Industries’ named executive officers in connection with the merger contemplated by the merger agreement (the “merger”); and

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The merger proposal is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

Only holders of record of Global Industries common stock at the close of business on October 26, 2011, the record date, or their proxies can vote at the special meeting or any adjournment of the special meeting. Approval and adoption of the merger agreement and the amended and restated articles of incorporation each require the affirmative vote of holders of at least two-thirds of the shares of our common stock present in person or represented by proxy at the special meeting. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve, on an advisory, non-binding basis, the proposal regarding certain merger-related executive compensation arrangements.

The list of shareholders entitled to vote at the special meeting is available, upon request, at Global Industries’ offices, at 11490 Westheimer, Suite 400, Houston, Texas 77077, for examination by any Global Industries’ shareholder.

Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment of the “fair cash value” of their shares, as determined by our agreement with such shareholders or a Louisiana state court, if the merger is effected upon approval by less than 80 percent of Global Industries’ total voting power.

Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card at your earliest convenience or to submit your vote by Internet or telephone. Instructions for voting your shares are included on the enclosed proxy card or voting instruction card. If you are a record holder and you send in your proxy and then decide to attend the Global Industries special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting. If you have any questions about the proposals or about your shares, please contact Innisfree M&A Incorporated, who may be contacted by banks and brokers at (212) 750-5833 and by all others toll free at (877) 456-3463.

By Order of the Board of Directors,

Russell J. Robicheaux
Corporate Secretary
Houston, Texas
October 28, 2011

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition; the ability of Technip and Global Industries to close the acquisition; the performance of the parties under the terms of the merger agreement and related transaction documents; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Investors are also urged to carefully review and consider the various disclosures in our periodic and interim reports filed with the Securities and Exchange Commission (the “SEC”), including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 and Current Reports on Form 8-K filed from time to time by us, as well as the following factors:

•	uncertainties associated with the acquisition of Global Industries by Technip;

•	uncertainties as to the timing of the merger;

•	the failure to receive approval of the transaction by our shareholders;

•	the ability of the parties to satisfy closing conditions to the transaction, including the receipt of regulatory approvals;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against Global Industries and/or others relating to the merger agreement;

•	failure of a party to comply with its obligations under the merger agreement and the related transaction documents; and

•	the amount of costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the heading “Risk Factors” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see the section entitled “Where You Can Find More Information”). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information.”

Throughout this proxy statement, “Global Industries,” “we,” “us” and “our” refer to Global Industries, Ltd., “Technip” refers to Technip S.A., a société anonyme organized under the laws of France, and “Merger Sub” refers to Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect, wholly-owned subsidiary of Technip. We refer to the merger between Global Industries and Merger Sub as the “merger,” and the agreement and plan of merger, dated as of September 11, 2011 among Technip, Merger Sub and Global Industries as the “merger agreement.” All references to the “merger consideration” refer to the consideration of $8.00 per share in cash, without interest and subject to reduction for any required withholding taxes, to be received by the holders of shares of our common stock pursuant to the merger agreement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Global Industries by Technip pursuant to the merger agreement. Once the merger agreement has been adopted by Global Industries’ shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Global Industries. Global Industries will be the surviving corporation in the merger (the “surviving corporation”) and will become an indirect, wholly-owned subsidiary of Technip.

Q:	Why am I receiving the proxy materials?

A:	You are receiving this proxy statement and the enclosed proxy card or enclosed voting instruction form because our board of directors is soliciting your proxy to vote at the special meeting of Global Industries’ shareholders in connection with a proposal to approve and adopt the merger agreement. Our board of directors is also soliciting your vote in connection with a proposal to approve and adopt the amended and restated articles of incorporation that would remove certain restrictions from our current articles of incorporation with respect to the ownership of our common stock by non-U.S. citizens. In addition, our board of directors is soliciting your vote on an advisory, non-binding basis for certain compensation arrangements for Global Industries’ named executive officers in connection with the merger.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive the merger consideration for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $800.00 in cash, less any required withholding taxes, in exchange for those shares, unless you have properly exercised your dissenters’ rights in accordance with the Louisiana Business Corporation Law with respect to such shares. You will not own any shares of capital stock in the surviving corporation.

Q:	How does our board of directors recommend I vote?

A:	Our board of directors has unanimously adopted resolutions (i) determining that the merger agreement and the transactions contemplated thereby are in the best interests of Global Industries’ shareholders, (ii) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, (iii) approving, adopting and declaring advisable the adoption of the amended and restated articles of incorporation, and (iv) recommending approval and adoption of the merger agreement and the amended and restated articles of incorporation by our shareholders. Our board of directors unanimously recommends that all of our shareholders vote FOR the approval and adoption of the merger agreement and FOR the approval and adoption of the amended and restated articles of incorporation. The reasons for our board of directors’ determination are discussed in this proxy statement. Additionally, our board of directors

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unanimously recommends that you vote FOR the proposal regarding certain merger-related executive compensation arrangements.

Q:	Who will own Global Industries after the merger?

A:	After the merger, Global Industries will be an indirect, wholly-owned subsidiary of Technip. As a result of the receipt of cash in exchange for your shares of Global Industries common stock, you will no longer benefit from any increase in Global Industries’ value, nor will you acquire an ownership interest in Technip.

Q:	What conditions are required to be fulfilled to complete the merger?

A:	The respective obligations of us, Technip and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the approval and adoption of the merger agreement by our shareholders, approval and adoption of the amended and restated articles of incorporation by our shareholders which will remove the limitation in the current articles of incorporation of Global Industries on non-U.S. ownership of Global Industries common stock, receipt of required antitrust approvals, notification that the Committee on Foreign Investment in the United States (“CFIUS”) has determined not to investigate the transactions contemplated by the merger agreement (or that such investigation has been terminated), the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement, and the absence of any event, occurrence, revelation, or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on Global Industries. See the sections entitled “The Merger Agreement — Conditions to the Closing of the Merger,” “The Merger Agreement — Conditions to the Obligations of Technip and Merger Sub,” and “The Merger Agreement — Conditions to Our Obligation.”

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible. The merger cannot be completed until each closing condition has been satisfied or waived. While we cannot predict the exact timing of the effective time of the merger or whether the merger will be consummated, assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by or during the fourth quarter of 2011. If our shareholders vote to adopt and approve the merger agreement and the amended and restated articles of incorporation, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the sections entitled “The Merger Agreement — Conditions to the Closing of the Merger,” “The Merger Agreement — Conditions to the Obligations of Technip and Merger Sub,” and “The Merger Agreement — Conditions to Our Obligation.” Either Technip or we may terminate the merger agreement if the merger has failed to occur by the outside date (as defined below); provided, that the right to terminate the merger agreement is not available to a party whose breach of any provision of the merger agreement has resulted in the failure of the closing to occur on or before that date. See “The Merger Agreement — Termination.”

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The Nasdaq Stock Market LLC (“NASDAQ”). Under specified circumstances, we may be required to pay to Technip a fee with respect to the termination of the merger agreement as described under the section entitled “The Merger Agreement — Termination Fees and Expenses.”

Q:	Is the merger expected to be taxable to me?

A:	If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Global Industries common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference, if any, between (i) the amount of cash you receive in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	What will happen in the merger to stock options, restricted stock and other stock-based awards that have been granted to employees, officers and directors of Global Industries?

A:	The merger agreement provides that all outstanding stock options to purchase shares of our common stock, whether or not exercisable or vested, shall be cancelled, and we shall pay to each holder, at or promptly after the effective time of the merger, for each such cancelled option an amount, less any required withholding taxes, in cash determined by multiplying (i) the excess, if any, of the merger consideration over the applicable exercise price per share of common stock subject to the stock option by (ii) the number of shares of common stock such holder could have purchased (assuming full vesting of the stock option) had such holder exercised such option in full immediately prior to the effective time of the merger. The merger agreement also provides that each restricted share of common stock that is outstanding shall become fully vested, and shall be treated as a share of common stock and eligible to receive the merger consideration to be paid with respect to our common stock. In addition, the merger agreement provides that, at or immediately prior to the effective time of the merger, each performance unit shall be canceled, and we shall pay each holder at or promptly after the effective time of the merger for each such cancelled performance unit an amount in cash, less any required withholding taxes, equal to (i) the merger consideration multiplied by (ii) the number of shares of common stock issuable pursuant to such performance unit, assuming achievement of the target level of performance applicable to such performance unit.

Q:	Do any of our directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our shareholders. See the section entitled “The Merger — Interests of Global Industries’ Executive Officers and Directors in the Merger.”

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held on November 30, 2011, at 10 a.m. Central Time, at the Houston Marriott Westchase, 2900 Briarpark Dr., Houston, TX 77042.

Q:	What vote is needed to approve and adopt the merger agreement and the amended and restated articles of incorporation?

A:	The affirmative vote of holders of at least two-thirds of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve and adopt each of the merger agreement and the amended and restated articles of incorporation.

Q:	Why are we asking that our shareholders approve, on an advisory, non-binding basis, certain compensation arrangements for our named executive officers?

A:	Rules adopted recently by the SEC require that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation arrangements between us and our named executive officers that are based on or that otherwise relate to the merger. Approval of these compensation arrangements is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on us or Technip, our or their board of directors or our compensation committee.

Q:	What vote is needed to approve the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for our named executive officers?

A:	The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for our named executive officers.

Q:	Am I entitled to dissenters’ rights?

A:	Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment for the “fair cash value” of their shares, as determined by our agreement with the shareholder or a Louisiana state court, if the merger is effected upon approval by less than eighty percent of our total voting power. For more information regarding your right to dissent from the merger, please read the section of this proxy statement entitled “The Merger — Dissenters’ Rights.” We have also attached a copy of the relevant provision of the Louisiana Business Corporation Law (La. Rev. Stat. § 12:131) as Annex D to this proxy statement.

Q:	Who can vote at the special meeting?

A:	All holders of our common stock of record as of the close of business on October 26, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote your shares of common stock in any of the following ways:

• in person — you may attend the special meeting and cast your vote there; or

• by proxy — shareholders of record have a choice of submitting a proxy:

• over the Internet (the website for submitting your proxy over the Internet is on your proxy card);

• by using a toll-free telephone number noted on your proxy card; or

• by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a shareholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “shareholder of record.” This proxy statement, and your proxy card and voting instructions, have been sent directly to you by us.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of common stock by following their instructions for voting.

Q:	I am the beneficial owner of my shares of common stock, but my shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker.

Q:	How can I change or revoke my vote?

A:	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a different proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. Our board of directors has designated John B. Reed and C. Andrew Smith, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares of common stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against, or to abstain from voting, on all, some or none of the specific items of business to come before the special meeting.

If you are the shareholder of record, and you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval and adoption of the merger agreement, “FOR” approval and adoption of the amended and restated articles of incorporation, and “FOR” the proposal regarding certain merger-related executive compensation arrangements. If you are the beneficial owner of shares held in street name, your broker will not be able to vote your shares without instructions from you.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you hold shares of common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each proxy should be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Innisfree M&A Incorporated a fee of approximately $25,000, plus customary administrative fees for expenses related to calls made to or received from our shareholders. We will reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of common stock in your own name as the shareholder of record, please submit a proxy to have your shares of common stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q:	Should I send in my Global Industries’ stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration for each share of our common stock that you own at the effective time of the merger, subject to the terms of the merger agreement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Innisfree M&A Incorporated, our proxy solicitor, who may be contacted by banks and brokers at (212) 750-5833 and by all others toll-free at (877) 456-3463.

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SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement at no charge by following the instructions under the section entitled “Where You Can Find More Information.”

The Parties to the Merger (Page 11)

Global Industries, Ltd.

Global Industries, Ltd., a Louisiana corporation, is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide.

Technip S.A.

Technip S.A., or Technip, a société anonyme organized under the laws of France, is a world leader in project management, engineering and construction for the energy industry, including deep subsea oil & gas developments as well as large and complex offshore and onshore infrastructures. Technip has approximately 25,000 employees and is present in 48 countries, with state-of-the-art industrial assets on all continents and operates a fleet of specialized vessels for pipeline installation and subsea construction. Technip shares are listed on the NYSE Euronext Paris exchange and the USA over-the-counter (OTC) market as an American Depositary Receipt (ADR: TKPPK).

Apollon Merger Sub B, Inc.

Apollon Merger Sub B, Inc., or Merger Sub, a Louisiana corporation and an indirect, wholly-owned subsidiary of Technip, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement.

The Special Meeting of Global Industries Shareholders (Page 12)

Time, Date and Place.  A special meeting of our shareholders will be held on November 30, 2011, at 10 a.m., Central time, at the Houston Marriott Westchase, 2900 Briarpark Dr., Houston, TX 77042 to consider and vote upon a proposal to approve and adopt the merger agreement and the amended and restated articles of incorporation. You will also be asked to consider and vote upon an advisory, non-binding proposal regarding certain merger-related executive compensation arrangements for Global Industries’ named executive officers.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 26, 2011, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 115,748,003 shares of our common stock outstanding held by approximately 584 holders of record.

Required Quorum and Votes.  The holders of a majority of the issued and outstanding shares of our common stock that are entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting for a quorum to be present. The proposal to approve and adopt the merger agreement and the proposal to approve and adopt the amended and restated articles of incorporation each require the affirmative vote of holders of at least two-thirds of the shares of our common stock present in person or represented by proxy at the special meeting.

The advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for Global Industries’ named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote.

The Merger (Page 15)

Description of the Merger (Page 15)

Our board of directors has unanimously approved the merger agreement and the merger whereby Global Industries will become an indirect, wholly-owned subsidiary of Technip upon completion of the merger. If the merger agreement is approved and adopted by Global Industries’ shareholders and the amended and restated articles of incorporation, which will remove the limitation in the current articles of incorporation of Global Industries on non-U.S. ownership of Global Industries common stock, are approved and adopted by Global Industries’ shareholders, then, subject to other closing conditions as described below in the section captioned “The Merger Agreement — Conditions to the Closing of the Merger,” Merger Sub will be merged with and into Global Industries, and Global Industries will be the surviving corporation in the merger. Upon completion of the merger, Global Industries will become an indirect, wholly-owned subsidiary of Technip.

If the merger is completed, you will be entitled to receive the merger consideration in exchange for each share of our common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a shareholder of Global Industries. In the case of shares of our common stock represented by certificates, you will receive the merger consideration for your shares of common stock after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. In the case of shares of our common stock held in book-entry form, you will receive the merger consideration for your shares of common stock as promptly as practicable following the merger without the requirement to deliver a stock certificate or letter of transmittal.

Reasons for the Merger (Page 24)

At a meeting of our board of directors held on September 10, 2011, our board of directors unanimously approved the merger and the merger agreement with Technip and recommended approval by our shareholders. In making its determination and recommendation set forth above, our board of directors considered, among other things, the following:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	our financial and strategic plan and the initiatives and the potential execution risks associated with such plan, and, in connection with these considerations, the attendant risk that, if we did not enter into the merger agreement, the price that might be received by Global Industries’ shareholders selling our common stock in the open market, both from a short-term and long-term perspective, could be less, in present value terms, than the merger consideration, especially in light of recent economic trends in the stock market and the currently challenging business environment;

•	its belief, based on its knowledge of the matters enumerated above, that the certainty of the merger consideration of $8.00 per share outweighed the substantial risk that our shares might not trade at prices substantially above $8.00 per share for some substantial period;

•	the fact that the $8.00 per share merger consideration to be received by our shareholders represented a premium of approximately 55% over the closing stock price of our shares as reported on the Nasdaq Global Select Market on September 9, 2011 (which was the last full trading day prior to our board of directors’ approval of the merger agreement with Technip) and a 92% premium over the average closing stock price of our shares as reported on the Nasdaq Global Select Market for the 30 trading days ending on September 9, 2011;

•	its belief, based on advice of Simmons & Company International (“Simmons”) and assessment of the ability and willingness of other potential buyers to acquire Global Industries, that the premium offered by Technip was greater than any purchase price reasonably available through a public auction, and that the board’s retention of a right to terminate the merger agreement in favor of a superior proposal would permit a superior proposal, if any, to emerge and be considered by the board; and

•	the financial advice of Simmons, as well as the opinion of Simmons, dated September 10, 2011, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $8.00 per share merger consideration.

In the course of its deliberations, our board of directors also considered a number of additional material positive factors and a number of potentially negative factors regarding the merger. Our board of directors concluded that the potentially negative factors were substantially outweighed by the opportunity presented by the merger for our shareholders to monetize their Global Industries investment for $8.00 per share in cash if the merger conditions were satisfied, which our board of directors believed would maximize the value of the shares of Global Industries common stock. Accordingly, our board of directors concluded that the merger was in the best interests of our shareholders.

Global Industries’ Board of Directors’ Recommendation (Page 26)

Our board of directors has unanimously approved resolutions:

•	determining that the merger agreement and the transactions contemplated thereby are in the best interests of our shareholders;

•	approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby;

•	approving, adopting and declaring advisable the adoption of the amended and restated articles of incorporation; and

•	recommending approval and adoption of the merger agreement and the amended and restated articles of incorporation by our shareholders.

Our board of directors has also unanimously approved a resolution recommending approval of the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for our named executive officers.

Financial Advisor’s Opinion Regarding the Merger Consideration (Page 26)

Simmons acted as financial advisor to the board of directors of Global Industries in connection with the merger. Simmons delivered to the board of directors of Global Industries a written opinion, dated September 10, 2011, as to the fairness, from a financial point of view and as of the date of such opinion based upon the various assumptions and limitations set forth therein, of the merger consideration to be received by the shareholders of Global Industries pursuant to the terms of the merger agreement. The full text of Simmons’ written opinion, dated September 10, 2011, which describes, among other things, certain assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated herein by reference in its entirety. Global Industries’ shareholders are encouraged to read this opinion carefully in its entirety for a description of certain assumptions made, procedures followed, factors considered and limitations on the review. Simmons provided its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Simmons’ opinion did not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.

Interests of Global Industries’ Executive Officers and Directors in the Merger (Page 41)

When our shareholders consider the recommendation of our board of directors that Global Industries’ shareholders vote in favor of the proposal to approve and adopt the merger agreement, they should be aware that the officers and directors of Global Industries may have interests in the merger that may be different from, or in addition to, the interests of Global Industries’ shareholders generally. These interests include, among others, the acceleration of vesting and removal of restrictions with respect to stock options and other stock awards, change of control payments and continuation of rights to indemnification and liability insurance. Our board of directors was aware of and considered these interests when it approved the merger agreement and the merger.

As of the record date, directors and executive officers of Global Industries, and their affiliates, had the right to vote approximately 2,375,448 shares of Global Industries common stock, or approximately 2.05% of the outstanding Global Industries common stock at that date.

Amended and Restated Articles of Incorporation of Global Industries (Page 50)

The Global Industries’ board of directors has unanimously approved, subject to shareholder approval and completion of the merger, the adoption of the amended and restated articles of incorporation to remove a limitation on the ownership of our common stock by non-United States citizens currently found in our articles of incorporation. The form of amended and restated articles of incorporation is included in this proxy statement as Annex B. The adoption of the amended and restated articles of incorporation is a condition to the completion of the merger. In the event that the merger agreement is approved but the amended and restated articles of incorporation are not adopted, the merger will not be completed. In the event the amended and restated certificate of incorporation is approved by our shareholders, but the merger is not completed, the amended and restated articles of incorporation will not become effective.

Regulatory Matters (Page 50)

Antitrust Clearance.  Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. and foreign antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), have been obtained or any applicable waiting period thereunder has been terminated or has expired. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger cannot be completed until each of Global Industries and Technip files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”), under the HSR Act, and the applicable period has expired or been terminated. On September 23, 2011 (within the time period required by contract), Global and Technip submitted their respective filings to the FTC and the Antitrust Division. Each asked for early termination, which was granted on October 24, 2011.

The merger is also subject to the Federal Economic Competition Law (“LFCE”) in Mexico. Technip and Global Industries are obligated to submit a filing to the Federal Competition Commission of Mexico (the “FCC”). It is a condition to the consummation of the merger that any applicable waiting period imposed under the LFCE has expired. Each of Global Industries and Technip made such filing on September 26, 2011 (within the time period required by contract). The applicable waiting period expired on October 20, 2011, thereby satisfying such closing condition in the merger agreement. However, the FCC is continuing to review the merger.

The merger is also subject to review by the competition authorities in Brazil. The Brazilian competition authorities were required to be notified of the transactions contemplated by the merger agreement within 15 business days of execution of the merger agreement. Notification of this transaction is a condition to the merger, but approval by the Brazil competition authorities is not. The required notification was submitted on September 28, 2011 (within the time period required by contract and Brazilian law).

Exon-Florio.  The merger is also subject to review by CFIUS pursuant to Sec. 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246 and regulations thereto 31 C.F.R. Part 800. On October 7, 2011, Technip and Global

Industries submitted a joint voluntary notice to CFIUS of the proposed acquisition of Global Industries. Within thirty days of accepting the notification, CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. The thirty-day review period expires at 11:59 p.m. Eastern time on November 9, 2011.

We cannot assure you that an antitrust, CFIUS or other regulatory challenge to the merger will not be made.

Dissenters’ Rights (Page 52)

Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than eighty percent of our total voting power. If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares.

Delisting and Deregistration of Global Industries Common Stock (Page 54)

If the merger is completed, our common stock will no longer be traded on NASDAQ and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Material United States Federal Income Tax Consequences of the Merger (Page 54)

The exchange of shares of our common stock for the merger consideration will be taxable to our shareholders that are U.S. taxpayers for U.S. federal income tax purposes. In general, each shareholder that is a U.S. taxpayer will recognize a gain or loss equal to the difference, if any, between the cash payment received and the shareholder’s tax basis in the shares surrendered in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Litigation Relating to the Merger (Page 56)

Shortly after the announcement of the merger, several putative class action lawsuits challenging the merger were filed in the District Courts of Harris County, Texas, the District Court in the Parish of Calcasieu, Louisiana, and the United States District Court for the Southern District of Texas against various combinations of Global Industries, Technip, Merger Sub, and the individual members of our board of directors. The complaints filed in those lawsuits generally allege, among other things, that the members of our board of directors breached their fiduciary duties owed to our public shareholders and Global Industries by entering into the merger agreement, approving the proposed merger, failing to take steps to maximize our value to our public shareholders, ignoring alleged conflicts of interest, and issuing a preliminary proxy statement that omitted material information, and that Global Industries and Technip aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors Technip and that certain provisions of the merger agreement unduly restrict our ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed merger and other forms of equitable relief.

On October 27, 2011, the parties to all of these actions entered into a memorandum of understanding setting forth the terms and conditions of an agreement in principle to resolve all of the claims relating to the merger in exchange for the inclusion of certain supplemental disclosures in this definitive proxy statement.

The Merger Agreement (Page 58)

General (Page 58)

The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement attached as Annex A to this proxy statement.

The merger agreement contemplates the merger of Merger Sub with and into Global Industries, with Global Industries surviving the merger. Upon completion of the merger, Global Industries will become an indirect, wholly-owned subsidiary of Technip. The merger will become effective at such date and time as the certificate of merger is duly filed with the Louisiana Secretary of State or at such subsequent date and time that we and Technip agree to and specify in the certificate of merger. Upon completion of the merger, holders of our common stock other than holders that have properly exercised dissenters’ rights in accordance with the Louisiana Business Corporation Law with respect to such common stock will be entitled to receive the merger consideration in exchange for each share of our common stock held at the effective time of the merger.

The merger agreement contains representations and warranties by Global Industries and by Technip that are customary for agreements of this nature. The merger agreement also contains customary covenants, including Global Industries’ covenant to conduct its business in the ordinary course consistent with past practice and to obtain Technip’s consent before engaging in certain activities.

Equity Plans (Page 58)

Stock Options.  As of the record date, 1,391,867 options to purchase our common stock were outstanding, of which 297,134 had a per share exercise price that was less than the merger consideration. Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, each outstanding option to purchase our common stock, whether or not exercisable or vested, shall be cancelled, and we shall pay each holder at or promptly after the effective time of the merger for each such cancelled option an amount in cash, less any required withholding taxes, determined by multiplying (i) the excess, if any, of the merger consideration over the applicable exercise price per share of common stock subject to such stock option by (ii) the number of shares of common stock such holder could have purchased (assuming full vesting of the stock option) had such holder exercised such option in full immediately prior to the effective time of the merger.

Restricted Stock.  As of the record date, 1,523,050 unvested shares of our restricted common stock were outstanding. Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, each restricted share of common stock that is outstanding shall become fully vested, and shall be treated as a share of common stock and eligible to receive the merger consideration.

Performance Units.  As of the record date, 1,115,562 performance units with respect to our common stock were outstanding (assuming attainment of the applicable target level of performance). Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, each performance unit shall be canceled, and we shall pay each holder at or promptly after the effective time of the merger for each such cancelled performance unit an amount in cash, less any required withholding taxes, equal to (i) the merger consideration multiplied by (ii) the number of shares of common stock issuable pursuant to such performance unit, assuming achievement of the target level of performance applicable to such performance unit.

Solicitation of Transactions (Page 64)

Pursuant to the merger agreement, we have agreed not to:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal (as defined in the merger agreement and described in the section captioned “The Merger Agreement — Definitions of Acquisition Proposal and Superior Proposal”) for us;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to us or our subsidiaries or afford access to our, or our subsidiaries’, business, properties, assets or books, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party to make an acquisition proposal;

•	fail to make, withdraw or modify in a manner adverse to Technip, the approval or recommendation of our board of directors of the merger agreement, or the transactions contemplated thereby, and the amended and restated articles of incorporation, or recommend any acquisition proposal or take any action or make any public statement inconsistent with the recommendation of our board of directors, except as permitted by the merger agreement;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of our, or our subsidiaries’, equity securities; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal (other than a confidentiality agreement with a third party as permitted by the terms of the merger agreement).

We have also agreed that we will immediately cease and terminate any and all existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may take and disclose to our shareholders a position with respect to an acquisition proposal pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

Furthermore, notwithstanding the foregoing restrictions, at any time prior to the adoption of the merger agreement by our shareholders, we, directly or indirectly through our advisors, agents or other intermediaries, may, with respect to any person that has made a superior proposal (as defined in the merger agreement and described in the section captioned “The Merger Agreement — Definitions of Acquisition Proposal and Superior Proposal”) or an acquisition proposal that our board of directors reasonably believes will lead to a superior proposal, engage in negotiations or discussions with such person, if such acquisition proposal was not solicited, initiated, or a result of any action taken to knowingly facilitate or encourage such acquisition proposal after the date of the merger agreement in breach of the prohibitions described above.

In addition, we may furnish to such person non-public information relating to us or our subsidiaries and afford access to our, or our subsidiaries’, business, properties, assets, books or records or otherwise cooperate, assist, facilitate and encourage such person; provided, however, that, prior to taking such actions, we are required to enter into a confidentiality agreement with terms no less favorable to Global Industries than those contained in the confidentiality agreement we entered into with Technip on July 15, 2011, with an effective date as of July 13, 2011 (the “Confidentiality Agreement”), except that such confidentiality agreement may contain a less restrictive standstill restriction or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

Additionally, we have agreed with Technip that our board of directors will not fail to make, withdraw or modify in a manner adverse to Technip, the approval or recommendation of our board of directors of the merger agreement, the transactions contemplated thereby, and the amended and restated articles of incorporation, or recommend any acquisition proposal or take any action or make any public statement inconsistent with the recommendation of our board of directors (an “adverse recommendation change”), unless:

•	our board of directors determines in good faith, after consultation with outside legal counsel, that

•	an acquisition proposal constitutes a superior proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, or

•	in the absence of an acquisition proposal, if due to events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by us as of or prior to the date of the merger agreement, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law

(each of the foregoing, a “fiduciary determination”);

•	we have notified Technip in writing that our board of directors intends to make such a fiduciary determination; and

•	at least five business days have elapsed following receipt by Technip of such notice (except that any subsequent notice period following any amendment to the financial or material terms of a superior proposal is two business days).

Conditions to the Closing of the Merger (Page 66)

The respective obligations of us, Technip and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the approval and adoption of the merger agreement by our shareholders, the approval and adoption of the amended and restated articles of incorporation, which will remove the limitation on ownership of Global Industries common stock by non-U.S. persons, by our shareholders, notification of the transaction to certain antitrust authorities and receipt of required antitrust approvals (or lapse of applicable waiting period) in the U.S. and Mexico, notification that CFIUS has determined not to investigate the transactions contemplated by the merger agreement (or that such investigation has been terminated), the accuracy of the representation and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement, and the absence of any event, occurrence, revelation, or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on Global Industries.

Termination (Page 67)

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Technip or us if:

•	the merger has not been completed by April 23, 2012 (the “outside date”) provided, that the right to so terminate the merger agreement is not available to a party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•	there is an applicable law, order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, making consummation of the merger illegal or otherwise prohibited, or otherwise enjoining us or Technip from consummating the merger, and the same shall have become final and non-appealable; provided, that the right to so terminate the merger agreement is not available to a party whose breach of any provision of the merger agreement results in such action or event; or

•	our shareholders fail to approve and adopt both the merger agreement and the amended and restated articles of incorporation.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by Technip if:

•	our board of directors has made an adverse recommendation change, or an acquisition proposal has been publicly announced and our board of directors has failed to reaffirm its recommendation with 10 business days after such public announcement; provided, however, that the right to terminate the merger agreement pursuant to this termination right as a result of such action must be exercised by Technip within 10 business days following the event giving rise to such right to terminate or, if sooner, immediately prior to the special meeting;

•	we shall have breached any of our representations and warranties or we have failed to perform any covenant or agreement under the merger agreement, other than those under the non-solicitation provisions of the merger agreement, that would give rise to the failure of certain conditions to closing, in either case in a situation where such breach is incapable of being satisfied by the outside date; provided, however, that Technip shall have given us 10 business days notice prior to termination; or

•	prior to the special meeting, there has been an intentional and material breach by us of any covenants or obligations under the non-solicitation provisions of the merger agreement; provided, however, that Technip shall have given us 10 business days notice prior to termination (as described in the section captioned “The Merger Agreement — Solicitation of Transactions”).

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by us if:

•	prior to the special meeting, our board of directors shall have made an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal; provided, however, that we shall have paid any required termination fee; or

•	Technip or Merger Sub shall have breached any of their representations and warranties or Technip or Merger Sub has failed to perform any of their covenants or agreements under the merger agreement that would give rise to the failure of certain conditions to closing, in either case in a situation where that breach is incapable of being satisfied by the outside date, provided, however, that we shall have given Technip 10 business days notice prior to termination.

Termination Fees and Expenses (Page 68)

We must pay a termination fee of $30,000,000 (the “termination fee”) to Technip under the following circumstances:

•	Technip terminates the merger agreement because (i) our board of directors has made an adverse recommendation change, or an acquisition proposal has been publicly announced and our board of directors has failed to reaffirm its recommendation with 10 business days after such public announcement; (ii) we shall have breached any of our representations and warranties or we have failed to perform any covenant or agreement under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where such breach or failure is (a) intentional and (b) incapable of being satisfied by the outside date; or (iii) prior to the special meeting, there has been an intentional and material breach of any covenants or obligations under the non-solicitation provisions of the merger agreement;

•	prior to the special meeting, our board of directors shall have made an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal and we terminate the merger agreement; or

•	(i) the merger agreement or the amended and restated articles of incorporation are not approved and adopted by our shareholders at the special meeting, or any adjournment thereof, (ii) prior to such termination, an acquisition proposal shall have been publicly announced or otherwise been communicated to our shareholders and such acquisition proposal is not publicly withdrawn prior to the special meeting and (iii) within nine months following the date of such termination, we shall have entered into a definitive agreement with respect to, or recommended to our shareholders, an acquisition proposal or an acquisition proposal shall have been consummated (provided, however, that for purposes of this clause (iii), each reference to “15%” in the definition of acquisition proposal in the merger agreement shall be deemed to be a reference to “50%”).

All out-of-pocket fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, whether or not the merger is consummated, except that, if we fail to pay the termination fee when due in the circumstances described above, we have agreed to pay any costs and expenses incurred by Technip or Merger Sub in connection with a legal action to enforce the merger agreement that results in a judgment against us for such amount, plus interest thereon.

If we become obligated to pay a termination fee as described above, and we pay such termination fee in full, Technip and Merger Sub shall be precluded from any other remedy against us, at law or in equity or otherwise, and neither Technip nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against us or any of our subsidiaries or any of our or their respective partners, managers, members, shareholders, or our or their respective representatives, in connection with the merger agreement or the transactions contemplated thereby.

Other Remedies (Page 73)

If the merger agreement is terminated by us and/or Technip, then the merger agreement shall be void and of no effect, and neither Global Industries, on the one hand, nor Technip and Merger Sub, on the other, shall have any liability under the merger agreement; provided, that, if such termination results from fraud or the intentional failure of a party to fulfill a condition to the performance of the obligations of the other party, or to perform a covenant under the merger agreement, that party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (including, in the case of Global Industries, damages based on the consideration that would have otherwise been payable to the holders of common stock, stock options, restricted stock and performance units).

The parties to the merger agreement are entitled to an injunction or injunctions, without the posting of any bond and without proof of actual damages, to prevent breaches of the merger agreement and to enforce specifically the performance of the terms and provisions thereof in any federal or state court located in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

In addition, Global Industries has the right to enforce, on behalf of the holders of Global Industries common stock, stock options, restricted stock and performance units, the rights of such holders to pursue claims for damages and other relief, including equitable relief, for Technip or Merger Sub’s breach or wrongful termination of the merger agreement or fraud.

Amendment and Waiver (Page 73)

The merger agreement may be amended, or any provision thereof, waived, by the parties at any time prior to the effective time of the merger (but only if such amendment or waiver is in writing or signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective), before or after our shareholders have approved and adopted both the merger agreement and the amended and restated articles of incorporation; provided, that, after our shareholders approve and adopt the merger agreement and the amended and restated articles of incorporation, no amendment or waiver of the merger agreement may be made that would require the further approval of our shareholders under the Louisiana Business Corporation Law without such approval having first been obtained.

Market Price of Our Common Stock (Page 75)

Our common stock is listed on NASDAQ under the symbol “GLBL.” On September 9, 2011, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $5.15. On October 27, 2011, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $7.96. We urge shareholders to obtain a current quotation.

THE PARTIES TO THE MERGER

The Company

Global Industries, Ltd.
11490 Westheimer, Suite 400
Houston, Texas 77077
(281) 529-7799

Global Industries, a Louisiana corporation, is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide.

Additional information regarding Global Industries is contained in our filings with the SEC. See “Where You Can Find More Information.”

Technip

Technip S.A.
89 avenue de la Grand Armée
75116 Paris
France
(+33) 1-4778-2400

Technip S.A., or Technip, a société anonyme organized under the laws of France, is a world leader in project management, engineering and construction for the energy industry, including deep subsea oil & gas developments as well as large and complex offshore and onshore infrastructures. Technip has approximately 25,000 employees and is present in 48 countries, with state-of-the-art industrial assets on all continents and operates a fleet of specialized vessels for pipeline installation and subsea construction. Technip shares are listed on the NYSE Euronext Paris exchange and the USA over-the-counter (OTC) market as an American Depositary Receipt (ADR: TKPPK).

Merger Sub

Apollon Merger Sub B, Inc.
c/o Technip S.A.
89 avenue de la Grand Armée
75116 Paris
France
(281) 870-1111

Apollon Merger Sub B, Inc., or Merger Sub, a Louisiana corporation and an indirect, wholly-owned subsidiary of Technip, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at the Houston Marriott Westchase, 2900 Briarpark Dr., Houston, TX 77042, at 10 a.m., Central time, on November 30, 2011.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to approve and adopt both the merger agreement and the amended and restated articles of incorporation. Our shareholders will also be asked to approve, on an advisory, non-binding basis, the merger-related compensation arrangement for our named executive officers. Our board of directors has unanimously approved resolutions (i) determining that the merger agreement and the transactions contemplated thereby are in the best interests of Global Industries’ shareholders, (ii) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, (iii) approving, adopting and declaring advisable the adoption of the amended and restated articles of incorporation, and (iv) recommending approval and adoption of the merger agreement and the amended and restated articles of incorporation by our shareholders. Our board of directors unanimously recommends that all of our shareholders vote FOR the approval and adoption of the merger agreement and FOR the approval and adoption of the amended and restated articles of incorporation. Additionally, our board of directors unanimously recommends that you vote FOR the proposal regarding certain merger-related executive compensation arrangements.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on October 26, 2011, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date, 115,748,003 shares of our common stock were outstanding and held by approximately 584 holders of record. A majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting present in person or represented by proxy at the special meeting is required for a quorum. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting.

Votes Required

The proposal to approve and adopt the merger agreement and the proposal to approve and adopt the amended and restated articles of incorporation each require the affirmative vote of holders of at least two-thirds of the shares of our common stock present in person or represented by proxy at the special meeting, and each is conditional upon approval of the other. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote your shares of common stock by following their instructions for voting. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not vote those customers’ shares in the absence of specific instructions from those customers.

The advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for Global Industries’ named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. The proposal to approve the compensation arrangements between Global Industries and its named executive officers that are based on or that otherwise relate to the merger is on an advisory, non-binding basis. Approval of these compensation arrangements is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Global Industries or Technip, their boards of directors or on our compensation committee.

If you are a shareholder of record, you may vote your shares of common stock in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there; or

•	by proxy — shareholders of record have a choice of submitting a proxy:

•	over the Internet (the website for submitting your proxy over the Internet is on your proxy card);

•	by using a toll-free telephone number noted on your proxy card; or

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a shareholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As of the record date, directors and executive officers of Global Industries, and their affiliates, had the right to vote 2,375,448 shares of Global Industries common stock, or 2.05% of the outstanding Global Industries common stock at that date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement, FOR the approval and adoption of the amended and restated articles of incorporation and FOR the proposal regarding certain merger-related executive compensation.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Corporate Secretary a written notice of revocation;

•	submitting a different proxy at a later date through any of the methods available to you; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Global Industries’ shareholders who require assistance should contact the persons at the phone number provided on page x of this proxy statement.

Delivery of Proxy Materials to Households Where Two or More Global Industries Shareholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements being sent to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost-savings for companies.

In connection with the Global Industries special meeting, a number of brokers with account holders who are Global Industries’ shareholders will be householding Global Industries’ proxy materials. As a result, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the applicable shareholders. Once a Global Industries’ shareholder receives notice from its broker that they will be householding communications to such shareholder’s address, householding will continue until such shareholder is notified otherwise or until such shareholder revokes its consent. If, at any time, a Global Industries’ shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such shareholder should notify its broker or contact Global Industries orally or in writing at Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077, (281) 529-7799, Attention: Corporate Secretary, and Global Industries will promptly deliver a separate copy of the proxy statement. Global Industries’ shareholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their broker.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies and to verify records relating to the solicitation. Innisfree M&A Incorporated will receive a fee for its services of $25,000, fees per call to shareholders and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from shareholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of Global Industries’ Executive Officers and Directors in the Merger.”

We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our shareholders as soon as practicable after completion of the merger.

THE MERGER

Description of the Merger

Our board of directors has unanimously approved the merger agreement and the merger whereby Global Industries will become an indirect, wholly-owned subsidiary of Technip upon completion of the merger. If the merger agreement is approved and adopted by Global Industries’ shareholders and the amended and restated articles of incorporation, which will remove the limitation on ownership of Global Industries common stock by non-U.S. persons, is approved and adopted by Global Industries’ shareholders, then, subject to other closing conditions as described below in the section captioned “The Merger Agreement — Conditions to the Closing of the Merger,” Merger Sub will be merged with and into Global Industries, and Global Industries will be the surviving corporation in the merger. Upon completion of the merger, Global Industries will become an indirect, wholly-owned subsidiary of Technip. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal contract that governs the merger.

If the merger is completed, holders of our common stock other than holders that have properly exercised dissenters’ rights in accordance with the Louisiana Business Corporation Law with respect to such common stock will receive the merger consideration in exchange for each share of Global Industries common stock held at the effective time of the merger. You will also be entitled to receive any declared but unpaid dividends.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a shareholder of Global Industries. In the case of shares of our common stock represented by certificates, you will receive the merger consideration for your shares of common stock after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. In the case of shares of our common stock held in book-entry form, you will receive the merger consideration for your shares of common stock as promptly as practicable following the merger without the requirement to deliver a stock certificate or letter of transmittal.

Global Industries common stock is currently registered under the Exchange Act and is designated for trading on NASDAQ under the symbol “GLBL.” Following the merger, Global Industries common stock will be delisted from NASDAQ and will no longer be publicly traded, and the registration of our common stock under the Exchange Act will be terminated.

Please see “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

The Global Industries board of directors and senior management regularly evaluate Global Industries’ business strategy and prospects for growth, and consider potential opportunities to improve Global Industries’ operations and financial performance in order to maximize value for its shareholders. As part of this evaluation, the Global Industries board of directors and senior management have considered, among other things, Global Industries’ competitive market position; growth and revenue potential; and the viability of potential strategic alternatives, such as acquisitions, divestitures, expansion of service offerings and the potential merger or sale of the company.

In early May 2011, Thierry Pilenko, the Chairman and Chief Executive Officer of Technip, approached John B. Reed, Global Industries’ Chief Executive Officer, to request a meeting. On May 11, 2011, Mr. Pilenko met with Mr. Reed and expressed Technip’s interest in exploring a potential transaction with Global Industries. Mr. Reed informed Mr. Pilenko that he would discuss the matter with the Global Industries board of directors, but that he did not believe that the board would be interested in pursuing a sale of Global Industries. Later that day, Mr. Reed discussed his conversation with Mr. Pilenko with John A. Clerico, the Chairman of Global Industries’ board. On May 17, 2011, Mr. Pilenko called Mr. Reed again to reiterate Technip’s interest in commencing discussions concerning a potential transaction with Global Industries. Mr. Reed informed

Mr. Pilenko that he would get back to Mr. Pilenko after discussing the matter with the full Global Industries board of directors at the board’s next regularly scheduled meeting.

On May 18, 2011, at a regularly scheduled meeting of the Global Industries board of directors, Mr. Reed advised the board of his conversations with Mr. Pilenko. The Global Industries board of directors and management discussed Global Industries’ financial condition, strategic plan and alternatives, as well as the lack of specificity from Technip regarding the proposed transaction. After discussion, the Global Industries board of directors determined not to pursue a possible sale to Technip at that time. Thereafter, Mr. Reed contacted Mr. Pilenko and informed him of the board’s position.

On June 6, 2011, Mr. Pilenko called Mr. Reed to express his desire to ensure that the Global Industries board of directors understood Technip’s rationale in pursuing a potential transaction with Global Industries. Subsequently, Mr. Pilenko sent Mr. Reed a letter, which, among other things, formally expressed Technip’s interest in acquiring Global Industries, outlined the reasons why Technip believed that a strategic transaction involving the two companies could offer an attractive value-creation opportunity for the shareholders of Global Industries, and indicated that Technip anticipated that it would pay a premium in any transaction with Global Industries. On June 7, 2011, Mr. Reed spoke with Mr. Clerico, and they agreed that Mr. Reed should meet with Mr. Pilenko to better understand Technip’s motives in pursuing a potential transaction with Global Industries. Mr. Reed and C. Andrew Smith, Senior Vice President and Chief Financial Officer of Global Industries, also contacted Simmons, Global Industries’ long-time financial advisor, to discuss Technip’s interest in a potential transaction with Global Industries. That same day, Mr. Reed updated the Global Industries board of directors on Mr. Pilenko’s phone call and letter, as well as his conversation with Mr. Clerico. On June 8, 2011, Mr. Reed informed Mr. Pilenko that, while the Global Industries board of directors remained uninterested in the sale of the company, the board would consider a reasonable proposal that potentially could offer a value-maximizing alternative to Global Industries’ shareholders. On or about June 9, 2011, Mr. Pilenko and Mr. Reed scheduled a meeting for June 15, 2011 in Paris at which time Mr. Reed would be in Europe on other business matters. On June 9, 2011, Mr. Reed updated the Global Industries board of directors on his communications with Mr. Pilenko.

Between June 7, 2011 and June 15, 2011, Mr. Reed and Mr. Clerico continued to have periodic discussions regarding Technip’s interest in a potential transaction with Global Industries and Mr. Reed’s upcoming meeting with Mr. Pilenko. On June 14, Mr. Reed and Mr. Smith met with representatives of Simmons to discuss Mr. Reed’s planned meeting with Mr. Pilenko. On June 15, 2011, Mr. Reed met with Mr. Pilenko and Julian Waldron, Technip’s Chief Financial Officer in Paris to discuss Technip’s interest in a potential transaction with Global Industries. During the meeting, Mr. Reed informed Mr. Pilenko that before Global Industries could consider any transaction with Technip, Technip needed to provide the Global Industries board of directors with an indication of value. Mr. Pilenko advised Mr. Reed that Technip needed to better understand Global Industries’ shallow water business before making an indicative offer.

On June 28 and 29, 2011, Mr. Reed, together with Mr. Smith and Ashit Jain, Senior Vice President and Chief Operating Officer of Global Industries, met with Mr. Waldron, Remi Birkeland, Technip’s Senior Vice President, Business Development & Strategy — Subsea, Arnaud Real, Technip’s Deputy Chief Financial Officer, and Scott Munro, Technip’s Vice President, Commercial — Subsea, to discuss Global Industries’ shallow water business generally and based on public information. Mr. Waldron suggested that the parties should have their respective financial advisors engage in preliminary discussions. However, Mr. Smith informed Mr. Waldron that, before such discussions could take place, Global Industries would require Technip to provide an indication of value.

On July 5, 2011, Mr. Pilenko sent Mr. Reed a letter expressing a preliminary, non-binding proposal, which would remain open until July 15, 2011, for Technip to acquire all of the outstanding shares of Global Industries common stock for $7.80 per share in cash without any financing contingency. Technip’s proposal represented a 41% premium to the closing price of Global Industries common stock on July 1, 2011, the last trading day before the proposal. The letter also expressed Technip’s interest in entering into a confidentiality agreement with Global Industries and proposed a period of exclusive negotiations.

On July 7, 2011, the Global Industries board of directors met telephonically to discuss Technip’s proposal. At this meeting, Mr. Reed summarized discussions with Technip. Representatives of Simmons shared with the board their preliminary analysis concerning Technip’s proposal. Simmons reviewed the oil and natural gas markets and the offshore construction markets generally, expected rig counts, deepwater and shallow water activity and Global Industries’ historical performance and future outlook. Simmons discussed with the board of directors its preliminary views on the attractiveness of Technip’s offer. Simmons also reviewed with the board of directors potential other acquirers. The directors engaged in a robust discussion with Simmons concerning Simmons’ report and analyses. Simmons then left the meeting. The board of directors discussed the implications of the advice it had received and its views of near- and long-term value for the shareholders. After further discussion, the board of directors reached a unanimous view that, based on the then-current and historical trading price of Global Industries common stock, the outlook for future financial performance based on expectations of improved market conditions, the company’s strategic plan and the potential synergies in a combination of the parties, Technip’s proposal was financially inadequate. Vinson & Elkins LLP, which is referred to herein as Vinson & Elkins, outside counsel to Global Industries, then discussed with the board of directors its duties in considering Technip’s proposal and Global Industries’ potential responses to Technip. The directors instructed Mr. Clerico to work with senior management and Vinson & Elkins to develop a response that the board would consider at a meeting scheduled for July 11, 2011.

On July 11, 2011, the Global Industries board of directors met again telephonically. Mr. Clerico reported to the other directors that he had developed, together with senior management and Vinson & Elkins, a proposed response to Technip’s proposal pursuant to which Mr. Reed would communicate to Technip that the Global Industries board of directors was not interested in pursuing a transaction at the price indicated, but was open to considering a proposal at an increased offer price.

Later that day, Mr. Reed contacted Mr. Pilenko and informed him that, based on the then-current and historical trading prices of Global Industries common stock, Global Industries’ financial outlook and strategic plan and potential synergies, the Global Industries board of directors did not find Technip’s proposal to offer sufficient value to Global Industries’ shareholders, but that the Global Industries board was willing to consider an offer that appropriately reflected the value of Global Industries. Mr. Pilenko responded that in order to increase its offer, Technip would need to conduct preliminary due diligence, including in-depth discussions with Global Industries’ senior management. Mr. Reed and Mr. Pilenko agreed that further discussions should be conducted only after the parties entered into a mutually acceptable confidentiality agreement. Mr. Pilenko further noted that, if Technip were to engage in such preliminary due diligence, it would request a period of exclusivity.

Also on July 11, 2011, Mr. Reed provided a confidentiality agreement drafted by Vinson & Elkins to Mr. Pilenko. Vinson & Elkins, on behalf of Global Industries, also delivered the draft confidentiality agreement to Technip and its outside counsel, Davis Polk & Wardwell LLP, which is referred to herein as Davis Polk.

On July 12, 2011, Mr. Pilenko sent Mr. Reed a letter regarding Technip’s proposed diligence review and reiterating Technip’s request for a period during which Global would negotiate exclusively with Technip. Mr. Pilenko attached a proposed form of exclusivity agreement to the letter. Also on July 12, 2011, Davis Polk provided comments to the confidentiality agreement to Vinson & Elkins, as well as a copy of the draft exclusivity agreement provided to Mr. Reed by Mr. Pilenko. Vinson & Elkins informed Davis Polk that Global Industries was unwilling to entertain an exclusivity arrangement at that point in time. After further negotiations on the confidentiality agreement, the parties executed the confidentiality agreement with a “standstill” provision on July 15, 2011, with an effective date as of July 13, 2011. Beginning on July 15, 2011, Global Industries provided Technip with access to an electronic data room created to assist with Technip’s understanding and investigation of Global Industries.

From July 20, 2011 through July 22, 2011, members of Global Industries’ senior management, including Mr. Reed, Mr. Smith, Mr. Jain, Russell J. Robicheaux, Global Industries’ Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, Trudy P. McConnaughhay, Global Industries’ Vice President and Controller, James G. Osborn, Global Industries Chief Marketing Officer, and David R. Sheil, Global Industries’ Senior Vice President, Human Resources, along with representatives of Simmons and Vinson & Elkins, met with members of management of Technip, and representatives of Ernst & Young LLP, Tudor, Pickering, Holt & Co. LLC (“Tudor Pickering”), and Blackstone Advisory Partners (“Blackstone”), Technip’s financial advisors, Mars & Co, Technip’s strategic consultant, Davis Polk, and Phelps Dunbar LLP,

Technip’s Louisiana counsel, in Houston, Texas to provide responses to diligence questions of Technip and its advisory teams in panels covering, among other things, Global Industries’ operating units and financial results. Mr. Reed and Mr. Pilenko met twice in person during this period to discuss the progress of the due diligence process.

Following the in-person due diligence sessions in Houston and through mid-August 2011, Technip continued to conduct its due diligence review of Global Industries.

On July 25, 2011, the board of directors of Technip held a meeting and discussed, among other things, Technip’s interest in a potential transaction with Global Industries. Technip’s senior management updated the board on the status of and findings arising from the due diligence process and the strategic rationale of the potential transaction and answered the directors’ questions. Following deliberation, the board of directors authorized the submission by Technip of a non-binding proposal to acquire all of the outstanding shares of Global Industries common stock for $7.80 per share in cash.

On August 3, 2011, the Global Industries board of directors held a regularly scheduled board meeting, at which Global Industries’ second quarter operating results were discussed. Mr. Reed updated the board of directors on Technip’s ongoing due diligence. That same day, Global Industries issued a press release announcing its operating results for the three months ended June 30, 2011, including revenue, net loss and loss per diluted share of $202.9 million, $61.1 million and $0.54, respectively, for the six months ended June 30, 2011, as compared to revenue, net loss and loss per diluted share of $228.6 million, $20.0 million and $0.18, respectively, for the six months ended June 30, 2010. Global Industries’ stock price declined to $3.25 by August 10, 2011. From late July through mid-August 2011, Mr. Reed received inquiries from three other offshore construction companies. Two of these inquiries were discussed over lunch meetings and did not lead to an indication of interest or any other developments beyond preliminary discussions. The third inquiry came from the chief executive officer of a company that is a strategic competitor of Global Industries, referred to herein as Company A, regarding a potential business combination. On August 15, 2011, Global Industries formally engaged Simmons in connection with a potential transaction with Technip by entering into an engagement letter that had been presented to Global Industries on August 1, 2011 and was dated as of August 1, 2011.

On August 17, 2011, Mr. Pilenko returned to Houston to meet in-person with Mr. Reed. Mr. Pilenko and Mr. Reed discussed the state of the equity markets and Technip’s view of its preliminary offer of $7.80 per share in light of the downturn in the equity markets and Global Industries’ recently announced operating results. Mr. Pilenko suggested that, in light of market declines, he believed an offer of $7.00 per share reflected a fair valuation of Global Industries. Mr. Reed informed Mr. Pilenko that Global Industries would not be willing to continue discussions if Technip’s offer was below $7.80 per share and that Mr. Pilenko should reconsider Technip’s position if negotiations were to continue. Mr. Pilenko told Mr. Reed he would need to discuss the matter with Technip’s board of directors and would contact Mr. Reed in a few days.

On August 18, 2011, the chief executive officer of Company A informed Mr. Reed that Company A was interested in exploring a combination of Company A and Global Industries pursuant to which Global Industries’ shareholders could receive a combination of cash and common stock of Company A. Mr. Reed informed the chief executive officer of Company A that if Company A was serious about a potential transaction, it needed to provide a concrete indication of interest and demonstrate a commitment to negotiating a transaction in a timely fashion. In light of these developments, the Global Industries board of directors scheduled a special meeting for August 19, 2011.

On the morning of August 19, 2011, Mr. Pilenko sent Mr. Reed a letter concerning Technip’s interest in a potential transaction with Global Industries. The letter noted that, as Mr. Pilenko had discussed with Mr. Reed on August 17, 2011, in light of the changes in the risk and outlook for Global Industries’ business, including those highlighted by Global Industries’ second quarter results, the increase in volatility in the industry, and Technip’s more modest view of synergies, Technip continued to believe that an offer of $7.00 per share reflected a fair valuation of Global Industries. However, the letter noted that Technip was willing to extend its non-binding proposal to acquire all of the outstanding shares of Global Industries common stock at $7.80 per share in cash if Global Industries granted Technip a 30-day period of exclusivity and an agreement by Global

Industries to pay Technip a termination fee of $37.0 million in certain circumstances (assuming execution of a definitive merger agreement). Mr. Pilenko’s letter also noted that Technip’s proposal would remain open until August 21, 2011. Technip’s revised proposal represented a 106% premium to the closing price of Global Industries common stock on August 18, 2011, the last trading day before Technip’s proposal. Mr. Reed and Mr. Pilenko discussed Technip’s proposal. Mr. Pilenko reiterated that Technip’s $7.80 per share proposal was conditioned on Global Industries’ agreement to a period of exclusivity (and reflected value ascribed by Technip for such exclusivity). Mr. Pilenko also indicated that Technip was unwilling to participate in, and would not continue negotiations in the event of, an auction process.

Later the morning of August 19, 2011, the Global Industries board of directors met telephonically. Mr. Reed advised the board of his recent discussions with Mr. Pilenko and the chief executive officer of Company A. Mr. Reed then updated the board on the financial performance of Global Industries and management’s outlook as a stand-alone company. Mr. Reed detailed for the board continuing weak market conditions since the board first considered Technip’s proposed offer of $7.80 per share in early July 2011 and Global Industries’ difficulty in adding additional backlog or obtaining higher margins on its contracts. Simmons provided the board of directors with Simmons’ preliminary analysis of Technip’s proposal and its view of the merits and likelihood of potential alternative transactions, including with Company A. Simmons also shared its view on the outlook for Global Industries on a stand-alone basis. Vinson & Elkins then reviewed the directors’ duties with respect to evaluating Technip’s proposal and request for exclusivity, as well as alternative responses to Technip’s proposal. The Global Industries board of directors did not believe it was necessary to create a special committee to evaluate Technip’s proposal because, among other things, a majority of the board is comprised of independent directors, the board did not expect that Technip would retain senior executive management following the proposed transaction, and the previously executed change in control agreements between Global Industries and Mr. Reed and Mr. Clerico would govern any change-in-control compensation they might receive in a transaction.

After discussion, the board advised Mr. Reed to contact Mr. Pilenko and inform him that the board was considering Technip’s offer but needed time to evaluate the exclusivity provisions of the offer. The board of directors further instructed Mr. Reed to contact the chief executive officer of Company A regarding a potential alternative transaction and to request a specific indication of value and a commitment to negotiating a transaction in a timely manner. The board then requested that Simmons provide background on Company A, including the value of Company A’s common stock. Finally, the board requested that management provide the board with an update of management’s evaluation of Global Industries’ strategic plan going forward and the potential synergies or strategic fit of Global Industries and Company A.

Later on August 19, 2011, following the Global Industries board meeting, Mr. Reed contacted the chief executive officer of Company A to further discuss Company A’s interest in pursuing a potential transaction with Global Industries. At Mr. Reed’s request, representatives from Simmons contacted the chief executive officer of Company A and reiterated that if Company A was serious about a potential transaction with Global Industries, it needed to demonstrate a commitment to negotiating a transaction in a timely fashion. The chief executive officer of Company A told representatives of Simmons that Company A’s board of directors was planning on meeting early the following week, and that Company A would contact Global Industries and Simmons following the board meeting.

On August 22, 2011, Mr. Reed contacted Mr. Pilenko and informed him that Global Industries was unwilling to grant Technip exclusivity at the $7.80 per share offer price or to agree to a termination fee of $37.0 million (assuming execution of a definitive merger agreement). Mr. Pilenko asked Mr. Reed to propose a per-share purchase price at which Global Industries would be willing to grant exclusivity. Mr. Reed explained that he would need to discuss this request with the Global Industries board of directors and get back to Mr. Pilenko.

Mr. Reed then contacted the chief executive officer of Company A, who informed Mr. Reed that the Company A board of directors had met and that, while the Company A board was interested in the potential transaction, Company A would need to undertake a due diligence review of Global Industries before it was prepared to make an indicative offer. This due diligence review was estimated by Company A to require up to two weeks. Mr. Reed explained to the chief executive officer of Company A that an alternative transaction was available at a compelling offer price, and that if Company A was seriously interested in Global Industries, it needed to provide a preliminary indication of interest on a faster timeline.

Also on August 22, 2011, Vinson & Elkins contacted Davis Polk and advised it of certain changes to the form of exclusivity agreement, should Global Industries and Technip reach agreement on a price level at which Global Industries was willing to grant exclusivity. These changes included deletion of an obligation by Global Industries to disclose the names of any third parties who contacted Global Industries about a potential combination transaction and certain exceptions to allow Global Industries to respond to any tender offers made by third parties. Vinson & Elkins also advised Davis Polk that Global Industries would only grant exclusivity on the basis of price and would not negotiate other terms of the merger agreement, such as deal protection and termination fees, except in the context of a definitive agreement.

On August 23, 2011, the Global Industries board of directors met telephonically. Mr. Reed updated the board on his discussions with Mr. Pilenko and with Company A. Management then provided the board with its updated views on future financial performance, which again noted a deterioration in the global economy overall and a challenging environment for adding additional backlog and obtaining higher margins on contracts. Vinson & Elkins then provided the board with its analysis of the exclusivity provisions and an update on Vinson & Elkins’ discussions with Davis Polk on these points. Simmons presented to the board an update of Simmons’ preliminary analyses of Technip’s offer and its view of the feasibility of an alternative transaction with Company A. The board discussed its concern that Technip might withdraw its offer if Global Industries continued to refuse Technip’s request for exclusivity. In addition, the board of directors discussed Technip’s stated refusal to participate in an auction process and the potential distraction and disruption an auction process could present to Global Industries’ employees, customers and suppliers. The board discussed the proposed terms of the exclusivity agreement, including changes negotiated by Vinson & Elkins. Moreover, the board concluded that a 30-day period of exclusivity was reasonable, in light of the exclusivity agreement as a whole. The board also recognized that, while it was not determining to sell the company at that time, if a definitive agreement were reached with Technip during the exclusivity period, third parties, including Company A, would have the opportunity to present superior proposals after the announcement of the transaction with Technip. In particular, the board discussed Company A’s continued unwillingness to provide even a preliminary indication of its valuation of Global Industries despite repeated requests from Global Industries, the board’s belief, based in part on its advice from its financial advisor, that Company A was unlikely to offer a price in excess of Technip’s proposal, and the fact that Company A would have the opportunity to make such a proposal even after a definitive agreement was reached with Technip. After a lengthy discussion, and based on the board’s view of continuing weak market conditions, the board instructed Mr. Reed to seek an increase in the $7.80 per share price but authorized Mr. Reed to enter into an exclusivity arrangement as presented to the board of directors at that price or higher.

Mr. Reed then met with members of senior management and discussed the anticipated response to Mr. Pilenko. Based on the concern of the Global Industries board of directors that Technip might withdraw its offer of $7.80, the fact that the $7.80 offer price represented a premium of over 100% of the then-current trading price of Global Industries common stock, Simmons’ preliminary analysis of the Technip offer, the downturn in the equity markets, the market’s reaction to Global Industries’ second quarter financial results, and the board’s authorization to enter into exclusivity at the $7.80 offer price, Mr. Reed and management determined to request a reasonably higher purchase price increase of approximately five percent, or $8.20.

On August 23, 2011, Mr. Reed proposed in writing a price of $8.20 per share in exchange for exclusivity. Mr. Pilenko advised Mr. Reed that he would consult with Technip’s board of directors and get back to him. Mr. Reed then contacted the chief executive officer of Company A and informed him that Global Industries was prepared to enter into exclusive negotiations with a third party and that if Company A was serious about an alternative transaction, it would need to provide an indication of interest. The chief executive officer of Company A expressly declined to provide any details about Company A’s proposal, including the value it was willing to offer for Global Industries’ stock.

On August 24, 2011, Mr. Pilenko indicated that Technip was unwilling to pursue a transaction with Global Industries at its proposed per share price and that the highest price it was willing to pay was $8.00 per share and only if Global Industries agreed to exclusivity. Mr. Reed and Mr. Pilenko agreed that the companies would enter into a 30-day period of exclusive negotiations on the basis of an $8.00 per share proposal, subject to documentation. Mr. Pilenko sent Mr. Reed a letter which included an offer to pay $8.00 per share if an exclusivity period were granted, and indicated a new termination fee proposal of $30 million. An offer price of $8.00 per share represented a 117% premium to the closing price of Global common stock on August 23, 2011, the last trading day prior to the offer. The parties executed an exclusivity agreement later that afternoon, but no agreement was reached with respect to termination fee terms.

On the afternoon of August 25, 2011, Davis Polk, on behalf of Technip, distributed a draft merger agreement to Vinson & Elkins. Among other things, the merger agreement provided for $8.00 per share consideration and a termination fee of $30.0 million to be payable in certain circumstances. Davis Polk also delivered a draft voting agreement to Vinson & Elkins, to be signed by William J. Doré, Global Industries’ founder and owner of approximately 10% of Global Industries’ outstanding common stock.

From August 29, 2011 through September 2, 2011, representatives of Technip and Global Industries met in Houston, Texas to conduct and discuss additional due diligence.

On August 30, 2011, Vinson & Elkins sent a revised draft merger agreement to Davis Polk. The requested changes included a two-tier termination fee whereby if Global Industries terminated the transaction in favor of a superior proposal within 45 days of the announcement of the merger agreement, the termination fee would be $23.0 million, while if such termination occurred after such 45-day period, the termination fee would be $37.0 million. Other requested changes included (i) reducing Technip’s time period to match superior proposals to two (as opposed to five) business days and eliminating such matching rights if the superior proposal represented consideration in excess of 110% of the consideration to be paid under the merger agreement, (ii) allowing the Global Industries board of directors to change its recommendation for reasons other than a superior proposal, (iii) reducing the number of circumstances under which a termination fee was payable by Global Industries, (iv) providing that if Global Industries paid a termination fee, that payment would be Technip’s exclusive remedy and (v) an agreement by the parties that Global Industries could seek damages in the event of a breach by Technip that would be measured based on the difference of the Global Industries stock price relative to the $8.00 per share price. The Vinson & Elkins revised draft merger agreement also reserved discussion on the voting agreement request, the scope of the government approvals covenant, the treatment of Global Industries’ employees and the conditioning of Technip’s obligations to close on receipt of CFIUS approval and the consent of the U.S. Maritime Administration to the change of control under Global Industries’ Title XI Bonds.

Separately on August 30, 2011, Mr. Sheil met with Steve Allen, Technip’s Senior Vice President — Human Resources, to discuss generally the treatment of Global Industries’ existing employees and retention arrangements for key employees. Technip indicated that it intended to retain the majority of Global Industries’ employees following the transaction. Mr. Sheil and Mr. Allen discussed Technip’s willingness to maintain base salaries, opportunities to receive bonuses, and standard severance policies for Global Industries employees who continued with Global Industries following the transaction at substantially the same levels as prior to the transaction. There were no discussions regarding the retention of members of Global Industries’ senior executive management team.

On August 31, 2011, Vinson & Elkins and Davis Polk discussed a number of the issues raised in Vinson & Elkins’ revised draft of the merger agreement, including Technip’s desire to have Mr. Doré enter into a voting agreement.

On September 1, 2011, the Global Industries board of directors met in Houston, Texas, with certain members of the board participating telephonically. Also in attendance were members of management and representatives of Simmons and Vinson & Elkins. Mr. Reed updated the board on Technip’s ongoing due diligence and the historical performance of and outlook for Global Industries. Vinson & Elkins then discussed with the board its duties in considering the proposed transaction with Technip as well as a detailed summary of the key terms and provisions of the proposed merger agreement. Simmons then presented to the board its updated analysis of the transaction. Simmons also presented the board information regarding a number of potential alternative buyers, including Company A, and their likely strategic interest and ability to consummate a transaction, particularly at an offer price near the price offered by Technip. Simmons considered certain other potential strategic acquirors based on financial capability and strategic focus to pursue a transaction with Global Industries and presented this analysis to the board. The board, along with its advisors, discussed at length, among other things, (1) the prospects for Global Industries as a going concern both in the near term and long term, and the challenges to achieve those potential results given underutilization of Global Industries’ fleet and low margins, (2) the financial analysis prepared and presented by Simmons, (3) the lack of any other offers for Global Industries, including the fact that none of the three inbound inquiries following the announcement of Global Industries’ second-quarter results led to a proposal to acquire Global Industries, (4) Simmons’ analysis of other potential bidders and the potential synergies with certain potential bidders, (5) the likelihood that other potential bidders would be able to offer a price that exceeded Technip’s, (6) the terms and conditions in the proposed merger agreement, and (7) the fact that potential bidders were free to submit potential superior proposals to acquire Global Industries’ following the announcement of a merger agreement with Technip, and that the Global board of directors retained the right to terminate the merger agreement in favor of a superior proposal. Mr. Sheil then reported that Technip indicated that it intended to retain the majority of Global Industries’ employees following the transaction. He explained that base salaries, opportunities to receive bonuses, and standard severance policies for Global Industries employees who continued with Global Industries following the transaction would remain at substantially the same levels as prior to the transaction. He then reported that Global Industries had identified approximately 43 key managers and that Global Industries intended to put in place change-in-control agreements for these managers. Mr. Sheil then briefly described the terms of the proposed change-in-control agreements for these key managers. The board then engaged in a discussion about Technip’s request that Mr. Doré sign a voting agreement. The board determined that Mr. Reed and Vinson & Elkins should convey to Technip and Davis Polk that the board was unwilling to condition the potential transaction on Mr. Doré entering into a voting agreement. Further, the board determined that Mr. Reed, Ambassador Edward P. Djerejian, a member of the Global Industries board of directors, and a representative from Vinson & Elkins would discuss the transaction confidentially with Mr. Doré prior to announcement.

On September 2, 2011, Davis Polk delivered to Vinson & Elkins a revised merger agreement. The requested changes included changing the bifurcated termination fee from $23.0 million/$37.0 million to $28.0 million/$35.0 million. In addition, Technip continued to request a five business day matching right period and rejected the elimination of matching rights in the event of a superior proposal in excess of 110% of the merger consideration. That evening, Mr. Reed reiterated to Mr. Pilenko that while members of the board of directors of Global Industries intended to discuss the transaction with Mr. Doré confidentially prior to announcement, the board was unwilling to condition the transaction on Mr. Doré signing a voting agreement. Mr. Pilenko agreed to withdraw this request.

On September 3, 2011, Vinson & Elkins and Davis Polk discussed certain outstanding points on the merger agreement, including the commitments Technip would undertake to obtain regulatory approval, conditioning the transaction on approval by CFIUS, the standard by which a breach by Global Industries of the non-solicitation covenant could lead to a termination right and the obligation to pay a termination fee. The parties also agreed that the time period for Technip’s ability to match a superior proposal would be five business days initially, but would be two business days for revisions to a superior proposal from the same third party. Vinson & Elkins also proposed that the bifurcated termination fee be $25.0 million for terminations due to a superior proposal within 45 days of signing and $35.0 million for all other terminations.

On September 4, 2011, Davis Polk delivered to Vinson & Elkins a revised merger agreement, which continued to provide that Technip was not obligated to take any remedial action to obtain regulatory approval and which reserved comment on Technip’s covenant concerning Global Industries’ employees. Moreover, Technip proposed eliminating the bifurcated termination fee and reverting to a $30.0 million termination fee in all instances where a termination fee was owed.

On September 5 and 6, 2011, Global Industries and Technip continued to discuss diligence matters on certain tax-related items as well as the effect of a possible transaction on Global Industries’ 2011 incentive compensation arrangements. In addition, Global Industries’ management discussed with Technip its desire to put in place change-in-control agreements with certain key employees after the entry into the merger agreement in order to ensure operational continuity prior to the consummation of any potential transaction. There were no discussions regarding the retention of members of Global Industries’ senior executive management team.

At the direction of the board, on September 7, 2011, Mr. Reed, Ambassador Djerejian and a representative from Vinson & Elkins met with Mr. Doré at the office of Ambassador Djerejian and, under an oral agreement of confidentiality, summarized the transaction terms to Mr. Doré. Mr. Doré indicated that he appreciated the consultation.

On September 8, 2011, Vinson & Elkins delivered to Davis Polk a revised merger agreement that, among other things, required Technip to take certain remedial actions in order to obtain regulatory approval so long as it did not result in a burdensome condition on Technip and continued to request a bifurcated termination fee of $25.0 million/$35.0 million. The parties ultimately agreed that Technip would agree to remedial actions that did not result in a burdensome condition and that the termination fee would be a flat $30.0 million.

On September 8, 2011, Technip’s board of directors met in Paris, France, with certain members of the board participating telephonically. Also in attendance by telephone or in person were members of management and representatives of Blackstone, Tudor Pickering and Davis Polk. Mr. Pilenko updated the board on the findings of Technip’s due diligence investigation of Global Industries, and the valuation exercise undertaken. John Harrison, Technip’s General Counsel, presented a detailed summary of the key terms and provisions of the proposed merger agreement. The board then engaged in discussion of the transaction and asked questions of management and the advisors. Following this discussion, the board approved Technip’s entry into the transaction with Global Industries and authorized Technip’s officers to finalize and execute the merger agreement as described.

On September 10, 2011, the Global Industries board of directors held a specially scheduled board meeting attended by all members of the board, as well as members of management and representatives of Simmons and Vinson & Elkins. At the meeting, Mr. Reed updated the board on the principal financial and other terms of the transaction and discussed the history of the negotiations commencing with the initial written proposal on June 6, 2011. He also discussed his view of the principal benefits to Global Industries and its shareholders of the combination. Vinson & Elkins then reviewed with the Global Industries board of directors its fiduciary duties and discussed with the board the terms and conditions of the draft merger agreement, including provisions that permitted Global Industries to terminate the merger agreement with Technip in favor of a superior proposal from a third party. A discussion then ensued in which the directors inquired about various aspects of the draft merger agreement. Simmons presented its financial analyses of the proposed merger, including the merger consideration, and summarized the content of its written opinion to the effect that, based upon and subject to the various assumptions and limitations set forth therein, as of September 10, 2011, the $8.00 in cash to be received by the Global Industries shareholders pursuant to the terms of the merger agreement was fair, from a financial point of view, to such shareholders. Global Industries’ board considered many of the same factors it had considered in its September 1, 2011 board meeting. The board again reviewed Global Industries’ internal business projections and its assessment that the likelihood of a market recovery was low given continuing under -utilization of Global Industries’ fleet and that Global Industries’ share price had underperformed relative to its peers’ share prices. The board also considered the fact that the $8.00 per share proposed price under the merger agreement was higher than research analysts’ price targets for Global Industries shares, which were based on EBITDA projections that were higher than Global Industries’ internal projections. Later that day Simmons electronically delivered its written opinion dated September 10, 2011 to the board of directors of Global Industries. See “The Merger — Financial Advisor’s Opinion Regarding the Merger Consideration.” Following further review and discussion among the members of the Global Industries board of directors, the board determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Global Industries’ shareholders, and the Global Industries directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement.

Following the conclusion of the special meeting of the Global Industries board of directors, the merger agreement and related documentation were finalized. Later that day, Technip agreed to certain requests by

Global Industries with respect to the payment of 2011 incentive compensation at target levels if the transaction did not close prior to December 31, 2011, as well as a request to put in place change-in-control agreements with certain key employees after the entry into the merger agreement in order to ensure operational continuity prior to the consummation of any potential transaction. There were no discussions regarding the retention of members of Global Industries’ senior executive management team.

On September 11, 2011, Technip and Global Industries executed the merger agreement.

Prior to the commencement of trading on the Paris Stock Exchange on September 12, 2011, each of Global Industries and Technip announced the transaction. Various communications and the merger agreement were filed with the SEC on September 12, 2011 and thereafter.

Reasons for the Merger

At the meeting of our board of directors on September 10, 2011, our board of directors approved the merger with Technip and recommended it to our shareholders. See “The Merger — Background of the Merger,” and “The Merger — Global Industries Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our board of directors considered, among other things:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	our financial and strategic plan and the initiatives and the potential execution risks associated with such plan, and in connection with these considerations, the attendant risk that, if we did not enter into the merger agreement, the price that might be received by Global Industries’ shareholders selling our common stock in the open market, both from a short-term and long-term perspective, could be less, in present value terms, than the merger consideration, especially in light of recent economic trends in the stock market and the currently challenging business environment;

•	its belief, based on its knowledge of the matters enumerated above, that the certainty of the merger consideration of $8.00 per share outweighed the substantial risk that our shares might not trade at prices substantially above $8.00 per share for some substantial period;

•	the fact that the merger consideration to be received by our shareholders represented a premium of approximately 55% over the closing stock price of our shares as reported on the Nasdaq Global Select Market on September 9, 2011 (which was the last full trading day prior to our board of directors’ approval of the merger agreement with Technip) and a 92% premium over the average closing stock price of our shares as reported on the Nasdaq Global Select Market for the 30 trading days ending on September 9, 2011;

•	its belief, based on advice of Simmons and an assessment of the ability and willingness of other potential buyers to acquire Global Industries, that the premium offered by Technip was greater than any purchase price reasonably available through a public auction, and that the board’s retention of a right to terminate the merger agreement in favor of a superior proposal would permit a superior proposal, if any, to emerge and be considered by the board;

•	the opinion of Simmons, dated September 10, 2011, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Global Industries’ common stock, as more fully described below in the section entitled “The Merger — Financial Advisor’s Opinion Regarding the Merger Consideration,” as well as the presentation Simmons made to our board of directors on that date regarding the analyses performed in connection with its fairness opinion;

•	historical and current information concerning our business, financial performance and condition, operations, management and competitive position, and current industry, economic and market conditions;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the experience, reputation and financial capabilities of Technip and thus the probability that the transaction would close;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, which were negotiated on an arms-length basis and with the advice of legal and financial advisors;

•	the likelihood that the merger will be consummated in light of the nature of the conditions to Technip’s obligation to complete the merger;

•	the absence of any financing condition to Technip’s obligation to consummate the merger;

•	the fact that dissenters’ rights would be available to Global Industries’ shareholders (for more information, see the section entitled “The Merger — Dissenters’ Rights”); and

•	the fact that the merger agreement permits our board of directors to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with bona fide written acquisition proposals that such third parties might wish to submit to Global Industries and to change its recommendation in favor of the merger following receipt of a superior proposal to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement — Solicitation of Transactions” and subject to the payment of the termination fee (approximately 3.2% of our fully diluted equity value).

In the course of its deliberations, our board of directors also considered, among other things, the following potentially negative factors regarding the merger:

•	the facts that the price of our shares may have been depressed prior to the announcement of the merger due to cyclical factors in our markets and our shareholders would not benefit from any potential future increase in our value beyond $8.00 per share;

•	the fact that gains from the sale of shares in the merger would be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions that the merger agreement would impose on our ability to operate our business until the merger was completed or until the merger agreement was terminated;

•	the possibility of a disruption to our operations and personnel following the announcement of the execution of the merger agreement and the resulting potentially adverse effect on Global Industries if the merger were not to close;

•	the customary restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to Technip the termination fee (approximately 3.2% of our fully diluted equity value) and the possibility that the termination fee could discourage others from submitting a competing proposal to acquire Global Industries or reduce the price in an alternative transaction; and

•	the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as shareholders generally, as described in “The Merger — Interests of Global Industries’ Executive Officers and Directors in the Merger.”

Our board of directors concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our shareholders to monetize their Global Industries investment for $8.00 per share in cash if the merger conditions were satisfied, which our board of directors believed would maximize the value of shareholders’ shares and eliminate the risk that inherent uncertainty affecting our future prospects could result in a diminution in the market value of their shares. Accordingly, our board of directors concluded that the merger was in the best interests of our shareholders.

The preceding discussion of the factors considered by our board of directors is not, and is not intended to be, exhaustive, but does set forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) was favorable or unfavorable to its ultimate determination. Rather, our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Global Industries Board of Directors’ Recommendation

Our board of directors has unanimously approved resolutions (i) determining that the merger agreement and the transactions contemplated thereby are in the best interests of Global Industries’ shareholders, (ii) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, (iii) approving, adopting and declaring advisable the adoption of the amended and restated articles of incorporation, and (iv) recommending approval and adoption of the merger agreement and the amended and restated articles of incorporation by our shareholders. Accordingly, our board of directors unanimously recommends that all of our shareholders vote FOR the approval and adoption of the merger agreement and FOR the approval and adoption of the amended and restated articles of incorporation. Additionally, our board of directors unanimously recommends that all of our shareholders vote FOR the proposal regarding certain merger-related executive compensation arrangements.

The merger and the adoption of the amended and restated articles of incorporation are each conditional upon the other. Neither the merger nor the amendment of the articles of incorporation will take place unless the other is also approved by our shareholders.

Financial Advisor’s Opinion Regarding the Merger Consideration

Simmons acted as financial advisor to the board of directors of Global Industries in connection with the merger. Simmons is an internationally recognized investment banking firm that specializes in the energy industry and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. Simmons was selected to act as financial advisor to the board of directors of Global Industries in connection with the merger on the basis of Simmons’ experience in similar transactions, its reputation in the investment community and its familiarity with Global Industries and its business.

On September 10, 2011, Simmons delivered to the board of directors of Global Industries the written opinion of Simmons to the effect that, based on and subject to various assumptions and limitations described in its opinion, as of September 10, 2011, the $8.00 in cash to be received by the shareholders of Global Industries pursuant to the terms of the merger agreement is fair, from a financial point of view, to such shareholders.

For the complete terms of Simmons’ opinion, holders of Global Industries common stock are referred to the full text of Simmons’ written opinion to the board of directors of Global Industries, which describes, among other things, certain assumptions made, procedures followed, factors considered and limitations on the review undertaken. The full text of Simmons’ written opinion is attached as Annex C hereto and is incorporated by reference herein in its entirety. Simmons delivered its opinion to the board of directors of Global Industries for the benefit and use of the board of directors of Global Industries in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Simmons’ opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Global Industries or Global Industries’ underlying business decision to effect the merger. Simmons’ opinion did not address any other aspect of the merger and does not constitute a recommendation to any shareholder of Global

Industries as to how to vote or act in connection with the proposed merger. Holders of Global Industries common stock are urged to read Simmons’ opinion in its entirety.

In connection with rendering its opinion, Simmons, among other things:

•	reviewed and analyzed a draft merger agreement dated as of September 9, 2011;

•	reviewed and analyzed the financial statements and other information concerning Global Industries, including Global Industries’ (a) Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2010; (b) Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011; (c) Current Reports on Form 8-K filed on August 4, 2011, May 23, 2011, May 5, 2011, March 17, 2011, February 28, 2011, February 25, 2011 and February 24, 2011; and (d) Proxy Statement on Schedule 14A filed on April 5, 2011;

•	reviewed and analyzed certain other internal information, primarily financial in nature, relating to Global Industries, which was provided to Simmons by the management of Global Industries, including internal financial forecasts and other estimates of the future operating and financial performance of Global Industries, in each case developed by the management of Global Industries;

•	reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, the common stock of Global Industries;

•	reviewed and analyzed certain publicly available information with respect to certain other companies that Simmons believed to be comparable to Global Industries and the trading markets for certain of such companies’ securities;

•	reviewed and analyzed certain publicly available information concerning the estimates of the future operating and financial performance of Global Industries and the comparable companies prepared by industry experts unaffiliated with Global Industries;

•	reviewed and analyzed certain publicly available information concerning the markets in which Global Industries operates prepared by industry experts unaffiliated with Global Industries;

•	reviewed and analyzed certain publicly available information concerning the nature and terms of certain other transactions considered relevant to Simmons’ analysis;

•	reviewed and analyzed such other analyses and examinations as Simmons deemed necessary and appropriate;

•	met with certain officers and employees of Global Industries to discuss the foregoing, as well as other matters believed relevant to Simmons’ analysis; and

•	considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which Simmons deemed relevant.

In arriving at its opinion, Simmons did not independently verify any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts, Simmons assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Global Industries’ management as to the future financial performance of Global Industries. Simmons assumed that the final/execution version of the merger agreement was substantially the same as the latest draft of such document that Simmons reviewed and that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions. Simmons assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the receipt of the merger consideration by the shareholders of Global Industries. Simmons is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of Global Industries and its legal, tax and regulatory advisors with respect to such matters. Simmons did not perform any tax analysis, nor was Simmons furnished with any such analysis. In addition, Simmons did not make an independent evaluation or appraisal of the assets of Global Industries. While Simmons was asked to analyze certain third parties as potential transaction parties, Simmons was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Global Industries.

In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Global Industries; (ii) the business prospects of Global Industries; (iii) the historical and current market for the common stock of Global Industries and for the equity securities of certain other companies believed to be comparable to Global Industries; (iv) the value of the discounted cash flows of Global Industries under several scenarios and related sensitivities; and (v) the nature and terms of certain other acquisition transactions that Simmons believed to be relevant. Simmons also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities valuation generally. Simmons’ opinion necessarily was based upon conditions as they existed and could be evaluated on, and on the information made available at, September 10, 2011. Events occurring after such date may affect Simmons’ opinion and the assumptions used in preparing it, and Simmons does not assume any obligation to update, revise or reaffirm its opinion.

Simmons’ opinion is only for the information and assistance of the board of directors of Global Industries in connection with its consideration of the merger. Simmons’ opinion did not address Global Industries’ underlying business decision to pursue the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for Global Industries. Simmons’ opinion did not address the fairness of the amount or nature of the compensation to any of Global Industries’ officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of Global Industries. Simmons’ opinion did not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger.

The following represents a brief summary of the material financial analyses presented by Simmons to the board of directors of Global Industries in connection with its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Simmons. The order of analyses described does not represent relative importance or weight given to those analyses by Simmons. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Simmons’ financial analyses. Considering the summary data and tables alone without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Simmons. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 10, 2011 and is not necessarily indicative of current market conditions.

Financial Analysis.  Simmons reviewed Global Industries’ historical and projected financial performance, including Global Industries’ historical and projected free cash flow results, historical balance sheets, historical backlog, historical vessel utilization, and historical and projected income statement data, including revenue, EBITDA, EBIT, net income and diluted earnings per share, among other items.

Transaction Premium Analysis.  Simmons also analyzed the merger consideration to be received by the shareholders of Global Industries common stock as set forth in the merger agreement based on the historical market prices of Global Industries common stock. The following table presents the results of this analysis:

	Stock Price of	Implied Premium/
	Global Industries	(Discount) At Offer
Date/Time Period (through September 9, 2011)	Common Stock	($8.00)

As of September 9, 2011	$5.15	55.3%
10-trading day average	4.65	72.0%
30-trading day average	4.17	92.1%
60-trading day average	4.76	67.9%
90-trading day average	5.21	53.6%
One week prior	4.57	75.1%
Two weeks prior	3.95	102.5%
Three weeks prior	3.50	128.6%
Four weeks prior	3.50	128.6%
Year-to-date 2011 average	6.77	18.1%
52-week average	6.55	22.1%
52-week high	10.11	(20.9)%
52-week low	3.25	146.2%

Simmons also analyzed certain information relating to the following 39 selected public energy service transactions since 2005:

Date Announced	Acquiror	Target

August 2011*	Transocean Ltd.	Aker Drilling ASA
July 2011*	National Oilwell Varco, Inc.	Ameron International Corporation
April 2011	Chesapeake Energy Corp.	Bronco Drilling Company, Inc.
April 2011	Clean Harbors, Inc.	Peak Energy Services Ltd.
April 2011	Western Energy Services Corp.	Stoneham Drilling Trust
February 2011	ENSCO plc	Pride International, Inc.
January 2011	Robbins & Myers, Inc.	T-3 Energy Services, Inc.
August 2010	Seawell Limited	Allis-Chalmers Energy Inc.
August 2010	Nabors Industries Ltd.	Superior Well Services, Inc.
July 2010	Rowan Companies, Inc.	Skeie Drilling & Production ASA
June 2010	Wellspring Capital Management LLC	OMNI Energy Services Corp.
April 2010	Seadrill Limited	Scorpion Offshore Limited
April 2010	Halliburton Company	Boots & Coots Inc.
February 2010	Schlumberger Ltd.	Smith International, Inc.
December 2009	Superior Energy Services, Inc.	Hallin Marine Subsea International Ltd.
August 2009	Baker Hughes Incorporated	BJ Services Company
June 2009	Cameron International Corporation	NATCO Group, Inc.
March 2009	Emerson Electric Co.	Roxar ASA
November 2008	Compagnie Generale de Geophysique - Veritas	Wavefield Inseis ASA
July 2008	China Oilfield Services Ltd.	Awilco Offshore ASA
June 2008	Smith International, Inc.	W-H Energy Services, Inc.
April 2008	First Reserve Corporation and others	Saxon Energy Services Inc.
February 2008	First Reserve Corporation	CHC Helicopter Corporation
December 2007	First Reserve Corporation	Abbot Group plc
December 2007	National Oilwell Varco, Inc.	Grant Prideco, Inc.
September 2007	General Electric Company	Sondex plc
June 2007	GS Capital Partners LP and others	CCS Income Trust
June 2007	Cal Dive International, Inc.	Horizon Offshore, Inc.
May 2007	Ssab Svenskt Stal AB	IPSCO Inc.
March 2007	Hercules Offshore, Inc.	TODCO
February 2007	Tenaris S.A.	Hydril Company
October 2006	National Oilwell Varco, Inc.	NQL Energy Services Inc.
September 2006	Superior Energy Services, Inc.	Warrior Energy Services Corporation
September 2006	IPSCO Inc.	NS Group, Inc.
September 2006	Compagnie Generale de Geophysique	Veritas DGC Inc.
June 2006	Tenaris S.A.	Maverick Tube Corporation
February 2006	Mullen Group Income Fund	Producers Oilfield Services Inc.
December 2005	Seadrill Limited	Smedvig ASA
March 2005	SEACOR Holdings Inc.	Seabulk International, Inc.

*	Transaction announced but not yet closed.

For each of the selected transactions and for the transaction contemplated by the merger agreement, Simmons calculated and compared the type of consideration, transaction value and the premium or discount to the one-day and 30-trading day average closing market prices. The proposed transaction premiums are based on closing prices as of September 9, 2011. While none of the companies included in the preceding transaction premium analysis are directly comparable to Global Industries, Simmons selected these companies for comparison because they have operations that, for the purposes of analysis, may be considered similar to certain of Global Industries’ results, market size and service profile. The following table summarizes this analysis:

			Proposed
Transactions Involving All Forms of Consideration	Range	Median	Transaction

Premium/(Discount) to one-day closing market price	(0.8)%-98.5%	27.7%	55.3%
Premium to 30-trading day average closing market price	6.3%-90.7%	26.5%	92.1%

The premiums and discounts presented above were obtained from Bloomberg and Securities Data Corporation. Bloomberg and Securities Data Corporation data is available to the public at a subscription cost.

Simmons also analyzed one-day and four-week prior premiums and discounts paid in U.S. public mergers and acquisitions transactions greater than $200 million since January 1, 2000, excluding mergers of equals and any stock-funded transactions, using data obtained from Securities Data Corporation. For each of the transactions and for the transaction contemplated by the merger agreement, Simmons analyzed the transaction value and the premium or discount to the one-day and four-week prior closing market prices. The proposed transaction premiums are based on closing prices as of September 9, 2011. The following table presents the results of this analysis:

One-day Premiums		Four-week Prior Premiums(1)
Range of Percent Premium	Number of Transactions	Range of Percent Premium	Number of Transactions

< (10)%	8	< (10)%	11
(10)% to 0%	28	(10)% to 0%	28
0% to 10%	103	0% to 10%	58
10% to 20%	142	10% to 20%	126
20% to 30%	140	20% to 30%	130
30% to 40%	114	30% to 40%	129
40% to 50%	64	40% to 50%	93
50% to 60%	38	50% to 60%	43
60% to 70%	18	60% to 70%	27
70% to 80%	13	70% to 80%	19
80% to 90%	6	80% to 90%	5
> 90%	20	> 90%	25
Proposed Transaction

55.3%		128.6%

(1)	Calculated using the share price at closing exactly four weeks prior to deal announcement.

Selected Companies Analysis.  Simmons reviewed and compared certain financial information of Global Industries to corresponding financial information, ratios and market multiples for the following publicly traded companies in the offshore construction services industry:

•	Aker Solutions ASA;

•	Cal Dive International, Inc.;

•	Clough Limited;

•	Gulf Island Fabrication, Inc.;

•	Helix Energy Solutions Group Inc.;

•	McDermott International, Inc.;

•	Oceaneering International, Inc.;

•	Saipem SpA;

•	Subsea 7 SA;

•	TETRA Technologies, Inc.; and

•	Technip.

Simmons selected these companies on the basis of their comparable business characteristics to Global Industries. Although none of the selected companies is directly comparable to Global Industries, the selected companies are publicly traded companies with business and market characteristics that, for purposes of analysis, may be considered similar to certain business and market characteristics of Global Industries. Each of the selected companies has one or more of the following in common with Global Industries: industry demand drivers, customers, locations and service lines.

Simmons calculated and compared various financial multiples and ratios of the selected companies, and for Global Industries, based on SEC and/or international securities law filings by the respective companies and the mean of estimates of securities research analysts obtained from Bloomberg, using closing prices on September 9, 2011. Simmons calculated the enterprise value, referred to herein as the “Enterprise Value,” of each company as the market value of its common equity, plus the book values of its debt and preferred stock (where applicable), plus minority interests held by other companies, minus investments in unconsolidated affiliates and cash and cash equivalents, including short-term and long-term marketable securities and restricted cash. Simmons calculated Enterprise Value to EBITDA multiples of each company by dividing such company’s Enterprise Value by such company’s EBITDA. Simmons used publicly available company SEC and international securities law filings for historical EBITDA data. For projected EBITDA data for the selected companies and Global Industries, Simmons used the mean of estimates of securities research analysts obtained by Bloomberg (referred to as “consensus” estimates). Bloomberg data is available to the public at a subscription cost. The results of these analyses are summarized as follows:

	Aker	Cal Dive		Gulf Island	Helix Energy					TETRA
	Solutions	International	Clough	Fabrication	Solutions	McDermott	Oceaneering	Saipem	Subsea 7	Technologies	Technip

Ratio of Enterprise Value to:

2011 Projected EBITDA	5.3x	8.2x	7.5x	9.0x	4.1x	5.6x	9.0x	7.5x	7.6x	3.9x	7.1x

2012 Projected EBITDA	4.9x	3.0x	7.1x	3.6x	3.8x	4.5x	7.4x	6.6x	6.3x	3.8x	6.0x

2013 Projected EBITDA	4.1x	n/a	7.1x	n/a	n/a	3.8x	6.5x	6.1x	5.3x	n/a	5.3x

Global Industries
at September 9,
Selected Companies	Range(1)	Median(1)	2011 (Consensus)

Ratio of Enterprise Value to:
2011 Projected EBITDA	3.9x-9.0x	7.5x	Nmf(2)
2012 Projected EBITDA	3.0x-7.4x	4.9x	5.4x
2013 Projected EBITDA	3.8x-7.1x	5.3x	n/a

(1)	Excluding Global Industries.

(2)	No meaningful figure is available because Global Industries’ 2011 Projected EBITDA is less than zero.

Simmons then applied a selected range of comparable multiples (based on the preceding analyses) to both Global Industries’ consensus estimates for projected 2011 and 2012 EBITDA and certain projection scenarios provided by Global Industries’ management described herein as Case I and Case III for projected 2011, 2012 and 2013 EBITDA to generate implied share prices. The range of implied share prices was $1.62 to $7.97 (excluding one outlier result approximating zero) with mean and median implied share prices of $4.28 and

$5.00, respectively. For a discussion of the assumptions underlying Case I and Case III, see “The Merger — Projected Financial Information.” The results of these analyses are summarized as follows:

	Range Of Comparable	Implied Price Per
	Multiples	Share

Consensus 2011 Projected EBITDA	6.5x-7.5x	Nmf - Nmf(1)
Consensus 2012 Projected EBITDA	5.5x-6.5x	$5.20-$6.25
Case I/Case II 2011 Projected EBITDA	6.5x-7.5x	Nmf-Nmf(1)
Case I/Case II 2012 Projected EBITDA	5.5x-6.5x	Nmf-$0.10(1)
Case I/Case II 2013 Projected EBITDA	4.5x-5.5x	$4.00-$5.00
Case III 2011 Projected EBITDA	6.5x-7.5x	Nmf-Nmf(1)
Case III 2012 Projected EBITDA	5.5x-6.5x	$1.62-$2.01
Case III 2013 Projected EBITDA	4.5x-5.5x	$6.42-$7.97

(1)	No meaningful figure is available because Global Industries’ Implied Price Per Share is less than zero.

Relative Trading Analysis.  Simmons also analyzed historical relative trading performance of Global Industries common stock compared to the performance of the stock prices of certain comparable publicly traded companies in the offshore construction services segment over various periods. The comparable group of certain publicly traded companies consisted of Technip, Subsea 7 SA, Oceaneering International, Inc., Saipem SpA, McDermott International, Inc. and Cal Dive International, Inc. The six selected comparable publicly traded companies operate offshore construction vessels and have business lines similar to those of Global Industries, whereas the other publicly traded companies identified above in the subsection entitled “Selected Companies Analysis” have additional business lines that represent material portions of their financial results and are different than those of Global Industries and/or do not operate or have limited offshore construction vessels, negatively influencing the comparability to Global Industries. The following table summarizes this analysis based on prices as of September 9, 2011:

	Range(1)	Global Industries

Since January 1, 2006	(81.5)%-221.7%	(54.6)%
Since January 1, 2008	(81.8)%-18.9%	(76.0)%
Since January 1, 2010	(68.1)%-38.3%	(27.8)%
Since January 1, 2011	(58.3)%-7.9%	(26.2)%
Since July 11, 2011	(59.2)%-(5.6)%	(1.3)%

(1)	Excluding Global Industries.

Simmons also reviewed recent relative trading performance of Global Industries common stock compared to the median performance of certain comparable publicly traded companies in the offshore construction services segment from August 10, 2011. The group consisted of Technip, Subsea 7 SA, Oceaneering International, Inc., Saipem SpA, McDermott International, Inc. and Cal Dive International, Inc. From August 10, 2011 through September 9, 2011, the cumulative daily percentage change in Global Industries’ share price was 45.2% versus a 4.8% increase for the cumulative peer group median daily share price change.

Implied Price Analysis Based on Comparable Company Trading Performance.  Simmons analyzed the merger consideration compared to potential implied stock prices of Global Industries had the common stock of Global Industries traded similarly to those of certain comparable publicly traded companies in the offshore construction services segment from May 1, 2011 to September 9, 2011. The comparable group consisted of Technip, Subsea 7 SA, Oceaneering International, Inc., Saipem SpA, McDermott International, Inc. and Cal Dive International, Inc. Simmons selected these six comparable publicly traded companies based on its belief that, of the companies included in the “Selected Companies Analysis” above, they shared the greater similarities with Global Industries’ business. This analysis resulted in implied Global Industries share prices ranging from $2.51 to $6.66, with a mean of $4.99 and implied premiums ranging from 20.1% to 218.6%, with a premium of 60.3% relative to the $4.99 mean stock price.

Simmons also analyzed the merger consideration compared to potential implied stock prices of Global Industries had common stock of Global Industries traded similarly to an index of certain comparable publicly traded companies in the offshore construction services segment since various dates. The peer index consisted of Technip, Subsea 7 SA, Oceaneering International, Inc., Saipem SpA, McDermott International, Inc. and Cal Dive International, Inc. The following table summarizes the implied premium/discount analysis based on the dates set forth below:

		Implied Global
		Industries Share	Implied Premium/
		Price as of	(Discount) at Offer
Start Date	Description	September 9, 2011	($8.00)

September 16, 2009	2-year high	$10.86	(26.3)%
August 10, 2011	2-year low	2.82	183.3%
August 3, 2011	Earnings release for the six months ended June 30, 2011	3.25	145.9%
July 1, 2011	Last trading day before Technip’s initial offer	3.56	125.0%
May 4, 2011	Earnings release for the three months ended March 31, 2011	5.54	44.4%
January 3, 2011	First trading day in 2011	4.74	68.9%
January 4, 2010	First trading day in 2010	7.20	11.2%
January 2, 2009	First trading day in 2009	7.81	2.4%
January 2, 2008	First trading day in 2008	14.68	(45.5)%

Discounted Cash Flow Analysis.  Simmons performed a discounted cash flow analysis on Global Industries for the projected five-year period beginning on July 1, 2011 and ending on June 30, 2016. Simmons utilized two projection scenarios provided by Global Industries’ management (Case I and Case III) to develop three discounted cash flow cases. As further described below, Case II was developed by Simmons and was based on Case I. Simmons developed Case II in order to make calculations of Global Industries’ value based on Case I projected financial performance, but without a market downturn after 2014 as projected in Case I. Each case utilized projections provided by Global Industries’ management for the projected six months ended December 31, 2011. Each of Case I, Case II and Case III reflect the following assumptions: (i) the valuation of Global Industries as of June 30, 2011; (ii) Global Industries’ financial performance for the six months ended December 31, 2011 is evenly allocated between the two quarters; (iii) Global Industries’ corporate tax rate is 35%; (iv) discount rates of 10%, 12.5% and 15%; (v) exit date as of June 30, 2016; (vi) terminal value calculated utilizing a multiple of 2016 projected EBITDA; (vii) terminal EBITDA multiples of 6.0x, 7.0x and 8.0x, based on peer forward EBITDA multiples; and (viii) working capital, capital expenditures and other items per projections provided by Global Industries’ management. Case I, Case II and Case III results do not reflect any transaction adjustments or forecasted synergies.

In addition,

Case I reflects the following:

•	Global Industries’ Vessel 1201 (“Global 1201”) achieves 36.6% utilization in 2012; Global Industries’ Vessel 1200 (“Global 1200”) achieves 76.7% utilization in 2012;

•	Maximum utilization of Global 1201 and Global 1200 is achieved in 2013 at 86.6%, and decreases thereafter;

•	For the rest of Global Industries’ fleet of vessels, utilization reaches 59.9% in 2013, and decreases thereafter;

•	Gross margins increase until 2014, and decrease thereafter; and

•	Selling, general and administrative expenses increase 3.0% per year from 2012 until 2014, and 1.0% per year thereafter.

Case II utilizes the same performance assumptions as Case I until 2014, with performance remaining consistent with 2014 levels thereafter. The unaudited projections in Case II included the following estimates of Global Industries’ future financial performance:

	2011P	2012P	2013P	2014P	2015P	2016P
	(Dollar amounts in millions)

Revenue	$367.2	$722.3	$923.0	$1,100.4	$1,100.4	$1,100.4
Adjusted EBITDA	(56.8)	11.4	117.0	169.7	169.7	169.7
Adjusted EBIT	(106.2)	(37.1)	53.6	101.5	101.5	101.5
Capital Expenditures	(135.7)	(50.0)	(50.0)	(50.0)	(50.0)	(50.0)

Case III reflects the following:

•	Global 1201 achieves 53.6% utilization in 2012; Global 1200 achieves 76.7% utilization in 2012;

•	Maximum utilization of Global 1201 and Global 1200 is achieved in 2015 at 100.0%, and remains steady thereafter;

•	For the rest of Global Industries’ fleet of vessels, utilization reaches 65.8% in 2014, and remains steady thereafter;

•	Gross margins increase until 2015, and remain steady thereafter; and

•	Selling, general and administrative expenses increase 3.0% per year from 2012 until 2014, and 1.0% per year thereafter.

Simmons calculated illustrative implied present values of unlevered free cash flows, defined as EBITDA minus cash taxes, minus capital expenditures, minus increases (plus decreases) in net working capital and minus other one-time items, for the projected five-year period beginning on July 1, 2011 and ending on June 30, 2016 and illustrative implied terminal values, using discount rates ranging from 10% to 15%. The discount rate was derived using a weighted average cost of capital (“WACC”) methodology. The WACC sensitivity range was determined by comparing capital structure, equity volatility and cost of debt across a peer group of oilfield services companies. The peer group of oilfield services companies utilized to calculate WACC included: Subsea 7 SA, Oceaneering International, Inc., McDermott International, Inc. and Cal Dive International, Inc. Simmons selected these four comparable publicly traded companies based on its belief that, of the companies included above in the subsection entitled “Selected Companies Analysis”, they shared the greater similarities with Global Industries’ business and necessary data was available. Simmons calculated illustrative terminal values for Global Industries based on multiples ranging from 6.0x to 8.0x, in each case, of Global Industries’ 2016 estimated EBITDA. Simmons derived the ranges of these selected terminal value multiples based on its professional judgment and experience, including its judgment on business characteristics of Global Industries relative to the other companies identified under the captions “Selected Companies Analysis” set forth above and “Selected Transactions Analysis” set forth below, and other factors, including, but not limited to, historical financial performance, profitability and scale of business.

Simmons calculated net working capital, defined as current assets (excluding cash) minus current liabilities (excluding the current portion of long-term debt and any other short-term debt), at the end of each year, during the projected five-year period beginning on July 1, 2011 and ending on June 30, 2016, and assumed that its components’ intensity remained similar to historical results. The change in this amount between each such year was either subtracted or added as a component of unlevered free cash flow. Net operating losses (“NOLs”) were not included in the discounted cash flow analysis as the likelihood of utilizing NOLs was deemed unlikely in the relevant tax jurisdictions. This analysis resulted in implied per share values ranging from (a) $1.95-$3.54, under Case I, (b) $4.38- $7.47, under Case II and (c) $9.27-$14.95, under Case III.

Capitalization and Valuation Multiples Summary.  Simmons calculated the Enterprise Value of Global Industries and various financial multiples and ratios based on information obtained from Bloomberg and Global Industries’ management. Simmons calculated Enterprise Value to EBITDA multiples by dividing the Global Industries’ Enterprise Value by Global Industries’ EBITDA. For consensus projected EBITDA data for

Global Industries, Simmons used the mean of estimates of securities research analysts obtained by Bloomberg. Bloomberg data is available to the public at a subscription cost. Simmons used information provided by Global Industries’ management for Case I, Case II and Case III projected EBITDA. Simmons calculated the adjusted book value of Global Industries as the book value of its shareholders’ equity, plus the book value of its debt, plus minority interests held by other companies, minus investments in unconsolidated affiliates and cash and cash equivalents, including short-term and long-term marketable securities and restricted cash. The multiples and ratios of Global Industries were calculated using the closing price on September 9, 2011. The results of these analyses are summarized as follows:

Global Industries	At Market	At Offer ($8.00)

Ratio of Enterprise Value to:
Consensus 2012 Projected EBITDA	5.4x	8.3x
Case I/Case II 2012 Projected EBITDA	58.0x	87.9x
Case III 2012 Projected EBITDA	14.5x	22.0x
Adjusted Book Value	0.8x	1.3x

Book Equity Analysis.  Simmons analyzed the merger consideration to be received by the shareholders of Global Industries common stock as set forth in the merger agreement based on the implied value per share of Global Industries common stock as of June 30, 2011. Based on information provided by Global Industries’ management, as of June 30, 2011, Global Industries’ shareholders’ equity book value was $720 million and Global Industries had 116.0 million shares outstanding. As of June 30, 2011, the offer price implies a premium of 28.9% per outstanding share of Global Industries common stock.

Research Analyst Price Targets.  Simmons analyzed the price targets (which are typically 12-month price targets) of Global Industries, as determined by five research analysts who had updated price targets since July 1, 2011. The offer price represents a 45.5% premium to the average undiscounted research analyst target price of Global Industries, a 60.0% premium to the present value of the average target price of Global Industries using a 10% discount rate and a 74.5% premium to the present value of the average target price of Global Industries using a 20% discount rate. Each of the five research analyst price targets are below the offer price. The following table summarizes this analysis:

	Undiscounted	Discounted Price Target
Research Analyst Price Target	Price Target	10% Discount Rate	20% Discount Rate

Median	$5.50	$5.00	$4.58
Premium to Median at Offer ($8.00)	45.5%	60.0%	74.5%

Selected Transactions Analysis.  Simmons also analyzed certain information relating to 12 selected energy service transactions since 2004. This sample of transactions was considered to evaluate the contemplated transaction in comparison to selected energy service transactions on a transaction value-to-EBITDA ratio basis. Transactions were selected based on the acquired company’s services being related in certain respects to those services provided by Global Industries. For each of the selected transactions and for the transaction contemplated by the merger agreement, Simmons calculated and compared the ratio of the transaction value to the trailing twelve month EBITDA and projected EBITDA. EBITDA multiples for the selected transactions were derived primarily from public sources (company filings, press releases, Bloomberg and IHS Herold). Bloomberg and IHS Herold data are both available to the public at a subscription cost. Simmons has certain material, non-public and proprietary information regarding transactions that it receives in the course of conducting its business. Simmons used this information in its analyses, but refrains from releasing specific, identifying transaction details. The following table summarizes this analysis (code names are used for transactions in which Simmons has confidential information):

Ratio Of Transaction Value To:
Projected
Closing	Acquiror	Target	Trailing Twelve-Months EBITDA	EBITDA

2011	Acquiror A	Target A	n/a	6.5x
2010	Acquiror B	Target B	3.9x	5.6x
2010	Acergy S.A.	Subsea 7, Inc.	4.7x	5.9x
2009	Superior Energy Services, Inc.	Hallin Marine Subsea International plc	10.0x	5.3x
2008	Acquiror C	Target C	10.6x	8.3x
2008	Trico Marine Services, Inc.	Deep Ocean ASA	11.4x	n/a
2006	Acquiror D	Target D	6.9x	5.8x
2005	Acquiror E	Target E	5.9x	6.3x
2005	Acquiror F	Target F	6.2x	3.9x
2005	Cal Dive International, Inc.	Stolt Offshore’s diving and shallow water pipelay assets	6.7x	4.3x
2004	Acquiror G	Target G	7.4x	4.3x
2004	Acquiror H	Target H	4.9x	4.2x

For each of the selected transactions and for the transaction contemplated by the merger agreement, Simmons calculated and compared the ratio of the transaction value to each of the trailing twelve-month and projected EBITDA multiples. The following table summarizes this analysis:

	Range	Median	Mean

Ratio of Transaction Value to Trailing Twelve-Months EBITDA Multiple	3.9x – 11.4x	6.7x	7.1x
Ratio of Transaction Value to Projected EBITDA Multiple	3.9x – 8.3x	5.6x	5.5x

Simmons then applied a selected range of comparable multiples (based on the preceding analysis) to both Global Industries consensus estimates and Case I and Case III assumptions for projected 2012 EBITDA to generate implied share prices. The range of implied share prices was $1.62 to $6.77 (excluding one outlier result approximating zero) with mean and median implied share prices of $3.19 and $2.21, respectively. The results of these analyses are summarized as follows:

	Range Of Comparable Multiples	Implied Price Per Share

Consensus 2012 Projected EBITDA	5.5x-7.0x		$5.20-$6.77
Case I/Case II 2012 Projected EBITDA	5.5x-7.0x	Nmf-$	0.14	(1)
Case III 2012 Projected EBITDA	5.5x-7.0x		$1.62-$2.21

(1)	No meaningful figure is available because Global Industries’ Implied Price Per Share is less than zero.

Miscellaneous.  As noted above, the discussion set forth above is a summary of the material financial analyses presented by Simmons to the board of directors of Global Industries in connection with the opinion of Simmons and is not a comprehensive description of all analyses undertaken by Simmons in connection with such opinion. The presentation of an opinion as to the fairness, from a financial point of view, of consideration to be paid pursuant to a proposed transaction is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial analysis is not readily susceptible to partial analysis or summary description. Simmons believes that its analyses summarized above must be considered as a whole. Simmons further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Simmons’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Simmons considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Global Industries. The estimates of the future performance of Global Industries in or underlying Simmons’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Simmons’ analyses. These analyses were prepared solely as part of Simmons’ analysis of the fairness, from a financial point of view, of the merger consideration to be paid by Technip to the holders of Global Industries common stock and were provided to the board of directors of Global Industries in connection with the delivery of Simmons’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Simmons’ view of actual values with respect to Global Industries.

The type and amount of consideration payable to holders of Global Industries common stock were determined through negotiations between Global Industries and Technip, rather than by any financial advisor, and was approved by the board of directors of Global Industries. The decision to enter into the merger agreement was solely that of the board of directors of Global Industries. As described above, Simmons’ opinion and analyses were only one of many factors considered by the board of directors of Global Industries in its evaluation of the merger and should not be viewed as determinative of the views of the Global Industries’ board of directors or management with respect to the merger or the merger consideration.

Pursuant to the terms of its engagement with Simmons, Global Industries has agreed to pay Simmons for its financial advisory services in connection with the merger an aggregate transaction fee estimated to be approximately $8,000,000, which is payable upon the consummation of the merger. Simmons has also received a fixed fee of $1,000,000 for rendering its opinion, as to the fairness of the consideration to be paid by Technip pursuant to the merger, which fixed fee was payable without regard to the conclusions expressed in the opinion and will be deducted from the transaction fee payable to Simmons upon consummation of the merger.

In addition, Global Industries has also agreed to reimburse Simmons for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with the engagement, including the delivery of the opinion, and to indemnify Simmons against certain losses or liabilities that may arise out of Simmons’ engagement.

During the last five years, Global Industries has engaged Simmons as a financial advisor on two separate occasions unrelated to the potential transaction to provide certain financial advisory services. As part of the prior engagement agreements with Global Industries, Simmons received aggregate fees of approximately $675,000.

A foreign affiliate of Simmons, Simmons & Company International Limited (“SCIL”), has previously performed work for Technip. During the last five years, SCIL has acted as financial advisor to Technip on three separate assignments unrelated to the merger and any potential transaction between Technip and Global Industries. As part of the prior engagement agreements with Technip, SCIL received aggregate fees of approximately $3,700,000. Two of the prior SCIL engagements with Technip were publicly disclosed and included: (i) SCIL acting as financial advisor to Technip in its divestiture of Perry Slingsby Systems division and (ii) SCIL acting as financial advisor to Technip in its acquisition of Subocean Group Holdings Ltd.

In the ordinary course of Simmons’ business, Simmons actively trades the debt and equity securities of both Global Industries and Technip for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of Global Industries and Technip.

Projected Financial Information

As part of Global Industries’ strategic planning process, in May 2011, Global Industries’ management prepared a set of unaudited projections of Global Industries’ financial performance through 2016 as a standalone public company. Subsequently, at the Global Industries’ board of directors’ request, in early July 2011, Global Industries’ management prepared a second set of unaudited projections of Global Industries’ financial performance through 2016 as a standalone public company assuming a more timely and robust market reversal. For purposes of the following discussion, Global Industries refers to the initial set of unaudited projections as “Case I” and the second set of unaudited projections as “Case III.” In addition, as part of Global Industries’ discussions with Technip, Global Industries’ management prepared and, in mid-July 2011, provided to Technip a set of unaudited projections of Global Industries’ financial performance through 2016 as a standalone public company. For purposes of the following discussion, Global Industries refers to the unaudited projections provided to Technip as the “Shared Projections.”

Global Industries reviewed both Case I and Case III with the Global Industries board of directors during the Summer of 2011. Case II, which was prepared by Simmons and is described in “The Merger — Financial Advisor’s Opinion Regarding the Merger Consideration,” was also reviewed with the Global Industries board of directors. In addition, Global Industries provided both Case I and Case III to Simmons for its use in preparing its financial analyses and provided Simmons with the Shared Projections. Simmons did not conduct any activities to verify or authenticate the unaudited projected financial information set forth below and did not render any opinion on such unaudited projected financial information.

The divergence in unaudited projections of Global Industries’ financial performance between Case I and Case III results from significant differences in the assumptions made about future performance based on utilization and market conditions. Global Industries’ management expressed its view to the Global Industries board of directors that Global Industries was more likely to achieve the results set forth in Case I than the results set forth in Case III.

The assumptions underlying the two cases differ primarily in the following ways:

•	Utilization of Global 1201 and 1200:

•	Case I assumes that Global 1201 achieves 36.6% utilization in 2012 and Global 1200 achieves 76.7% utilization in 2012, and that both Global 1201 and 1200 achieve maximum utilization in 2013 of 86.6% and decrease thereafter.

•	Case III assumes that Global 1201 achieves 53.6% utilization in 2012 and Global 1200 achieves 76.7% utilization in 2012, and that both Global 1201 and 1200 achieve maximum utilization in 2015 at 100% and remain steady thereafter.

•	Rest of Fleet Utilization:

•	Case I assumes utilization reaches 59.9% in 2013, and decreases thereafter.

•	Case III assumes utilization reaches 65.8% in 2014 and remains steady thereafter.

•	Margins:

•	Case I assumes gross margins increase until 2014 and decrease thereafter.

•	Case III assumes gross margins increase until 2015 and remain steady thereafter.

The divergence in unaudited projections of Global Industries’ financial performance between Case III and the Shared Projections results primarily from a different set of assumptions related to the timing and magnitude of the gross margin increase, with the Shared Projections being more optimistic in each respect.

All of the unaudited financial projections prepared by the management of Global Industries are subject to substantial risks and uncertainties that could cause actual results to differ materially from the unaudited projected results, including important factors described under the heading “Risk Factors” in Global Industries’ Annual Report on Form 10-K for the year ended December 31, 2010 and Global Industries’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011. All unaudited projections are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in Global Industries’ Annual Report on Form 10-K for the year ended December 31, 2010, Global Industries’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 and Global Industries’ Current Reports on Form 8-K.

The unaudited projected financial information below does not take into account any circumstances or events occurring after September 2, 2011 (with respect to Case I and Case III) or July 16, 2011 (with respect to the Shared Projections), the respective dates on which such unaudited projected financial information was last reviewed for updating by management. The unaudited projected financial information below does not give effect to the proposed transaction.

The unaudited projections in Case I included the following estimates of Global Industries’ future financial performance:

	2011P	2012P	2013P	2014P	2015P	2016P
	(Dollar amounts in millions)

Revenue	$367.2	$722.3	$923.0	$1,100.4	$894.1	$826.2
Adjusted EBITDA	(56.8)	11.4	117.0	169.7	111.2	84.6
Adjusted EBIT	(106.2)	(37.1)	53.6	101.5	43.4	12.4
Capital Expenditures	(135.7)	(50.0)	(50.0)	(50.0)	(50.0)	(50.0)

The unaudited projections in Case III included the following estimates of the Global Industries’ future financial performance:

	2011P	2012P	2013P	2014P	2015P	2016P
	(Dollar amounts in millions)

Revenue	$367.2	$736.7	$1,134.7	$1,335.2	$1,451.2	$1,506.8
Adjusted EBITDA	(56.8)	45.5	179.5	256.1	290.9	308.4
Adjusted EBIT	(106.2)	(7.1)	112.0	182.2	210.6	222.1
Capital Expenditures	(135.7)	(50.0)	(50.0)	(50.0)	(50.0)	(50.0)

The unaudited projections in the Shared Projections included the following estimates of Global Industries’ future financial performance:

	2011P	2012P	2013P	2014P	2015P	2016P
	(Dollar amounts in millions)

Revenue	$395.1	$736.7	$1,099.6	$1,234.0	$1,315.7	$1,367.3
Adjusted EBITDA	(25.5)	45.5	221.6	294.7	324.0	342.5
Adjusted EBIT	(74.7)	(7.1)	154.1	220.8	243.6	256.1
Capital Expenditures	(135.7)	(50.0)	(50.0)	(50.0)	(50.0)	(50.0)

Global Industries does not as a matter of course make public any projections as to future revenues, net income or other results due to, among other reasons, business volatility and the uncertainty of the underlying assumptions and estimates. The previously non-public Case I and Case III unaudited projections set forth above are included in this proxy statement only because this information was part of the information considered by the board of directors of Global Industries in evaluating Technip’s offer. The previously non-public Shared Projections set forth above are included in this proxy statement only because this information was provided to Technip. The unaudited projections also were provided to Simmons, Global Industries’ financial advisor. The unaudited projections were not prepared for use in this proxy statement or with a view to public disclosure of any kind. The unaudited projections also were not prepared in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public

Accountants regarding projections or forecasts. The unaudited projections do not purport to present operations in accordance with generally accepted accounting principles in the United States (“GAAP”), and specifically the Adjusted EBITDA and Adjusted EBIT financial metrics. Adjusted EBITDA means earnings (net income (loss)) before net interest expense, other expense/income, income tax expense, non-cash stock compensation expense, non-cash goodwill and intangible impairment, gains/losses on asset disposal, depreciation and amortization and excludes restructuring charges, interests in equity of uncontrolled subsidiaries, transaction costs and asset write-downs. Adjusted EBIT means Adjusted EBITDA less depreciation and amortization and non-cash stock compensation expense. Adjusted EBITDA and Adjusted EBIT, as defined herein, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP. Neither Adjusted EBITDA nor Adjusted EBIT should be considered in isolation or as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP. Global Industries’ independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the unaudited projections and accordingly assumes no responsibility for them. Global Industries’ internal financial forecasts, upon which the unaudited projections were based in part, are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects. As a result, these unaudited internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. The unaudited projections reflect numerous assumptions made by Global Industries’ management at the time they were prepared, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Global Industries’ control. Accordingly, there can be no assurance that the assumptions made in preparing the unaudited projections will prove accurate or that any of the unaudited projections will be realized.

The inclusion of the unaudited projections in this proxy statement should not be regarded as an indication that Global Industries or its affiliates or representatives considered or consider the unaudited projections to be a prediction of actual future events, and the unaudited projections should not be relied upon as such. None of Global Industries or its affiliates or representatives intends to update or otherwise revise the unaudited projections to reflect circumstances existing or arising after the date such unaudited projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the unaudited projections are shown to be in error.

Global Industries’ shareholders are cautioned not to place undue reliance on the unaudited projections included in this proxy statement. The selected unaudited projected financial information is not being included in this proxy statement to influence a Global Industries shareholder’s decision how to vote or act in connection with the proposed merger, but because it represents projected financial information prepared by management of Global Industries that was used for purposes of the financial analyses performed by Simmons and that was presented to Global Industries’ board of directors.

Interests of Global Industries’ Executive Officers and Directors in the Merger

You should be aware that our directors and officers have interests in the merger that are described below and may be different from or in addition to the interests of our shareholders generally and that may present a conflict of interest. Our board of directors was aware of and considered these interests in making its determinations and recommendations in connection with the merger agreement and the transactions contemplated thereby. You should consider the interests of our directors and officers that are described in this proxy statement.

Treatment of Outstanding Equity Awards

Stock Options.  As described in “The Merger Agreement — Equity Plans — Stock Options,” the merger agreement provides that, at or immediately prior to the effective time of the merger, each outstanding option to purchase our common stock, whether or not exercisable or vested, shall be cancelled, and we shall pay each holder at or promptly after the effective time of the merger for each such cancelled option an amount in cash, less any required withholding taxes, determined by multiplying (i) the excess of the merger consideration over the applicable exercise price per share of common stock subject to such stock option by (ii) the number of shares of common stock such holder could have purchased (assuming full vesting of the stock option) had such holder exercised such option in full immediately prior to the effective time of the merger.

Restricted Stock.  As described in “The Merger Agreement — Equity Plans — Restricted Stock,” the merger agreement provides that at or immediately prior to the effective time of the merger, each restricted share of common stock that is outstanding shall become fully vested, and shall be treated as a share of common stock and eligible to receive the merger consideration.

Performance Units.  As described in “The Merger Agreement — Equity Plans — Performance Units,” the merger agreement provides, that at or immediately prior to the effective time of the merger, each performance unit shall be canceled, and we shall pay each holder at or promptly after the effective time of the merger for each such canceled performance unit an amount in cash, less any required withholding taxes, equal to (i) merger consideration multiplied by (ii) the number of shares of common stock issuable pursuant to such performance unit, assuming achievement of the target level of performance applicable to such performance unit.

In addition, should the effective time of the merger not occur prior to December 31, 2011, performance units with a performance period expiring on such date may, at the discretion of the compensation committee of our board of directors, be settled as early as such date, calculated as if the target level of performance had been achieved.

Change in Control Agreements

We have entered into change in control agreements with substantially uniform terms with our current executive officers and Mr. Clerico, the chairman of our board of directors. James J. Doré, our former Senior Vice President, Worldwide Diving, retired on March 31, 2011 and Peter Atkinson, our former Executive Vice President, retired on December 31, 2010 and each of their respective change in control agreements terminated as of such retirement. As described in more detail below, each change in control agreement generally provides for the acceleration of equity awards and, in the event of certain “qualifying terminations” (as described below), severance benefits, including lump sum salary and bonus payments, continuation of benefits, payment for unvested contributions in our 401(k) retirement plan, and reimbursement for legal fees and relocation expenses.

In the event of a “qualifying termination” (as described below) within two years following a “change in control,” which includes the merger, the change in control agreements generally entitle such individual to (a) a lump sum payment equal to three times the sum of (x) the individual’s annual base salary and (y) the greater of (i) the highest annual bonus earned by the individual in respect of any of the five most recently completed fiscal years or (ii) the individual’s annual target bonus for the year in which the termination occurs, (b) an amount equal to the greater of (i) the highest annual bonus earned by the individual in respect of any of the five most recently completed fiscal years or (ii) the individual’s annual target bonus for the year in which the termination occurs, pro rated based upon the number of days such individual has worked during the fiscal year in which termination occurs, (c) a cash payment for unvested contributions under our 401(k) retirement plan as of the date of termination and (d) reimbursement of legal fees incurred as a result of any dispute as to the termination and certain relocation expenses, if applicable. In lieu of the benefits described above, upon such a “qualifying termination” the change in control agreement with Mr. Clerico entitles him to (a) a fixed lump sum in the amount of $3.6 million, (b) an amount equal to his target bonus, if any, for the year in which the termination occurs, pro rated based upon the number of days he has worked during the fiscal year in which termination occurs, and (c) reimbursement of legal fees incurred as a result of any dispute as to the termination. However, as Mr. Clerico is not currently a participant in the Management Incentive Plan and does not have a target bonus, any payment to him in the event of a “qualifying termination” would not currently include an amount related to a target annual bonus.

A “qualifying termination” includes a termination of employment by the individual for “good reason” or a termination of the individual’s employment by us without “cause.” Under the terms of the change in control agreements, (i) “good reason” means (a) a substantial change in the individual’s responsibilities or position,

(b) a reduction in the individual’s base salary or total compensation or the failure to increase the individual’s total salary and payment under the bonus incentive plan each year after the change in control by an amount which at least equals, on a percentage basis, the mean average percentage increase in total compensation for all of our officers during the three full fiscal years immediately preceding the change in control, (c) the failure to continue the bonus incentive plan substantially on the basis in effect prior to the change in control, or a failure by us to continue the individual as a participant on at least the same basis as his or her participation for the fiscal year immediately preceding a change in control, (d) relocation of the individual’s principal place of employment by more than 30 miles from his or her principal place of employment prior to the date on which a change in control occurs, (e) a material reduction in the individual’s benefits, (f) the failure of a successor entity to assume the agreement, or (g) any purported termination not satisfying the notice requirements of the change in control agreement, and (ii) “cause” means (a) the individual committed an act of dishonesty constituting a felony and resulting in a personal benefit at our expense or (b) the willful and continued failure by the individual to substantially perform his or her duties, resulting in material injury to Global Industries.

In addition, following any termination other than for “cause” or due to death or disability (including the individual’s resignation without “good reason”) during the two years following a “change in control,” each executive officer (but not Mr. Clerico), will be entitled to two years of medical, dental and life insurance coverage under Global Industries’ welfare plans for the executive and their eligible dependents at a cost not to exceed the executive officer’s cost to participate in such plan prior to the “change in control.”

The change in control agreements also provide for the acceleration of all unvested options to purchase shares of common stock, unvested shares of restricted common stock and unvested performance units with respect to our common stock held by such individual upon a “change in control.” However, as described above, all outstanding equity awards will be canceled and “cashed out” pursuant to the terms of the merger agreement.

Each change in control agreement also provides that in the event that the individual receives an “excess parachute payment,” as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), which subjects him or her to an excise tax under Section 4999 of the Code, his or her total severance payments and benefits will be reduced to an amount such that he or she is not subject to the excise tax. However, the severance payments and benefits will be reduced only if the individual would be in a better net after-tax position after the reduction than he or she would be in without such reduction taking into consideration payment of the excise tax under Section 4999 of the Code. In all events, the individual is responsible for any excise tax that may be due on any such payments.

Management Incentive Plan

Each executive officer participates in our Management Incentive Plan, which is an annual cash incentive plan. In the event the employment of a participant in the Management Incentive Plan terminates for any reason during the year following a “change in control,” which includes the merger, such participant will be entitled to a payment equal to his or her target bonus, pro rated based upon the number of days such executive has worked during the fiscal year in which termination occurs. Mr. Clerico, the chairman of our board of directors, does not participate in the Management Incentive Plan and would not currently receive a payment related to a bonus in the event of his termination.

In addition, should the effective time of the merger not occur prior to December 31, 2011, we may, at the discretion of the compensation committee of our board of directors, pay bonuses for 2011 as early as such date, calculated as if the target level of performance had been achieved.

Non-Employee Director Compensation Policy

Each of our non-employee directors (including Mr. Clerico) is compensated through our non-employee director compensation policy. Our non-employee director compensation policy provides that upon a “change in control” that results in such non-employee director’s membership on our board of directors being terminated, which includes the merger, each non-employee director is entitled to a payment in an amount equal to the portion of the annual cash retainer and value of the annual equity grant such non-employee director would have otherwise been entitled to receive through the end of the then-current director election cycle pursuant to our non-employee director compensation policy.

Indemnification of Directors and Officers

For six years from and after the effective time of the merger, Technip and Global Industries as the surviving corporation will, jointly and severally, indemnify and hold harmless our, and our subsidiaries’, present and former officers and directors and each person who acts or has acted as a fiduciary under any of our, or our subsidiaries’, employee benefit plans in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the Louisiana Business Corporation Law or any other applicable law or provided under our articles of incorporation and bylaws in effect as of September 11, 2011. Technip is required to maintain in effect provisions in the surviving corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on September 11, 2011. Technip is also obligated to maintain substantially equivalent, and in any event no less favorable, directors’ and officers’ liability insurance or to purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 200% of our current annual premium, in which case Technip is obligated to provide as much insurance as may be purchased at such cost.

Quantification of Payments and Benefits

The following tables show the amounts of payments and benefits that each of our directors and executive officers would receive in connection with the merger, assuming (i) the consummation of the merger occurs on December 23, 2011, and (ii) in the case of our chairman and each of our executive officers, that the executive officer’s or chairman’s employment or chairmanship was terminated by us without “cause” or by the executive officer or chairman for “good reason,” or in the case of our non-employee directors, that their membership on our board of directors was terminated, in each case on December 23, 2011. These amounts may change if the date on which the merger is consummated or the executive officer or chairman experiences a “qualifying termination” differs from our assumption. The first table below, entitled “Golden Parachute Compensation: Named Executive Officers,” along with its footnotes, shows the compensation payable to the chairman of our board of directors (who served as our principal executive officer until March 2, 2010), our chief executive officer, our chief financial officer, our executive vice president (who served as our principal financial officer from January 28, 2010 until April 26, 2010) and the other three most highly compensated executives as determined for purposes of our most recent annual proxy statement (together, our “named executive officers”), and is covered by an advisory, non-binding vote of our shareholders, as described in “Approval of Executive Compensation Related to the Merger.” The second table below, entitled “Golden Parachute Compensation: Other Executive Officers,” along with its footnotes, shows the compensation payable to our other executive officers and non-employee directors (other than Mr. Clerico, who is also a named executive officer), and is not subject to such an advisory vote. Although the rules of the SEC do not require the second table, it has been included so that quantification of the payments and benefits that could be received by all our executive officers and directors is presented in a uniform manner.

Golden Parachute Compensation: Named Executive Officers*

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)(6)(7)

John B. Reed	5,317,299	5,686,000	0	36,726	0	0	11,040,025
John A. Clerico	3,650,000	0	0	0	0	0	3,650,000
C. Andrew Smith	1,717,222	1,385,000	0	44,091	0	0	3,146,313
Peter S. Atkinson(8)	0	192,000	0	0	0	0	192,000
James J. Doré(9)	0	256,000	0	0	0	0	256,000
Eduardo Borja	1,496,712	896,000	0	46,299	682,923	0	3,121,934
Ashit Jain	1,666,340	952,000	0	44,091	0	0	2,662,431

*	Covered by the Advisory Vote on Golden Parachute Compensation.

(1)	As described above, except with respect to Mr. Clerico, the cash amounts consist of a lump sum equal to (a) a pro-rated bonus for 2011 and (b) a severance payment equal to three times the executive’s base salary and bonus. A pro-rated bonus in the year of termination and the severance payments are payable under the terms of the change in control agreements. In the case of Mr. Clerico the cash amounts consist of a fixed amount stipulated under the terms of his change in control agreement as well as a payment in lieu of the portion of his annual equity grant for the current director election cycle that would otherwise be made after December 23, 2011 under the terms of our non-employee director compensation policy. No amounts have been included with respect to payment of Mr. Clerico’s annual cash retainer pursuant to the terms of the non-employee director compensation policy because no portion of such annual cash retainer for the current director election cycle would otherwise be paid after December 23, 2011. The pro-rated 2011 bonus and severance payment amounts are only payable upon a “qualifying termination” during the two years following the merger and as such are considered “double trigger” payments. The director fee payment amount is only payable upon a termination of Mr. Clerico’s directorship upon the merger and as such is also a “double trigger” payment. The three amounts are broken down as follows:

	Pro-rated	Severance	Director Fee
Name	2011 Bonus ($)	Payment ($)	Payment ($)

John B. Reed	745,299	4,572,000	0
John A. Clerico	0	3,600,000	50,000
C. Andrew Smith	178,050	1,539,150	0
Peter S. Atkinson	0	0	0
James J. Doré	0	0	0
Eduardo Borja	146,712	1,350,000	0
Ashit Jain	163,340	1,503,000	0

(2)	As described above, the equity amounts consist of the cash payments payable pursuant to the terms of the merger agreement in respect of unvested (i) options to purchase common stock with an exercise price less than $8.00 (the merger consideration) (each such stock option, an “Unvested In-The-Money Stock Option”), (ii) shares of restricted stock, and (iii) performance units with respect to our common stock (assuming a target payout in the case of performance units). This acceleration of equity awards is “single-trigger” because it will occur immediately upon consummation of merger, whether or not employment is terminated. The following table shows the amounts in this column payable pursuant to each type of unvested equity award held by our named executive officers:

	Unvested
	In-the-Money
	Stock Options	Restricted Shares	Performance Units
Name	($)	($)	($)

John B. Reed	86,000	2,400,000	3,200,000
John A. Clerico	0	0	0
C. Andrew Smith	33,001	600,000	752,000
Peter S. Atkinson	0	0	192,000
James J. Doré	0	0	256,000
Eduardo Borja	0	400,000	496,000
Ashit Jain	0	200,000	752,000

The equity amounts do not include cash payments in respect of vested stock options with an exercise price less than $8.00 (each a “Vested In-The-Money Stock Option”), the merger consideration, and fully-vested shares of common stock. The following table shows the amounts with respect to Vested In-The-Money Stock Options and fully-vested shares of common stock:

	Vested
	In-the-Money	Fully-Vested
	Stock Options	Shares
Name	($)	($)

John B. Reed	43,000	320,000
John A. Clerico	0	4,804,408
C. Andrew Smith	16,499	352,000
Peter S. Atkinson(a)	0	901,200
James J. Doré(a)	0	1,335,848
Eduardo Borja	0	761,840
Ashit Jain	0	795,016

(a)	Numbers regarding fully-vested shares are current as of Mr. Atkinson’s retirement on December 31, 2010 and Mr. Doré’s retirement effective March 31, 2011.

(3)	As described above, the perquisite and other benefit amounts with respect to each individual include the value of two years of subsidized medical, dental and life insurance coverage under our welfare benefit plans for the executives and their eligible dependents provided under the terms of the change in control. These benefits are “double trigger” because they will only be provided following termination of employment other than for “cause” or due to death or disability, during the two years following the merger. Amounts reported in this column have been calculated in accordance with the assumptions used for financial reporting purposes under generally accepted accounting principles. Mr. Clerico does not participate in our welfare benefit programs.

(4)	The amount included in this column reflects an estimated reimbursement amount, payable pursuant to the terms of Mr. Borja’s employment, for income taxes in Mexico. Mr. Borja is not entitled to reimbursement for any income taxes other than those incurred in Mexico. Reimbursement for income taxes due in Mexico relating to Mr. Borja’s equity awards is “single trigger” because Mr. Borja will receive the benefit, regardless of whether he experiences a “qualifying termination” immediately upon consummation of the merger. Reimbursement for income taxes due in Mexico relating to other payments received by Mr. Borja, as described herein, is “double trigger” because Mr. Borja will only receive the benefit following certain terminations of employment during the two years following the merger. The following table shows the “single trigger” and “double trigger” amounts estimated with respect to Mr. Borja’s reimbursement for income taxes in Mexico:

	Tax	Tax
	Reimbursement	Reimbursement
	on “Single Trigger”	on “Double Trigger”
Name	Payments ($)	Payments ($)

Eduardo Borja	250,880	432,043

(5)	We have not included amounts with respect to (a) the estimated value of reimbursement for legal fees incurred as a result of the termination, (b) certain relocation expenses that could become payable in connection with each executive officer’s change in control agreement and (c) the estimated value of the cash payment for unvested contributions under our 401(k) retirement plan as of the date of termination, in each case, which would be provided under the terms of the change in control agreements because we do not believe any of these benefits will be payable in connection with the merger. All contributions under our 401(k) retirement plan are currently fully-vested, and we do not anticipate that our named executive officers will incur legal fees or be entitled to relocation benefits as a result of a termination of employment. If payable, each of these benefits would be “double trigger” because amounts will only become payable upon a “qualifying termination” during the two years following the merger.

(6)	As described above, the change in control agreements provide that in the event an individual would receive an “excess parachute payment” that would subject him or her to an excise tax under Section 4999 of the Code, his or her total severance payments and benefits will be reduced (a “Section 280G Cutback”) to an amount such that he or she is not subject to the excise tax. However, the severance payments and benefits will be reduced only if the individual would be in a better net after-tax position after the reduction than he or she would be in without such reduction, taking into consideration payment of the excise tax under Section 4999 of the Code. The totals reflected above do not reflect any estimated Section 280G Cutback with respect to each of our named executive officers in accordance with this provision. We currently estimate that none of our named executive officers will be put in a better net after-tax position by a Section 280G Cutback.

(7)	The following table sets forth the aggregate “single trigger” and “double trigger” payments and benefits with respect to each of our non-employee directors and named executive officers:

	“Single Trigger”	“Double Trigger”
	Compensation	Compensation
Name	($)	($)

John B. Reed	5,686,000	5,354,225
John A. Clerico	0	3,650,000
C. Andrew Smith	1,385,000	1,761,313
Peter S. Atkinson	192,000	0
James J. Doré	256,000	0
Eduardo Borja	1,146,880	1,975,054
Ashit Jain	952,000	1,710,431

(8)	Mr. Atkinson retired effective December 31, 2010 and his change in control agreement terminated on that date.

(9)	Mr. Doré retired on March 31, 2011 and his change in control agreement terminated on that date.

Golden Parachute Compensation: Other Executive Officers*

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)(1)(2)	($)(3)	($)	($)(4)	($)	($)(5)	($)(6)(7)

Executive Officers
Russell J. Robicheaux	1,648,310	776,000	0	38,934	0	0	2,463,244
James Osborn	1,651,373	1,059,000	0	49,050	0	0	2,759,423
Byron W. Baker	1,473,255	448,000	0	36,911	0	0	1,958,166
David R. Sheil	1,277,195	616,000	0	46,366	0	0	1,939,561
Non-Employee Directors
Charles O. Buckner	50,000	0	0	0	0	0	50,000
Lawrence R. Dickerson	50,000	0	0	0	0	0	50,000
Edward P. Djerejian	50,000	0	0	0	0	0	50,000
Charles R. Enze	50,000	0	0	0	0	0	50,000
Larry E. Farmer	50,000	0	0	0	0	0	50,000
Edgar G. Hotard	50,000	0	0	0	0	0	50,000
Richard A. Pattarozzi	50,000	0	0	0	0	0	50,000

*	Not covered by the Advisory Vote on Golden Parachute Compensation.

(1)	As described above, the cash amounts with respect to our executive officers consist of a lump sum equal to (a) a pro-rated bonus for 2011 and (b) a severance payment equal to three times the executive’s base salary and bonus. The pro-rated bonus for 2011 and the severance payments are payable under the terms of the change in control agreements. These amounts are only payable upon a “qualifying termination” during the two years following the merger and as such are considered “double trigger” payments. The two amounts are broken down as follows:

	Pro-rated	Severance
	2011 Bonus	Payment
Name	($)	($)

Russell J. Robicheaux	177,347	1,470,963
James Osborn	161,873	1,489,500
Byron W. Baker	165,138	1,308,117
David R. Sheil	125,195	1,152,000

(2)	As described above, the cash amounts with respect our non-employee directors (other than Mr. Clerico) consist solely of a payment in lieu of the portion of each such non-employee director’s annual equity grant for the current director election cycle that would otherwise be made after December 23, 2011 under the terms of our non-employee director compensation policy. No amounts have been included with respect to payment of any non-employee director’s annual cash retainer pursuant to the terms of the non-employee director compensation policy because no portion of such annual cash retainer for the current director election cycle would otherwise be paid after December 23, 2011. This amount is only payable upon a termination of such non-employee director’s directorship upon the merger and as such is a “double trigger” payment.

(3)	As described above, the equity amounts consist of the cash payments pursuant to the terms of the merger agreement in respect of Unvested In-The-Money Stock Options, unvested shares of restricted common stock and unvested performance units with respect to our common stock (assuming a target payout in the case of performance units). This acceleration of equity awards is “single-trigger” because it will occur immediately upon consummation of merger, whether or not employment is terminated. Our non-employee directors do not hold unvested equity awards. The following table shows the amounts in this column payable pursuant to each of type of unvested equity award held by our executive officers covered by this table:

	Unvested
	In-the-Money	Restricted	Performance
	Stock Options	Shares	Units
Name	($)	($)	($)

Russell J. Robicheaux	0	280,000	496,000
James Osborn	27,000	312,000	720,000
Byron W. Baker	0	64,000	384,000
David R. Sheil	0	120,000	496,000

The equity amounts do not include cash payments in respect of Vested In-The-Money Stock Options and fully-vested shares of common stock. The following table shows the amounts with respect to Vested In-The-Money Stock Options and fully-vested shares of our common stock:

	Vested In-the
	Money Stock	Fully-Vested
Name	Options ($)	Shares ($)

Executive Officers
Russell J. Robicheaux	0	947,664
James Osborn	13,500	148,344
Byron W. Baker	0	997,352
David R. Sheil	0	309,312
Non-Employee Directors
Charles O. Buckner	0	131,056
Lawrence R. Dickerson	0	376,104
Edward P. Djerejian	0	692,000
Charles R. Enze	0	53,328
Larry E. Farmer	0	455,368
Edgar G. Hotard	0	571,888
Richard A. Pattarozzi	0	603,816

(4)	As described above, the perquisite and other benefit amounts with respect to each individual include the value of two years of subsidized medical, dental and life insurance coverage under our welfare benefit plans for the executives and their eligible dependents provided under the terms of the change in control agreements. These benefits are “double trigger” because they will only be provided following termination of employment other than for “cause” or due to death or disability, during the two years following the merger. Amounts reported in this column have been calculated in accordance with the assumptions used for financial reporting purposes under generally accepted accounting principles.

(5)	We have not included amounts with respect to (a) the estimated value of reimbursement for legal fees incurred as a result of the termination, (b) certain relocation expenses that could become payable in connection with each executive officer’s change in control agreement and (c) the estimated value of the cash payment for unvested contributions under our 401(k) retirement plan as of the date of termination, in each case, which would be provided under the terms of the change in control agreements because we do not believe any of these benefits will be payable in connection with the merger. All contributions under our 401(k) retirement plan are currently fully-vested, and we do not anticipate that our executive officers will incur legal fees or be entitled to relocation benefits as a result of a termination of employment. If payable, each of these benefits would be “double trigger” because amounts will only become payable upon a “qualifying termination” during the two years following the merger.

(6)	As described above, the change in control agreements provide that in the event an individual would receive an “excess parachute payment” that would subject him or her to an excise tax under Section 4999 of the Code, his or her total severance payments and benefits will be reduced (a “Section 280G Cutback”) to an amount such that he or she is not subject to the excise tax. However, the severance payments and benefits will be reduced only if the individual would be in a better net after-tax position after the reduction than he or she would be in without such reduction, taking into consideration payment of the excise tax under Section 4999 of the Code. The totals above do not reflect any estimated Section 280G Cutback in accordance with this provision. However, we currently estimate that Mr. Robicheaux will be put in a better net after-tax position by a Section 280G Cutback. The Section 280G Cutback with respect to Mr. Robicheaux is currently estimated at $167,346. None of the other executive officers included in this table are expected to be put in a better net after-tax position by a Section 280G Cutback.

(7)	The following table sets forth the aggregate “single trigger” and “double trigger” payments and benefits with respect to each of our executive officers (other than our named executive officers):

	“Single Trigger”	“Double Trigger”
	Compensation	Compensation
Name	($)	($)

Executive Officers
Russell J. Robicheaux	776,000	1,687,244
James Osborn	1,059,000	1,700,423
Byron W. Baker	448,000	1,510,166
David R. Sheil	616,000	1,323,561
Non-Employee Directors
Charles O. Buckner	0	50,000
Lawrence R. Dickerson	0	50,000
Edward P. Djerejian	0	50,000
Charles R. Enze	0	50,000
Larry E. Farmer	0	50,000
Edgar G. Hotard	0	50,000
Richard A. Pattarozzi	0	50,000

Amended and Restated Articles of Incorporation of Global Industries

The Global Industries’ board of directors has unanimously approved, subject to shareholder approval, the amended and restated articles of incorporation to remove a limitation on the ownership of our outstanding common stock by non-United States citizens. In the event that the merger agreement is approved but the amended and restated articles of incorporation are not adopted, the merger will not be completed. In the event the amended and restated certificate of incorporation is approved by our shareholders, but the merger is not completed, the amended and restated articles of incorporation will not become effective.

The form of amended and restated articles of incorporation is included in this proxy statement as Annex B.

Regulatory Matters

Antitrust Clearance.  Under the HSR Act, and the related rules and regulations that have been issued by the FTC, acquisitions exceeding certain thresholds may not be consummated until a Premerger Notification and Report Form have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the merger. Under the HSR Act, the merger may not be completed until the expiration of a 30 calendar day waiting period following the filing by Technip and Global Industries of a Premerger Notification and Report Form concerning the merger with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division.

Technip and Global Industries each filed Premerger Notification and Report Forms on September 23, 2011 with the FTC and the Antitrust Division in connection with the merger (within the time period required by contract) and requested early termination of the waiting period. Early termination was granted on October 24, 2011.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of substantial assets of Technip or its subsidiaries, or of Global Industries or its subsidiaries. Private parties and state governments may also bring legal action under the antitrust laws under certain circumstances. While the parties believe that consummation of the merger would not violate any antitrust law, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be.

Mexico.  The merger is also subject to the LFCE in Mexico. Technip and Global Industries are obligated to submit a filing to the FCC. Each of Global Industries and Technip made such filing on September 26, 2011 (within the time period required by contract). The FCC has 10 business days following the date of filing, to issue an order preventing the parties from closing the merger while the FCC reviews the merger. If after such term the FCC does not issue such an order, the parties are allowed to close the transaction before clearance. The FCC has 5 business days from the date of filing, to request basic information that should have been included in the initial filing and the FCC has 15 business days, from the later of the date of filing or the date upon which information was requested, to request additional documents from the parties. The FCC has 35 business days from the later of the date of filing or, if applicable, the date from which the parties complete their response to an information request, to determine whether to approve the transaction. In complicated cases, the FCC may extend the period for 40 additional business days to and/or make a decision as to whether the transaction complies with the LFCE. The parties believe that after obtaining the required approvals, consummation of the merger would not violate the LFCE. In this regard, please note that pursuant to the LFCE, a transaction that has been approved by the FCC may not be challenged, except on grounds that the parties furnished false information to the FCC. Prior to obtaining a decision, however, there is no assurance that the FCC would approve the transaction or approve the transaction without changes. Under the terms of the merger agreement, if the FCC issues an order preventing the closing of the merger a waiting period will commence and we must have subsequently received an approval from the FCC following the issuance of such an order, in order for the closing conditions to be met.

The applicable waiting period imposed under the LFCE expired on October 20, 2011, thereby satisfying the relevant closing condition in the merger agreement. However, the FCC is continuing to review the merger.

Brazil.  The merger is also subject to review by the competition authorities in Brazil. The appropriate Brazilian competition authorities were required to be notified of the transactions contemplated by the merger agreement within 15 business days of its execution. Notification of this transaction is a condition to the merger, but approval by the Brazil competition authorities is not. The required notification was submitted on September 28, 2011 (within the time period required by contract and Brazilian law).

Exon-Florio.  The merger is also subject to review by CFIUS pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (“Exon-Florio”). Exon-Florio authorizes CFIUS to review the effects on national security of mergers, acquisitions and takeovers by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The President has delegated authority to investigate proposed transactions to CFIUS. In order for the President to exercise his authority to suspend or prohibit a transaction, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than Exon-Florio and the International Emergency Economic Powers Act do not, in the President’s judgment, provide adequate and appropriate authority for the President to protect the national security in connection with the transaction. The President’s actions are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant transaction. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the district courts of the United States in order to implement and enforce Exon-Florio. Absent certain conditions, Exon-Florio does not obligate the parties to a covered transaction to notify CFIUS of a proposed transaction. However, if notice of a proposed transaction is not submitted, then the transaction remains subject to review by the President under Exon-Florio.

On October 7, 2011, Technip and Global Industries submitted a joint voluntary notice to CFIUS of the proposed acquisition of Global Industries. Within thirty days of accepting the notification, CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. The thirty-day review period expires at 11:59 p.m. Eastern time on November 9, 2011.

We cannot assure you that an antitrust, CFIUS or other regulatory challenge to the merger will not be made.

Dissenters’ Rights

Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment of the fair cash value of their shares as of the day before the special meeting if the merger is effected upon approval by less than eighty percent of our total voting power. These provisions establish the exclusive means by which you may exercise your right to dissent from the merger. If the merger is approved by the holders of at least eighty percent of our outstanding common stock, you will not be entitled to dissenters’ rights. The following is a summary of the dissenters’ rights provisions and is qualified in its entirety by reference to the statute. Because it is a summary, it may not contain all of the information that is important to you. We have attached a copy of Section 131 of the Louisiana Business Corporation Law (La. Rev. Stat. § 12:131) as Annex D to this proxy statement, which we urge you to read carefully in conjunction with this summary.

To dissent from the merger, you will be required to deliver to us a written objection prior to or at the special meeting. Thereafter, you must vote (in person or by proxy) against the proposal to approve the merger agreement and the merger. Neither a vote against the merger agreement nor a specification in a proxy to vote against the merger agreement will in and of itself constitute the necessary written objection to the merger agreement. Moreover, by voting in favor of, or abstaining from voting on, the merger agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the merger agreement, a shareholder waives his or her rights under Section 131. Please remember that a shareholder who executes and returns an unmarked proxy card will have his shares voted “FOR” the merger agreement and the merger and, as a consequence, that shareholder will be foreclosed from exercising rights as a dissenting shareholder under Section 131.

If the merger agreement and the merger are approved by the holders of less than eighty percent of our total voting power, we will promptly notify in writing by mail, after the merger is completed, each shareholder who filed the written objection described above and voted against the merger. Each of these shareholders is referred to in this section as a “dissenting shareholder.” Within 20 days after we mail the notice of shareholder approval (but not thereafter), the dissenting shareholder must file with us his written demand for the fair cash value of his shares of stock, valued as of the day before the special meeting. In addition to stating the value that he is demanding, the written demand must provide a post office address to which we may respond.

At the same time, the dissenting shareholder will be required to deposit his stock certificates in escrow at a bank or trust company located in Calcasieu Parish. The certificates must be duly endorsed and transferred to us upon the sole condition that we pay the dissenting shareholder the fair cash value of his shares as determined under Section 131 of the Louisiana Business Corporation Law. To verify the deposit in escrow, the dissenting shareholder will be required to deliver to us a written acknowledgement of the depository bank or trust company that holds his shares. Unless the shareholder objects to and votes against the merger agreement, demands payment, endorses and deposits his certificates and delivers the required written acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the merger agreement and will forfeit any right to seek payment pursuant to Section 131.

Within 20 days after we have received the dissenting shareholder’s written demand and acknowledgement, we will notify the dissenting shareholder in writing if we either (i) disagree with the fair cash value demanded or (ii) take the position that no payment is due to him. If we determine that a payment is due to the dissenting shareholder, we will state in the notice of disagreement the price deemed by us to be the fair cash value of his shares. If we fail to respond timely to the dissenting shareholder’s written demand and acknowledgement, we will be liable for the amount that the dissenting shareholder has demanded. In this regard, shareholders should be aware that opinions of investment banking firms as to fairness from a financial point of view, including the opinion of Simmons described in this proxy statement, are not opinions as to “fair cash value” under Louisiana law, and a determination of the fair cash value of the shares could be more or less than the consideration to be paid in the merger.

Thereafter, if any disagreement remains with respect to whether a payment is due or the fair cash value of the dissenting shareholder’s shares of stock, the dissenting shareholder, within 60 days after receipt of notice in writing of our notice of disagreement (but not thereafter), may file suit against us in a Calcasieu Parish district court, requesting that the court determine the fair cash value of his shares of stock as of the day before the special meeting. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against us by another former shareholder for a judicial determination of the fair cash value of such other shareholder’s shares. If the dissenting shareholder is entitled to file a suit under the provisions of Section 131 of the Louisiana Business Corporation Law, but fails to file within 60 days after he receives the notice of disagreement, he will be deemed to have accepted (i) our statement that no payment is due if we have contended that no payment is due or (ii) the fair cash value for his shares as fixed by us in the notice of disagreement.

When we have agreed upon the fair cash value of the shares with the shareholder, or when we have become liable for the fair cash value demanded by the shareholder because of our failure to give notice of disagreement and of the price deemed by us to be the fair cash value of the shares, or when the shareholder has become bound to accept the fair cash value of the shares we agree is due because of the shareholder’s failure to bring suit within 60 days after receipt of notice of our disagreement, the action of the shareholder to recover such value must be brought within five years from the date the fair cash value was agreed upon or our liability became fixed.

If we, in our notice of disagreement, have offered to pay to the dissenting shareholder on demand an amount in cash deemed by us to be the fair cash value of the dissenting shareholder’s shares and, if, on institution of a suit by the dissenting shareholder claiming an amount in excess of the amount offered by us, we deposit in the registry of the court the amount offered by us, then the costs of the proceeding will be taxed against us if the amount finally awarded to the shareholder, exclusive of interest and costs, is more than the amount offered and deposited by us. Otherwise, the costs of the proceeding will be taxed against the shareholder.

The dissenting shareholder will cease to have any of the rights of a shareholder, except the rights under the dissenters’ rights provisions, when the dissenting shareholder files his written demand for the fair cash value of his shares of stock. The dissenting shareholder will have the unconditional right to withdraw his demand to proceed under the dissenters’ rights provisions and accept the terms offered under the merger agreement at any time before the dissenting shareholder receives the notice of disagreement from us. After the dissenting shareholder receives the notice of disagreement, the dissenting shareholder will be required to obtain our written consent before he may withdraw his demand to proceed under the dissenters’ rights provisions. If the dissenting shareholder withdraws his demand or if he otherwise loses his right to dissent from the merger, he will receive the consideration to which he is entitled under the merger agreement.

If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares.

A shareholder who is a beneficial, but not the registered, owner of our common stock who wishes to exercise the rights of a dissenting shareholder under the Louisiana Business Corporation Law cannot do so in his own name and should have the record ownership of the shares transferred to his name or instruct the record owner thereof to take all required action to comply on his behalf with the procedures under Section 131 of the Louisiana Business Corporation Law.

Because of the complexity of the procedures necessary to exercise the rights of a dissenting shareholder, we recommend that any shareholder wishing to exercise the right to dissent consult with his own legal counsel.

Dissenting shareholders should send any communications regarding their rights to Russell J. Robicheaux, Corporate Secretary, 11490 Westheimer, Suite 400, Houston, Texas 77077. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Global Industries, Ltd.

Delisting and Deregistration of Global Industries Common Stock

If the merger is completed, our common stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to beneficial owners of shares of Global Industries common stock who exchange their shares of Global Industries common stock for cash pursuant to the merger. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This summary is limited to beneficial holders of shares of Global Industries common stock who hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address tax considerations which may be applicable to a holder’s particular circumstances or to (i) holders that may be subject to special tax rules (e.g., financial institutions, mutual funds, insurance companies, broker-dealers, tax-exempt organizations and certain expatriates or former long-term residents of the United States), (ii) holders who acquired shares of Global Industries common stock in connection with stock option, stock purchase, stock appreciation right, restricted stock unit or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, or (iii) holders who perfect dissenters’ rights with respect to the merger, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion assumes that the shares of Global Industries common stock are not U.S. real property interests within the meaning of section 897 of the Code. In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY BE UNIQUE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of Global Industries common stock that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Global Industries common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of Global Industries common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

Effect of the Merger.  With respect to U.S. Holders, the receipt of cash in exchange for shares of Global Industries common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Global Industries common stock exchanged in the merger. Any such gain or loss would be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Global Industries common stock exchanged exceeds one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of shares of Global Industries common stock (i.e., shares of Global Industries common stock acquired at the same cost in a single transaction) exchanged for cash in the merger.

Information Reporting and Backup Withholding.  Payments made to a U.S. Holder in the merger generally will be subject to information reporting and may be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the letter of transmittal, which will be sent to our common shareholders of record if the merger is completed. The Substitute Form W-9 should certify that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any amounts withheld in excess of the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of shares of Global Industries common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Global Industries common stock, other than a partnership (or entity treated as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

Effect of the merger.  The receipt of cash in exchange for shares of Global Industries common stock pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

•	the gain on the exchange, if any, is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met.

If gain is effectively connected with the conduct by a Non-U.S. Holder of a U.S. trade or business, such Non-U.S. Holder generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the sale or exchange, except as otherwise required by an applicable U.S. income tax treaty. If the Non-U.S. Holder is a corporation, any such effectively connected gain received by it may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If the Non-U.S. Holder is described in the second bullet point above, the Non-U.S. Holder will be subject to a 30% U.S. federal income tax on the gain derived from the sale or exchange of shares of Global Industries common stock, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding.  In general, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to a payment made with respect to shares of Global Industries common stock exchanged for cash in the merger if it provided the paying agent with a properly completed IRS Form W-8BEN (or a Form W-8ECI if the gain is effectively connected with the conduct of a

U.S. trade or business). If shares of Global Industries common stock are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. If a Non-U.S. Holder fails to provide the properly completed forms, such Non-U.S. Holder will be subject to backup withholding at the rates provided in the Code (currently at a rate of 28%) on the cash received in the merger or upon the exercise of dissenters’ rights. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be credited against the Non-U.S. Holder’s U.S. federal income tax liability, and the Non-U.S. Holder may obtain a refund of any amounts withheld in excess of the Non-U.S. Holder’s U.S. federal income tax liability; provided, that the Non-U.S. Holder furnish the required information to the IRS in a timely manner.

Litigation Related to the Merger

Shortly after the announcement of the merger, several putative class action lawsuits challenging the merger were filed in the District Court of Harris County, Texas, the District Court in the Parish of Calcasieu, Louisiana, and the United States District Court for the Southern District of Texas against various combinations of Global Industries, Technip, Merger Sub, and the individual members of our board of directors.

District Court of Harris County Texas

Beginning on September 13, 2011, six putative class action lawsuits challenging the merger were filed in the District Courts of Harris County Texas against Global Industries, Technip, Merger Sub, and the individual members of our board of directors. On October 10, 2011, the District Court of Harris County Texas, 11th Judicial District, consolidated these actions under the caption Mihalakelis v. Global Industries, Ltd., 2011-54430 (the “Texas State Court Action”) and appointed interim class counsel. On October 19, 2011, the plaintiffs in the Texas State Court Action filed a consolidated amended class action petition, which alleges, among other things, that the members of our board of directors breached their fiduciary duties owed to our public shareholders by entering into the merger agreement, approving the proposed merger, failing to take steps to maximize our value to our public shareholders, ignoring alleged conflicts of interest, and issuing a preliminary proxy statement on October 7, 2011 that omitted material information, and that Global Industries and Technip aided and abetted such breaches of fiduciary duties. The plaintiffs generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed merger and other forms of equitable relief.

As described below, on October 27, 2011, the parties to the Texas State Court Action, along with the parties to the related federal action (also described below), entered into a memorandum of understanding setting forth the terms and conditions of an agreement in principle to resolve all of the claims asserted in the shareholder litigation challenging the proposed merger.

District Court in the Parish of Calcasieu, Louisiana

On September 13, 2011, a putative class action lawsuit challenging the merger was filed in the 14th Judicial District Court in the Parish of Calcasieu, Louisiana against Global Industries, Merger Sub, and the individual members of our board of directors. The lawsuit was captioned Miller vs. Global Industries Ltd., et al, 2011.004336-H. On October 6, 2011, Global Industries and the individual members of our board of directors moved to stay the Louisiana litigation pending resolution of the Texas State Court Action. On October 11, 2011, the plaintiffs voluntarily dismissed the lawsuit filed in Louisiana state court.

United States District Court for the Southern District of Texas

On October 11, 2011, a putative class action lawsuit challenging the merger was filed in the United States District Court for the Southern District of Texas against Global Industries and the individual members of our board of directors. The lawsuit is captioned Miller et. al. v. Global Industries Ltd., No. 4:11-cv-03625 (the “Texas Federal Court Action”). The Texas Federal Court Action generally alleges, among other things, that the members of our board of directors violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 in connection with the filing of the preliminary proxy statement on October 7, 2011 in so far as the preliminary proxy statement allegedly omitted material information. The plaintiffs generally seek, among other things, declaratory and injunctive relief prohibiting the defendants from consummating the proposed merger and other forms of equitable relief. On October 11 and 12, 2011, the plaintiffs filed motions to expedite discovery proceedings and to preliminarily enjoin the shareholder vote on the proposed transaction. On October 21, 2011, defendants filed a motion to dismiss the complaint for failure to state a claim.

As described below, on October 27, 2011, the parties to the Texas Federal Court Action, along with the parties to the Texas State Court Action, entered into a memorandum of understanding setting forth the terms and conditions of an agreement in principle to resolve all of the claims asserted in the shareholder litigation challenging the proposed merger.

Proposed Settlement of All Shareholder Litigation Related to the Merger

On October 27, 2011, the parties to the Texas State Court Action and the Texas Federal Court Action (together, the “Actions”) entered into a memorandum of understanding (the “MOU”) setting forth the terms and conditions of an agreement in principle to resolve all of the claims asserted in the Actions. Pursuant to the MOU, defendants have agreed that Global Industries would include in this definitive proxy statement certain supplemental disclosures concerning the merger. The MOU further provides that (1) the parties will agree upon and execute a stipulation of settlement (the “Stipulation”), which will replace the MOU, and will submit the Stipulation to the District Court of Harris County, Texas for review and approval; (3) the Stipulation will provide for dismissal of the Actions with prejudice on the merits; (4) the Stipulation will include a general release of defendants from any and all claims relating to, among other things, the merger, the merger agreement and any disclosures made in connection therewith; and (5) the MOU is, and the Stipulation will be, conditioned on, among other things, consummation of the merger, completion of certain confirmatory discovery, class certification and final approval by the District Court of Harris County, Texas following notice to the shareholders of Global Industries. In connection with the settlement, Global Industries or its successor-in-interest has agreed to pay, subject to court approval, an award of fees and expenses to plaintiffs’ counsel in an amount of $837,500.00.

The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events and transactions complained of in the aforementioned actions or that they have engaged in any wrongdoing. The defendants have entered into the MOU solely to eliminate the uncertainty, burden, risk, expense and distraction of further litigation.

The settlement will not affect the form or amount of consideration to be received by Global Industries in the merger.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Global Industries, Technip or Merger Sub. Such information can be found elsewhere in this proxy statement and in other public filings made by Global Industries with the SEC, which are available without charge at www.sec.gov or as more fully described in the section titled “Where You Can Find More Information.” Our shareholders are urged to read the full text of the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Merger Sub, an indirect, wholly-owned subsidiary of Technip, will merge with and into Global Industries and following completion of the merger Global Industries will be an indirect, wholly-owned subsidiary of Technip.

Amended and Restated Articles of Incorporation

As a condition to the merger, the articles of incorporation of Global Industries are to be amended and restated to remove the limitation on ownership by non-U.S. persons of Global Industries common stock.

Effective Time

The closing of the merger will occur no later than two business days after the date that the closing conditions contained in the merger agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The merger will become effective at such date and time as the certificate of merger is duly filed with the Louisiana Secretary of State or at such subsequent date and time that we and Technip agree to and specify in the certificate of merger. We are working with Technip to complete the merger as soon as practicable and are targeting completion of the merger by or during the fourth quarter of 2011. However, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Merger Consideration

Immediately prior to the effective time of the merger, any shares of Global Industries capital stock held by Global Industries itself as treasury stock or by Technip, Merger Sub, or any of their affiliates, will be canceled and cease to exist and no consideration will be paid for such shares. Each other share of our common stock outstanding immediately prior to the effective time of the merger shall be converted into the right to receive the merger consideration. At the effective time of the merger, all such shares of our common stock shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the merger consideration. The merger consideration will be equitably adjusted in the event of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, with respect to our common stock that occurs or has a record date prior to the effective time of the merger.

Equity Plans

Stock Options.  As of the record date, 1,391,867 options to purchase our common stock were outstanding, of which 297,134 had a per share exercise price that was less than the merger consideration. Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, each outstanding option to purchase our common stock, whether or not exercisable or vested, shall be cancelled, and we shall pay each holder at or promptly after the effective time of the merger for each such cancelled option an amount in cash without interest, less any required withholding taxes, determined by multiplying

(i) the excess of the merger consideration over the applicable exercise price per share of common stock subject to the stock option by (ii) the number of shares of common stock such holder could have purchased (assuming full vesting of the stock option) had such holder exercised such option in full immediately prior to the effective time of the merger.

Restricted Stock.  As of the record date, 1,523,050 unvested shares of our restricted common stock were outstanding. Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, each restricted share of common stock that is outstanding shall become fully vested, and shall be treated as a share of common stock and eligible to receive the merger consideration.

Performance Units.  As of the record date, 1,115,562 performance units with respect to our common stock were outstanding (assuming attainment of the applicable target level of performance). Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, each performance unit shall be canceled and, and we shall pay to each holder at or promptly after the effective time of the merger for each such canceled performance unit an amount in cash without interest, less any required withholding taxes, equal to (i) the merger consideration multiplied by (ii) the number of shares of common stock issuable pursuant to such performance unit assuming achievement of the target level of performance applicable to such performance unit.

Convertible Debentures

At the effective time of the merger, Global Industries’ senior convertible debentures shall remain outstanding and be treated in accordance with their terms. The merger will constitute a “fundamental change” as such term is defined in the indenture governing the debentures, and the holders of the debentures will have the rights related to a “fundamental change” under the indenture.

Exchange of Stock Certificates

Promptly following the effective time of the merger, Technip shall send, or cause the exchange agent appointed by it to send, to each holder of record of our common stock at the effective time of the merger a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the stock certificates or transfer of the uncertificated shares to the exchange agent) for use in the exchange of shares of our common stock for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. Until surrendered or transferred, as the case may be, each stock certificate or uncertificated share of common stock shall represent after the effective time of the merger for all purposes only the right to receive the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of Global Industries and Technip customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations made by us relate to the following:

•	our, and our subsidiaries’, corporate organization and other corporate matters;

•	our authorization, execution, delivery and performance and the enforceability of the merger agreement and the merger;

•	the shareholder approval required to adopt the merger agreement and the amended and restated articles of incorporation;

•	approval by our board of directors of the merger agreement and the adoption of the amended and restated articles of incorporation;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the merger agreement and related matters;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement and the transactions contemplated thereby;

•	our, and our subsidiaries’, capital structure and outstanding securities;

•	documents filed by us with governmental and regulatory authorities, including the SEC, and the accuracy of the financial statements and other information contained in those documents;

•	the accuracy of the information included in this proxy statement;

•	absence of changes or certain events involving Global Industries since June 30, 2011, including any occurrence of a material adverse effect (as defined in the merger agreement and described in the section captioned “The Merger Agreement — Definition of Material Adverse Effect”) on Global Industries;

•	the absence of certain undisclosed material liabilities;

•	our, and our subsidiaries’, compliance with applicable laws;

•	pending or threatened litigation, or claims that could give rise to litigation, involving us or our subsidiaries;

•	title to personal property and other assets;

•	our ownership of, and leases for, real property;

•	our interests in vessels and attendant plants used by us and our subsidiaries in our business;

•	our intellectual property;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	labor matters;

•	environmental matters;

•	our, and our subsidiaries’, compliance with material contracts, and the extent of our obligations thereunder;

•	the absence of brokers other than Simmons;

•	the receipt by our board of directors of an opinion from Simmons as to the fairness of the merger consideration, from a financial point of view, to Global Industries’ shareholders.

•	the inapplicability of anti-takeover statutes and regulations to the merger agreement and the merger;

•	the absence of material violations of the Foreign Corrupt Practices Act, export restrictions, anti-boycott regulations or embargo regulations applicable to Global Industries or any of its subsidiaries; and

•	the absence of a shareholder rights plan.

In the merger agreement, Technip made representations and warranties to us relating to the following:

•	its and Merger Sub’s respective corporate organization and other corporate matters;

•	its and Merger Sub’s respective authorization, execution, delivery and performance and the enforceability of the merger agreement and the merger;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•	the absence of violations of, or conflicts with, its or Merger Sub’s governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement and the transactions contemplated thereby;

•	the accuracy of the information that Technip has supplied to us for inclusion in this proxy statement; and

•	Technip’s possession of sufficient funds to satisfy its obligations to pay the merger consideration in respect of shares of common stock, stock options, and stock awards under the merger agreement.

The assertions embodied in our representations and warranties summarized above are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedule we delivered in connection therewith, or in the public filings we have made with the SEC. Accordingly, you should not rely on our representations, warranties and covenants as characterizations of the actual state of facts, since they are modified in part by the disclosure schedule and our public filings. Moreover, information concerning the subject matter of our representations, warranties and covenants may have changed since the date of the merger agreement and the representations, warranties and covenants will not reflect any such subsequent changes in facts.

Definition of Material Adverse Effect

Several of the representations and warranties made by us and Technip in the merger agreement and certain conditions to Technip’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us or Technip, as the case may be.

The merger agreement provides that a “material adverse effect,” with respect to any person, means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect resulting from:

(a) changes in the financial or securities markets or general economic or political conditions;

(b) changes or conditions generally affecting the industry in which such person or its subsidiaries operate;

(c) acts of war, sabotage, terrorism, insurrection, or piracy, or natural disasters;

(d) any changes, or prospective changes, in applicable law, GAAP or other applicable accounting standards after the date of the merger agreement;

(e) the execution of, or compliance with, the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement (provided, that this subclause (e) shall not qualify any representation or warranty or related condition requiring disclosure based on the consummation of the transactions contemplated by the merger agreement);

(f) any change in the trading prices or trading volume of such person’s capital stock or debt (but not any change or effect underlying such change in prices or volume unless otherwise excluded from the definition of material adverse effect) or any fluctuations in interest or exchange rates;

(g) the failure of such person to meet internal or analysts’ expectations or projections (but not any change or effect underlying or giving rise to such failure unless otherwise excluded pursuant to the definition of material adverse effect); and

(h) with respect to Global Industries, any action taken by us or any of our subsidiaries upon the express written request of Technip or Merger Sub;

provided, that any occurrence, condition, change, event or effect referred to in clauses (a) through (d) above may be taken into account in determining whether or not there has been a material adverse effect to the extent such occurrence, condition, change, event or effect has a materially disproportionate adverse effect on such person or its subsidiaries, taken as a whole, as compared to other participants in the industries and geographic regions in which such person or its subsidiaries operate, in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a material adverse effect or (ii) such person’s ability to consummate the transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Technip that we and our subsidiaries will conduct our business in all material respects in the ordinary course consistent with past practice (except as set forth in the disclosure schedules we delivered to Technip and Merger Sub or as expressly contemplated by the merger agreement, and except for any actions substantially consistent with the terms of any bids tendered to any potential customer prior to the date of the merger agreement, as required by applicable law or otherwise consented to by Technip), and that we will use our reasonable best efforts to (i) preserve intact our present business organization, (ii) maintain in effect all of our material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of our directors, officers and certain designated employees (provided, however, that we shall not be required to increase the compensation of, or make any other payments not otherwise due to, such persons) and (iv) maintain satisfactory relationships with our customers, creditors, suppliers and others having material business relationships with us.

Prior to the effective time of the merger, we have agreed not to do any of the following, nor to permit our subsidiaries to do any of the following (except as contemplated by the merger agreement, as required by applicable law or consented to by Technip):

•	amend or otherwise change our or any of our subsidiaries’ certificates of incorporation or bylaws or equivalent organizational documents (other than to adopt the amended and restated articles of incorporation);

•	split, combine or reclassify any shares of our capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of our capital stock, except for dividends by any of our wholly-owned subsidiaries or as set forth in the disclosure schedule we delivered to Technip and Merger Sub;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of our securities or the securities of our subsidiaries (other than pursuant to the forfeiture of equity incentive awards, the acquisition of shares of our common stock in settlement of the exercise price of a stock option or for the purposes of satisfying tax withholding obligations with respect to holders of equity incentive awards);

•	issue, deliver or sell, or authorize any of the foregoing actions, any of our securities or the securities of our subsidiaries, other than the issuance of any shares of our common stock upon the exercise of equity incentive awards outstanding as of the date of the merger agreement and the issuance of any securities of our subsidiaries to us or any other of our wholly-owned subsidiaries;

•	amend any terms of our securities, or the securities of any of our subsidiaries, or the terms of our outstanding senior convertible debentures (except for changes to equity incentive awards in the ordinary course consistent with past practice);

•	incur any capital expenditures or other obligations or liabilities in respect thereof except (i) as is contemplated by our capital expenditure budget for the year ending December 31, 2011, (ii) for the year ending December 31, 2012, capital expenditures not in excess of $5,000,000, (iii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $3,000,000 in the aggregate, and (iv) to repair damage resulting from insured casualty events;

•	except as set forth in the disclosure schedule we delivered to Technip and Merger Sub, or as contemplated by the merger agreement, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than

(i) equipment, components, raw materials or supplies in the ordinary course of business consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $500,000 individually or $2,000,000 in the aggregate;

•	sell, lease, license, abandon, permit to lapse or otherwise transfer, or create or incur any lien on, any of our or our subsidiaries’ assets, properties, rights, interests or businesses, other than sales of assets, properties, interests or businesses (i) in the ordinary course of business consistent with past practice (other than vessels we own not held for sale as of September 11, 2011) or (ii) with a value (including any related assumed indebtedness) that does not exceed $500,000 individually or $2,000,000 in the aggregate;

•	other than in connection with actions permitted by the merger agreement, make any loans, advances or capital contributions to, or investments in, any other person, other than (i) in the ordinary course of business consistent with past practice (including extensions of payment terms to customers) or (ii) intercompany loans, advances or capital contributions between us and our wholly-owned subsidiaries or between any of our wholly-owned subsidiaries;

•	create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all our, and our subsidiaries, other indebtedness for borrowed money) outstanding at any time greater than $5,000,000; except for cash-collateralization of letters of credit under our credit facility;

•	enter into any contract, agreement, arrangement or understanding that restricts our and our subsidiaries’ (or after the consummation of the merger, Technip’s, the surviving corporation’s or any of their respective subsidiaries’) ability to (a) sell any products or services to any other person or in any geographic region, (b) engage in any line of business, or (c) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to us or our subsidiaries (or after the consummation of the merger, Technip, the surviving corporation or any of their respective subsidiaries).

•	other than in the ordinary course of business consistent with past practice (including to address change orders or any disputes with customers or vendors), enter into, amend or modify in any material respect or terminate any material contract (or any contract entered into after the date of the merger agreement that would have been a material contract if entered into prior to the date of the merger agreement) or otherwise waive, release or assign any of our or our subsidiaries’ material rights, claims or benefits thereunder;

•	except to the extent required by the terms of any of our or our subsidiaries employee benefit plans, (i) with respect to any director, officer or employee whose annual compensation exceeds $125,000, (a) grant or increase any severance or termination pay or amend any existing severance pay or termination arrangement; (b) enter into any employment, consultancy, deferred compensation, severance or other similar agreement (or amend any such existing agreement); or (c) increase benefits payable under any existing severance or termination pay policies or employment agreements, except in the case of each of clauses (a) through (c) for the participation in employee benefits plans generally available to employees and customary compensation arrangements, in each case for newly hired non-executive, non-officer employees in the ordinary course consistent with past practice; (ii) establish, adopt or materially amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement; or (iii) increase or make any other favorable change to the compensation, bonus or other benefits payable to any of our or our subsidiaries’ directors, officers, or employees, except, with respect to any non-executive employees whose annual compensation does not exceed $125,000, for increases in the ordinary course of business consistent with past practice;

•	change materially our methods of accounting, except as required by changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by our independent public accountants;

•	settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against us or any of our subsidiaries, except (a) in the ordinary course of business consistent with past practice (including settling change orders or any disputes with customers or vendors) or (b) any settlement of the matters disclosed, reflected or reserved against in our most recent financial statements (or the notes thereto) included in the our SEC filings for an amount not materially in excess of the amount so disclosed, reflected or reserved; (ii) any shareholder litigation or dispute against us or any of our officers or directors; or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

•	agree, resolve or commit to do any of the foregoing.

Solicitation of Transactions

Pursuant to the merger agreement, we have agreed not to:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement — Definitions of Acquisition Proposal and Superior Proposal”) for us;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to us or our subsidiaries or afford access to our, or our subsidiaries’, business, properties, assets, or books, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party to make an acquisition proposal;

•	fail to make, withdraw or modify in a manner adverse to Technip, the approval or recommendation of our board of directors of the merger agreement, or the transactions contemplated thereby, and the amended and restated articles of incorporation, or recommend any acquisition proposal or take any action or make any public statement inconsistent with the recommendation of our board of directors, except as permitted by the merger agreement;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of our, or our subsidiaries’, equity securities; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal (other than a confidentiality agreement with a third party as permitted by the terms of the merger agreement).

We have also agreed that we will immediately cease and terminate any and all existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may take and disclose to our shareholders a position with respect to an acquisition proposal pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

Furthermore, notwithstanding the foregoing restrictions, at any time prior to the adoption of the merger agreement by our shareholders, we, directly or indirectly through our advisors, agents or other intermediaries, may, with respect to any person that has made a superior proposal or an acquisition proposal that our board of directors reasonably believes will lead to a superior proposal, engage in negotiations or discussions with such person, if such acquisition proposal was not solicited, initiated, or a result of any action taken to knowingly facilitate or encourage such acquisition proposal after the date of the merger agreement in breach of the prohibitions described above.

In addition, we may furnish to such person non-public information relating to us or our subsidiaries and afford access to our, or our subsidiaries’, business, properties, assets, books or records or otherwise cooperate, assist, facilitate and encourage such person; provided, however, that, (i) prior to taking such actions, we are required to enter into a confidentiality agreement with terms no less favorable to Global Industries than those contained in the Confidentiality Agreement, except that such confidentiality agreement may contain a less restrictive standstill restriction or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (ii) all such non-public information (to the extent that such information has not been previously provided or made available to Technip) is provided or made available to Technip, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person).

We have also agreed that we will promptly (and in any event within one calendar day) notify Technip of any acquisition proposal or any request for non-public information relating to us or our subsidiaries or access to the business, properties, books or records of us or our subsidiaries in each case by any person that has informed us that it is considering making, or has made, an acquisition proposal.

Additionally, we have agreed with Technip that our board of directors will not fail to make, withdraw or modify in a manner adverse to Technip, the approval or recommendation of our board of directors of the merger agreement, the transactions contemplated thereby, and the amended and restated articles of incorporation, or recommend any acquisition proposal or take any action or make any public statement inconsistent with the recommendation of our board of directors (an adverse recommendation change), unless (i) our board of directors determines in good faith, after consultation with outside legal counsel, that (a) an acquisition proposal constitutes a superior proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (b) in the absence of an acquisition proposal, if due to events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by us as of or prior to the date of the merger agreement, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) we have notified Technip in writing that our board of directors intends to make such a fiduciary determination, and (iii) at least five business days have elapsed following receipt by Technip of such notice.

If the board of directors’ fiduciary determination was made with respect to an acquisition proposal, we have agreed with Technip that our board of directors will not make an adverse recommendation change, unless (i) we have notified Technip that our board of directors has determined that an acquisition proposal is a superior proposal and that we intend to terminate the merger agreement in order to enter into a binding agreement with respect to such superior proposal, (ii) the notice to the Technip is accompanied by a copy of the binding agreement, and all other documentation, to be entered into with respect to such superior proposal, and (iii) the fifth business day after such notice is received by Technip has elapsed (except that any subsequent notice period following any amendment to the financial or material terms of the same superior proposal is two business days), and we have not received from Technip a written proposal to amend the terms of the merger agreement that the board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, to be at least as favorable, from a financial point of view, to the our shareholders than the superior proposal.

Definitions of Acquisition Proposal and Superior Proposal

For purposes of the merger agreement (and this summary), “acquisition proposal” means any third party offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, directly or indirectly, of 15% or more of our consolidated assets or 15% or more of any class of our equity or voting securities, or of any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our consolidated assets, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of our equity or voting securities, or of any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our consolidated assets, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our consolidated assets.

For purposes of the merger agreement (and this summary), “superior proposal” means a bona fide, written acquisition proposal for all of the outstanding shares of our capital stock or all or substantially all of our and our subsidiaries’ consolidated assets on terms that our board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor and outside legal counsel and taking into account all relevant factors, (i) if accepted, is reasonably expected to be consummated on the terms and conditions proposed, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) if consummated, would result in a transaction more favorable, from a financial point of view to our shareholders than provided under the merger agreement (taking into account any proposal by Technip to amend the terms of the merger agreement).

Conditions to the Closing of the Merger

The respective obligations of us, Technip and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by our shareholders;

•	the adoption of the amended and restated articles of incorporation by our shareholders;

•	no applicable law prohibits the consummation of the merger; and

•	the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act and Mexican antitrust law.

Conditions to the Obligations of Technip and Merger Sub

The obligations of Technip and Merger Sub to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	we shall have, in all material respects, performed all of our obligations required by the merger agreement to be performed by us at or prior to the effective time of the merger;

•	our representations and warranties contained in the merger agreement with respect to our corporate organization, our authority to enter into the merger agreement, the shareholder approval required to adopt the merger agreement and the amended and restated articles of incorporation, and our capital structure and outstanding securities must be true and correct in all respects at and as of the effective time of the merger (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), except for, in respect of representations and warranties relating to our capital structure, inaccuracies that would that would result in payment of $1,000,000 or less of additional merger consideration in respect of shares of common stock, stock options or stock awards, in the aggregate;

•	our other representations and warranties contained in the merger agreement must be true and correct (disregarding all materiality and material adverse effect qualifications contained therein) at and as of the effective time of the merger as if made at and as of such time, (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Global Industries;

•	we shall have delivered to Technip a certificate, signed by an executive officer, certifying to the above;

•	there shall not have been instituted or pending (or overtly threatened) any action or proceeding by any governmental authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger;

•	there shall not have occurred after the date of the merger agreement any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us; and

•	CFIUS shall have notified Technip that it has determined not to investigate the transactions contemplated by the merger agreement (including the merger) or, in the event that CFIUS has undertaken such an investigation, CFIUS has terminated such investigation or the President of the United States has determined not to take any action.

Conditions to Our Obligation

Our obligation to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•	each of Technip and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Technip in the merger agreement relating to its corporate organization and authority to enter into the merger agreement shall be true and correct in all respects at and as of the effective time of the merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time);

•	the other representations and warranties of Technip and Merger Sub contained in the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Technip; and

•	we shall have received a certificate signed by an executive officer of Technip certifying to the above.

Termination

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Technip or us:

•	if the merger has not been completed by the outside date; provided, that the right to so terminate the merger agreement is not available to a party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•	if there is an applicable law, order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, making consummation of the merger illegal or otherwise prohibited, or otherwise enjoining us or Technip from consummating the merger, and the same shall have become final and non-appealable; provided, that the right to so terminate the merger agreement is not available to a party whose breach of any provision of the merger agreement results in such action or event; or

•	if our shareholders fail to approve and adopt the merger agreement and the amended and restated articles of incorporation.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by Technip if:

•	our board of directors has made an adverse recommendation change, or an acquisition proposal has been publicly announced, and our board of directors has failed to reaffirm its recommendation with 10 business days after such public announcement; provided, however, that the right to terminate the merger agreement pursuant to this termination right as a result of such action must be exercised by Technip within 10 business days following the event giving rise to such right to terminate or, if sooner, immediately prior to the special meeting;

•	we shall have breached any of our representations and warranties become or we have failed to perform any covenant or agreement under the merger agreement, other than those under the non-solicitation provisions of the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where such breach is incapable of being satisfied by the outside date; provided, however, that Technip shall have given us 10 business days notice prior to termination;

•	prior to the special meeting, there has been an intentional and material breach of any covenants or obligations under the provisions of the merger agreement restricting our ability to solicit transactions after the date of the merger agreement (described above in the section captioned “The Merger Agreement — Solicitation of Transactions”).

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by us if:

•	prior to the special meeting, our board of directors shall have made an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal; provided, however, that we shall have paid any required termination fee; or

•	Technip or Merger Sub shall have breached any of their representations and warranties or Technip or Merger Sub has failed to perform any of their covenants or agreements under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where that breach is incapable of being satisfied by the outside date; provided, however, that we shall have given us 10 business days notice prior to termination.

Termination Fees and Expenses

We must pay the termination fee to Technip under the following circumstances:

•	Technip terminates the merger agreement because (i) our board of directors has made an adverse recommendation change, or an acquisition proposal has been publicly announced and our board of directors has failed to reaffirm its recommendation with 10 business days after such public announcement; (ii) we shall have breached any of our representations and warranties or we have failed to perform any covenant or agreement under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where such breach is (a) intentional and (b) incapable of being satisfied by the outside date; provided, however, that Technip shall have given us 10 business days notice prior to termination; or (iii) prior to the special meeting, there has been an intentional and material breach of any covenants or obligations under the non-solicitation provisions of the merger agreement; provided, however, that Technip shall have given us 10 business days notice prior to termination (described in the section captioned “The Merger Agreement — Solicitation of Transactions”);

•	prior to the special meeting, our board of directors shall have made an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal and we terminate the merger agreement; or

•	(i) the merger agreement or the amended and restated articles of incorporation are not approved and adopted by our shareholders at the special meeting, or any adjournment thereof, (ii) prior to such termination, an acquisition proposal shall have been publicly announced or otherwise been communicated to our shareholders and such acquisition proposal is not publicly withdrawn prior to the special meeting and (iii) within nine months following the date of such termination, we shall have entered into a definitive agreement with respect to, or recommended to our shareholders, an acquisition proposal or an acquisition proposal shall have been consummated (provided, however, that for purposes of this clause (iii), each reference to “15%” in the definition of acquisition proposal shall be deemed to be a reference to “50%”).

All out-of-pocket fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, whether or not the merger is consummated, except that, if we fail to pay the termination fee when due in the circumstances described above, we have agreed to pay any costs and expenses incurred by Technip or Merger Sub in connection with a legal action to enforce the merger agreement that results in a judgment against us for such amount, plus interest thereon.

If we become obligated to pay a termination fee as described above, and we pay such termination fee in full, Technip and Merger Sub shall be precluded from any other remedy against us, at law or in equity or otherwise, and neither Technip nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against us or any of our subsidiaries or any of our or their respective partners, managers, members, shareholders or our or their respective representatives in connection with the merger agreement or the transactions contemplated thereby.

Access to Information; Confidentiality

We have agreed to provide Technip and its counsel, financial advisors, auditors and other authorized representatives reasonable access to our and our subsidiaries’ offices, properties, books and records, to furnish Technip, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as they may reasonably request and to instruct our employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Technip in its investigation of us and our subsidiaries. Such access, information request and investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of our or our subsidiaries’ business. We are not required to provide any access, or to disclose any information (a) if providing such access or disclosing such information could violate any applicable law (including United States or foreign antitrust and privacy laws) or (b) if such information is protected by attorney-client privilege to the extent such privilege cannot be protected by us through exercise of reasonable efforts.

Regulatory Approvals

One of the conditions to both Global Industries’ and Technip’s obligations to complete the merger contained in the merger agreement is the expiration or termination of any applicable waiting periods under the HSR Act and the Mexican antitrust law. On September 23, 2011 (within the time period required by contract), Technip and Global Industries filed HSR Act notification forms with the FTC and the Antitrust Division and requested early termination of the waiting period. Early termination was granted on October 24, 2011.

The merger is also subject to the LFCE in Mexico. Technip and Global Industries are obligated to submit a filing to the FCC. Each of Global Industries and Technip made such filing on September 26, 2011 (within the time period required by contract). The FCC has 10 business days following the date of filing, to issue an order preventing the parties from closing the merger while the FCC reviews the merger. If after such term the FCC does not issue such an order, the parties are allowed to close the transaction before clearance. The FCC has 5 business days from the date of filing, to request basic information that should have been included in the initial filing and the FCC has 15 business days, from the later of the date of filing or the date upon which information was requested, to request additional documents from the parties. The FCC has 35 business days from the later of the date of filing or, if applicable, the date from which the parties complete their response to an information request, to determine whether to approve the transaction. In complicated cases, the FCC may extend the period for 40 additional business days to and/or make a decision as to whether the transaction complies with the LFCE. The parties believe that after obtaining the required approvals, consummation of the merger would not violate the LFCE. In this regard, please note that pursuant to the LFCE, a transaction that has been approved by the FCC may not be challenged, except on grounds that the parties furnished false information to the FCC. Prior to obtaining a decision, however, there is no assurance that the FCC would approve the transaction or approve the transaction without changes. Under the terms of the merger agreement, if the FCC issues an order preventing the closing of the merger a waiting period will commence and we must have subsequently received an approval from the FCC following the issuance of such an order, in order for the closing conditions to be met.

The applicable waiting period imposed under the LFCE expired on October 20, 2011, thereby satisfying the relevant closing condition in the merger agreement. However, the FCC is continuing to review the merger.

The merger is also subject to review by the competition authorities in Brazil. The appropriate Brazilian competition authorities were required to be notified of the transactions contemplated by the merger agreement within 15 business days of its execution. Notification of this transaction is a condition to the merger, but approval by the Brazil competition authorities is not. The required notification was submitted on September 28, 2011 (within the time period required by contract and Brazilian law).

One of the conditions to Technip’s obligation to complete the merger contained in the merger agreement is the notification by CFIUS to Technip that it has determined not to investigate the transactions contemplated by the merger agreement (including the merger) or, in the event that CFIUS has undertaken such an investigation, CFIUS has terminated such investigation or the President of the United States has determined not to take any action.

On October 7, 2011, Technip and Global Industries submitted a joint voluntary notice to CFIUS of the proposed acquisition of Global Industries. Within thirty days of accepting the notification, CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. The thirty-day review period expires at 11:59 p.m. Eastern time on November 9, 2011.

We cannot assure you that an antitrust, CFIUS or other regulatory challenge to the merger will not be made.

Agreements to Use Reasonable Best Efforts

Each of Global Industries, Technip and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable. In furtherance of the foregoing, upon the terms and subject to the conditions of the merger agreement, each of Global Industries, Technip and Merger Sub agreed to make all filings under the HSR Act as promptly as reasonably practicable but in no later than 10 business days following the execution of the merger agreement, and as promptly as practicable, but no later than 20 business days (unless an earlier filing is required by applicable law), following the execution of the merger agreement, to make all filings under the analogous laws existing in Mexico and Brazil. Technip and Global Industries both filed Premerger Notification and Report Forms under the HSR Act on September 23, 2011 with the FTC and the Antitrust Division in connection with the merger, made the required filing with the Mexican FCC on September 26, 2011 and with the Brazilian competition authorities on September 28, 2011.

Global Industries and Technip have also agreed to (i) each use its reasonable best efforts to respond to and comply with any request for information from any governmental authority charged with enforcing, applying, administering, or investigating any antitrust law, including the FTC, the Antitrust Division, any attorney general of a state of the United States or any other competition authority of any jurisdiction (each, an “Antitrust Authority”), (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority, (iii) cooperate in any proceedings or negotiations with any Antitrust Authority or other person relating to any of the foregoing, and (iv) not take any action that could reasonably be expected to materially hinder or delay the obtaining of clearance or the expiration of any required waiting period under any applicable antitrust law.

Technip is required under the merger agreement to take (and commit to take) with respect to itself and Global Industries such actions as may be necessary or advisable to avoid or eliminate impediments under any antitrust law or Exon-Florio that may be asserted by any Antitrust Authority, CFIUS or any other governmental authority with respect to the merger; provided, however, that any such action shall not constitute a “burdensome condition.” A “burdensome condition,” as defined under the merger agreement, means any action that, individually or in the aggregate, has an impact that is material and adverse on the benefits or value that Technip expects to receive in connection with the transactions contemplated by the merger agreement or requires Technip to agree to hold separate or to divest any of the material businesses, services, properties or assets of either Technip, on the one hand, or Global Industries and our subsidiaries, on the other hand; provided, however, that each of our Global 1200 and Global 1201 vessels shall be material properties.

Employee Matters

Technip has agreed that for one year following the effective time of the merger, Technip shall provide to each employee of Global Industries and our subsidiaries as of the effective time of the merger (i) the same or greater base salary or base rate of pay and target bonus opportunities as in effect immediately prior to the effective time of the merger, (ii) severance benefits (including, if applicable, post-termination health and welfare benefits) that are no less favorable than the severance benefits such employee was eligible for immediately prior to the effective time of the merger and (iii) such other compensation and employee benefits that, with respect to such employee, are substantially comparable in the aggregate to the compensation and benefits provided by us or our subsidiaries, as applicable, to such employee immediately prior to the effective time of the merger.

In addition, from and after the effective time of the merger, Technip shall, and shall cause us to, honor all obligations under all of our employee benefit plans in accordance with their respective terms as in effect immediately prior to the effective time of the merger. With respect to any employee benefit plan maintained by Technip or any of its subsidiaries in which any of our or our subsidiaries’ employees at the effective time of the merger or any dependent thereof is eligible or participates after the effective time of the merger, each such employee shall receive full credit for service with us and any of our subsidiaries (or predecessor employers to the extent the we or our subsidiaries currently provides such past service credit) for all purposes (including benefit accrual), to the same extent that such service was recognized as of the effective time of the merger under a comparable plan of Global Industries /or its subsidiaries in which such employee participated; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Technip has agreed to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Technip or any of its subsidiaries (other than us or any of our subsidiaries) in which any such employee or any dependent thereof participates from and after the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Global Industries welfare benefit plan immediately prior to the effective time of the merger, and will recognize the dollar amount of all expenses incurred by each such employee (and his or her eligible dependents) during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such employee or dependent participates from and after the effective time of the merger.

Financing Cooperation

At the request of Technip, we have agreed to reasonably cooperate with Technip in good faith in connection with negotiating and consummating any financing that Technip or any of its affiliates may desire to enter into in order to finance or refinance payment of amounts owed pursuant to the merger, the other transactions contemplated by the merger agreement and/or to refinance our or our subsidiaries’ existing debt; provided, however, that we shall not be required to produce any financial statements outside the ordinary course of business. In addition, at the request of Technip, we shall cooperate with Technip in discussions with lenders under our credit facility to terminate as of the effective time of the merger the credit facility or to seek amendments or waivers thereunder; provided, however, that prior to the effective time of the merger we shall not be required to pay any fees that are payable in connection with any such amendments of waivers.

Title XI Bonds

We have agreed to use our reasonable best efforts to obtain, and to deliver to Technip copies of, any required consent, waiver or approval of the Maritime Administration of the United States Department of Transportation required in connection with the consummation of the transactions contemplated by the merger agreement under and in respect of our United States Government Guaranteed Export Ship Financing Obligations, 2000 Series to ensure that no default or event of default occurs thereunder on terms reasonably satisfactory to Technip. We submitted to the Maritime Administration our request for such consent on September 20, 2011.

Brokers and Finders

We have represented to Technip that no broker, finder or investment banker is or will be entitled to any fees or commissions in connection with the merger other than Simmons (whose fees and expenses Global Industries will pay).

Directors’ and Officers’ Indemnification

For six years from and after the effective time of the merger, Technip and Global Industries as the surviving corporation will, jointly and severally, indemnify and hold harmless our, and our subsidiaries’, present and former officers and directors and each person who acts or has acted as a fiduciary under any of our, or our subsidiaries’, employee benefit plans in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the Louisiana Business Corporation Law or any other applicable law or provided under our articles of incorporation and bylaws in effect as of September 11, 2011. Technip is required to maintain in effect provisions in the surviving corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on September 11, 2011. Technip is also obligated to maintain substantially equivalent, and in any event no less favorable, directors’ and officers’ liability insurance or to purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 200% of our current annual premium, in which case Technip is obligated to provide as much insurance as may be purchased at such cost.

     Notice

Technip and we have agreed to notify each other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting us or any of our subsidiaries or Technip and any of its subsidiaries, as the case may be, that, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to any provision of the merger agreement or that relate to the consummation of the transactions contemplated by the merger agreement, (iv) any inaccuracy of any representation or warranty contained in the merger agreement at any time during the term of the merger agreement that could reasonably be expected to cause certain conditions to Technip’s and our obligations to consummate the transactions contemplated by the merger agreement not to be satisfied, and (v) any failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. The delivery of any notice by a party shall not limit or otherwise affect the remedies available under the merger agreement to the party receiving such notice.

     Public Announcements

Technip and Global Industries agreed to consult with one another before issuing, and will provide with each other reasonable opportunity to review and comment upon, any press release, to the extent practicable, any other public statements with respect to the merger agreement or the transactions contemplated thereby and shall not issue any such press release or, to the extent practicable, make any other public statement, except to the extent any public statement or press release may be required by applicable law or any listing agreement with or rule of any national securities exchange or association or as permitted by the provisions of the merger agreement with respect to the solicitation of transactions (in which case the disclosing party will, to the extent practicable, promptly inform the other party in writing in advance of such compelled disclosure).

     Other Remedies

If the merger agreement is terminated by us and/or Technip, then the merger agreement shall be void and of no effect, and neither Global Industries, on the one hand, nor Technip and Merger Sub, on the other, shall have any liability under the merger agreement except in respect of the provisions of the merger agreement with respect to expenses (including termination fee); provided, that, if such termination results from fraud or the intentional failure of a party to fulfill a condition to the performance of the obligations of the other party, or to perform a covenant under the merger agreement, that party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (including, in the case of Global Industries, damages based on the consideration that would have otherwise been payable to the holders of common stock, stock options, restricted stock and performance units).

The parties to the merger agreement are entitled to an injunction or injunctions, without the posting of any bond and without proof of actual damages, to prevent breaches of the merger agreement and to enforce specifically the performance of the terms and provisions thereof in any federal or state court located in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

In addition, Global Industries has the right to enforce, on behalf of the holders of Global Industries common stock, stock options, restricted stock and performance units, the rights of such holders to pursue claims for damages and other relief, including equitable relief, for Technip or Merger Sub’s breach or wrongful termination of the merger agreement or fraud.

     Amendment and Waiver

The merger agreement may be amended, or any provision thereof, waived, by the parties at any time prior to the effective time of the merger (but only if such amendment or waiver is in writing or signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective), before or after our shareholders have approved and adopted the merger agreement and the amended and restated articles of incorporation; provided, that, after our shareholders approve and adopt the merger agreement and the amended and restated articles of incorporation, no amendment or waiver of the merger agreement may be made that would require the further approval of our shareholders under the Louisiana Business Corporation Law without such approval having first been obtained.

APPROVAL OF EXECUTIVE COMPENSATION RELATED TO THE MERGER

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the merger-related compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger — Interests of Global Industries’ Executive Officers and Directors in the Merger.”

We are asking our shareholders to indicate their approval of the various change of control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation: Named Executive Officers,” under the section of this proxy statement entitled “The Merger — Interests of Global Industries’ Executive Officers and Directors in the Merger” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Global Industries’ overall compensation program for our named executive officers, which has been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the compensation committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with the arrangements being offered by other U.S. based, general diversified manufacturing companies with similar domestic and international sales and industries.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the shareholders of Global Industries approve, on a non-binding, advisory basis, the agreements or understandings with and items of compensation which may be payable to Global Industries’ named executive officers that are based on or other wise relate to the merger, as disclosed in the section of this proxy entitled “Golden Parachute Compensation: Named Executive Officers.”

Approval of this proposal is not a condition to completion of the merger. Shareholders should note that this non-binding proposal regarding merger-related compensation is merely an advisory vote that will not be binding on Global Industries or Technip, their boards of directors or our compensation committee. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments.

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires an affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, assuming a quorum is present. For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. No proxy that is specifically marked “AGAINST” the approval and adoption of the merger agreement will be voted in favor of the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is currently listed on NASDAQ under the symbol “GLBL.” This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the NASDAQ Global Select Market:

	Price per Share
Fiscal Year Ended December 31, 2009	Low	High

First Quarter	$2.74	$4.43
Second Quarter	$4.00	$7.68
Third Quarter	$5.11	$10.63
Fourth Quarter	$5.67	$9.20
Fiscal Year ended December 31, 2010
First Quarter	$6.15	$7.96
Second Quarter	$4.49	$7.26
Third Quarter	$4.12	$5.63
Fourth Quarter	$5.34	$7.05
Fiscal Year ending December 31, 2011
First Quarter	$6.74	$9.89
Second Quarter	$5.02	$10.11
Third Quarter	$3.25	$7.93
Fourth Quarter (through October 27, 2011)	$7.91	$7.96

On September 9, 2011, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $5.15. On October 27, 2011, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $7.96.

Following the consummation of the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The table below sets forth the ownership of our common stock, as of October 26, 2011, by (i) each named executive officer of Global Industries, (ii) each of our directors, and (iii) all of our directors and named executive officers as a group. All persons listed below have sole voting power and investment power over the shares beneficially held by them.

					Beneficial
	Shares	401(k)	Restricted	Exercisable	Ownership
Name(1)	Owned	Plan(2)	Shares(3)	Options(4)	Total	Percent

John B. Reed	40,000	0	300,000	50,000	390,000	*
John A. Clerico	600,551	0	0	0	600,551	*
C. Andrew Smith	44,000	0	75,000	16,666	135,666	*
Peter S. Atkinson(5)	112,651	0	0	225,600	338,251	*
James J. Doré(6)	166,981	0	0	103,000	269,981	*
Eduardo Borja	95,230	0	50,000	23,800	169,030	*
Ashit Jain	99,377	32	25,000	18,300	142,709	*
Charles O. Buckner	16,382	0	0	0	16,382	*
Lawrence R. Dickerson	47,013	0	0	0	47,013	*
Edward P. Djerejian	86,500	0	0	0	86,500	*
Charles R. Enze	6,666	0	0	0	6,666	*
Larry E. Farmer	56,921	0	0	0	56,921	*
Edgar G. Hotard	71,486	0	0	0	71,486	*
Richard A. Pattarozzi	75,477	0	0	0	75,477	*
All directors and executive officers as a group (14 persons)
TOTAL	1,519,235	32	450,000	437,366	2,406,633	2.08%

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in the care of Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077.

(2)	Shares held by the trustee of Global Industries’ retirement plan. Each participant in such plan instructs the trustee as to how the participant’s shares should be voted.

(3)	Shares issued pursuant to the Global Industries’ 2005 Stock Incentive Plan with remaining restrictions. Restricted stock can be voted, but is subject to forfeiture risks.

(4)	Shares that the named executive officers have the right to acquire through stock option exercises within sixty days after October 26, 2011.

(5)	The information provided is based on the Form 4 filed by Mr. Atkinson on December 14, 2010. Mr. Atkinson’s address is 13707 Lakeshore Way Cove, Houston, Texas 77077.

(6)	The information provided is based on the Form 4 filed by Mr. Doré on March 28, 2011 and additionally includes a net of 23,903 shares awarded to Mr. Doré upon his retirement. Mr. Doré’s address is 12118 Bellario Lane, Houston, Texas 77041.

Security Ownership of Certain Beneficial Owners

The following, to our knowledge as of October 26, 2011, are the only beneficial owners of 5% or more of the outstanding common stock.

	Number of
	Shares of		Percent of
Name and Address of Beneficial Owner	Common Stock		Class

Wells Fargo & Company 420 Montgomery Street San Francisco, California 94104	13,282,424	(1)	11.48%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	5,857,000	(2)	5.06%
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	8,751,974	(3)	7.56%
William J. Doré 4823 Ihles Road Lake Charles, Louisiana 70605	11,777,991	(4)	10.18%

(1)	The reporting party has sole voting power with respect to 10,414,694 shares of common stock, sole dispositive power with respect to 11,504,096 shares of common stock and shared dispositive power with respect to 1,775,818 shares of common stock, based on information furnished in a Schedule 13G/A filed with the SEC by Wells Fargo & Company on January 20, 2011.

(2)	The reporting party does not have voting or dispositive power with respect to the shares of common stock. Franklin Advisory Services, LLC, a subsidiary of Franklin Resources, Inc., has sole voting power with respect to 5,632,000 shares of common stock and sole dispositive power with respect to 5,857,000 shares of common stock, based on information furnished in a Schedule 13G filed with the SEC by Franklin Resources, Inc. on February 4, 2011.

(3)	The reporting party has shared voting power with respect to 4,698,570 shares of common stock and shared dispositive power with respect to 8,751,974 shares of common stock, based on information furnished in a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2011.

(4)	The reporting party has sole voting power and sole dispositive power over all shares of common stock, based on information furnished in a Schedule 13G filed with the SEC by Mr. Doré on June 28, 2011.

SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of shareholders in 2012 because we will no longer be a publicly held company. However, if the merger is not terminated or if we are otherwise required to do so under applicable law, we will hold our annual meeting of shareholders in 2012. If an annual meeting of shareholders is held:

•	Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders must be received no later than December 7, 2011. All proposals also will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to our Corporate Secretary by mail at 11490 Westheimer, Suite 400, Houston, Texas, 77077 or by facsimile at (281) 529-7747. If you intend to present a proposal at our 2012 Annual Meeting of Shareholders, but you do not intend to have it included in our 2012 proxy statement, your proposal must be delivered to the attention of our Corporate Secretary by mail at 11490 Westheimer, Suite 400, Houston, Texas, 77077 or by facsimile at (281) 529-7747 no later than the close of business on February 17, 2012. Your notice of a shareholder proposal not intended to be included in our 2012 proxy statement must set forth the information required by our bylaws.

•	Shareholders may recommend potential director candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary by mail at 11490 Westheimer, Suite 400, Houston, Texas, 77077 or by facsimile at (281) 529-7747. If you want to nominate an individual for election at our 2012 Annual Meeting of Shareholders, you must deliver your written request no later than the close of business on February 17, 2012. Your notice relating to the recommendation or nomination of a director candidate must set forth the information required by our bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Technip has supplied all information contained in this proxy statement relating to Technip and Merger Sub, and we have supplied all such information relating to us and the merger.

Our shareholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 28, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

The SEC allows us to incorporate by reference into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, excluding Items 7 and 8;

•	Definitive Proxy Statement on Schedule 14A filed April 5, 2011;

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011; and

•	Current Reports on Form 8-K filed January 4, 2011, February 28, 2011, March 17, 2011, May 23, 2011, September 12, 2011, and September 27, 2011.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Global Industries will provide you with copies of these documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates), without charge, upon written or oral request to:

Global Industries, Ltd.
11490 Westheimer, Suite 400
Houston, Texas 77077
(281) 529-7799
Attn: Investor Relations

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 28, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of
September 11, 2011
among

TECHNIP S.A.,

GLOBAL INDUSTRIES, LTD.
and
APOLLON MERGER SUB B, INC.

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 11, 2011 among Global Industries, Ltd., a Louisiana corporation (the “Company”), Technip S.A., a société anonyme organized under the laws of France (“Parent”), and Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have (i) approved and declared advisable this Agreement and the transactions contemplated hereby in accordance with the laws of the jurisdiction under which it was organized and (ii) with respect to the Company and Merger Subsidiary, have declared it advisable that their respective stockholders approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, in connection with the Merger (as defined below), the Board of Directors of the Company has approved and deemed it advisable that the shareholders of the Company adopt the Amended and Restated Company Charter (as defined below) to remove certain restrictions on ownership of Company Stock (as defined below) by non-US Persons;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, directly or indirectly, of 15% or more of the consolidated assets of the Company or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Amended and Restated Company Charter” means the amended and restated articles of incorporation of the Company to be adopted by the Company simultaneously with the consummation of the Merger, substantially in the form attached hereto as Exhibit A.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, provincial, state or local law (statutory or common), constitution, treaty, convention, ordinance, code, rule, regulation,

Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York, Houston, Texas or Paris, France are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011.

“Company Balance Sheet Date” means June 30, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Credit Facility” means the Company’s credit facility under that certain Third Amended and Restated Credit Agreement dated as of June 30, 2006, as amended.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, severance, change in control, transaction bonus, retention, or similar contract, plan, arrangement, policy or practice and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or welfare benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company, Subsidiary or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries located in the United States or with respect to which the Company or any of its Subsidiaries has any liability to a Person located in the United States.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority, relating to the effect of the environment on human health and safety, the environment, or any pollutant, contaminant, waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including workplace exposure to such substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exon-Florio” means Sec. 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246, 259 and regulations thereto 31 C.F.R. Part 800, et. seq.

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, chemical or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisionals, continuations, continuations-in-part, reexaminations and renewal applications), and any renewals, extensions, supplementary protection certificates and reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, and (vi) any similar intellectual property or proprietary rights.

“International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or, other than as mandated by Applicable Law, contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries located outside the United States.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Key Employees” means the individuals set forth on Section 1.01(a) of the Company Disclosure Schedule.

“knowledge” or “known” means (a) with respect to the Company, the knowledge of one or more of the officers or key employees of the Company, in each case as set forth on Section 1.01(b) of the Company Disclosure Schedule, after reasonable inquiry and (b) with respect to Parent, the knowledge of one or more of the officers of Parent after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Louisiana Law” means the Business Corporation Law of the State of Louisiana.

“Maritime Administration” means the Maritime Administration of the United States Department of Transportation.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its

Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (C) acts of war, sabotage, terrorism, insurrection, or piracy, or natural disasters, (D) any changes, or prospective changes, in Applicable Law, GAAP or other applicable accounting standards after the date of this Agreement, (E) the execution or compliance with this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that this subclause (E) shall not qualify any representation or warranty or related condition requiring disclosure based on the consummation of the transactions contemplated by this Agreement), (F) any change in the trading prices or trading volume of such Person’s capital stock or its debt (but not any change or effect underlying such change in prices or volume unless otherwise excluded pursuant to this paragraph) or any fluctuations in interest or exchange rates, (G) the failure of such Person to meet internal or analysts’ expectations or projections (but not any change or effect underlying or giving rise to such failure unless otherwise excluded pursuant to this paragraph); and (H) with respect to the Company, any action taken by the Company or any of its Subsidiaries upon the express written request of Parent or Merger Subsidiary; provided that any occurrence, condition, change, event or effect referred to in clauses (A) through (D) above may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such occurrence, condition, change, event or effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries and geographic regions in which such Person and its Subsidiaries operate, in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“NASDAQ” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries; (ii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith; (iii) Liens on cash collateralization of letters of credit under the Credit Facility; (iv) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the Company SEC Documents, including any encumbrances in respect of the Credit Facility and the Title XI Bonds); (v) Liens imposed or promulgated by zoning, building and other similar codes and regulations; (vi) restrictions under leases, subleases, licenses or occupancy agreements and liens or other encumbrances that have been placed by any developer, landlord or other similar third party on any real property in which the Company or any of its Subsidiaries has a leasehold interest and subordination or similar agreements relating thereto, to the extent disclosed to Purchaser prior to the date hereof; and (vii) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Representatives” means, in respect of any Person, such Person’s officers, directors, employees, consultants, agents, advisors, and controlled Affiliates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person, and (b) such Person or any subsidiary of such Person is a general partner.

“Termination Fee” means a cash amount equal to $30,000,000.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Title XI Bonds” means the Company’s United States Government Guaranteed Export Ship Financing Obligations, 2000 Series.

“Title XI Consent” means any required consent, waiver or approval of the Maritime Administration required in connection with the consummation of the transactions contemplated by this Agreement under and in respect of the Title XI Bonds to ensure that no default or event of default occurs thereunder.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.03
Agreement	Preamble
Antitrust Authority	8.01
Antitrust Laws	8.01
Burdensome Condition	8.01
Certificate of Merger	2.01
Certificates	2.03
Chartered Vessels	4.15
Closing	2.01
Common Stock	4.05
Company	Preamble
Company Board Recommendation	4.02
Company Equity Awards	2.04
Company Performance Unit	2.04
Company Restricted Share	2.04
Company SEC Documents	4.07
Company Securities	4.05
Company Stock Option	2.04
Company Stock Plan	2.04
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Current Employees	7.04

Term	Section

D&O Insurance	7.03
Debentures	2.05
Effective Time	2.01
e-mail	11.01
End Date	10.01
Equity Award Consideration	2.04
Exchange Agent	2.03
Exon-Florio Filing	8.01
Indemnified Person	7.03
Lease	4.14
Leased Vessels	4.15
Material Contract	4.22
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.19
Notice Period	6.03
Option Consideration	2.04
Owned Vessels	4.15
Parent	Preamble
Parent Employee Plan	7.04
Performance Unit Consideration	2.04
Post-Closing Period	7.04
Preferred Stock	4.05
Premerger Notification Rules	8.01
Proxy Statement	4.09
Superior Proposal	6.03
Superior Proposal Notice	6.03
Surviving Corporation	2.01
Tax	4.17
Tax Action	6.05
Tax Return	4.17
Tax Sharing Agreements	4.17
Taxing Authority	4.17
Time Chartered Vessels	4.15
Uncertificated Shares	2.03
Vessel	4.15
Vessel Equipment	4.15

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements existing as of the date hereof must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

The Merger

Section 2.01. The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Louisiana Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) with those characteristics set out in Article 3.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days, after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall (i) file a certificate of merger and the Amended and Restated Company Charter with the Louisiana Secretary of State and (ii) make all other filings or recordings required by Louisiana Law necessary to effect the Merger (such certificates and other filings set forth in clauses (i) through (ii), the “Certificate of Merger”). The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed (or at such later time as may be specified in the Certificate of Merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Louisiana Law.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.09, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary, or any of their Affiliates immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock eighteen months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for shares of Company Stock for which rights to receive payment of the fair value of such shares have been perfected shall be returned to Parent upon demand of Parent.

Section 2.04.  Equity Awards.  (a) At or immediately prior to the Effective Time, each outstanding option to purchase shares of Company Stock granted under the Company’s 1998 Equity Incentive Plan, as amended, or the Company’s 2005 Stock Incentive Plan, as amended, (each, a “Company Stock Plan” and each such option, a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such cancelled Company Stock Option an amount, less any applicable withholding for Taxes (the “Option Consideration”), in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Stock subject to the Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of the Company Stock Option) had such holder exercised such option in full immediately prior to the Effective Time.

(b) At or immediately prior to the Effective Time, each restricted share of Company Stock (whether subject to service-based or performance-based vesting conditions) (each, a “Company Restricted Share”) granted under any Company Stock Plan that is outstanding shall become fully vested, and shall be treated as a share of Company Stock for all purposes of this Agreement (including the right to receive the Merger Consideration in accordance with Section 2.02).

(c) At or immediately prior to the Effective Time, each performance unit with respect to Company Stock granted under any Company Stock Plan (each, a “Company Performance Unit” and, together with the Company Stock Options and Company Restricted Shares, “Company Equity Awards”), shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company Performance Unit, an amount in cash, less any applicable withholding for Taxes (the “Performance Unit Consideration” and, together with the Option Consideration and the Merger Consideration payable to holders of Company Restricted Shares, the “Equity Award Consideration”), equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Stock issuable pursuant to such Company Performance Unit assuming attainment of the target level of performance applicable to such Company Performance Unit (or such other level of performance if provided for in the award agreement underlying such Company Performance Unit.

(d) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to take all actions necessary such that, effective as of the Effective Time, each outstanding Company Equity Award shall be canceled in exchange for the applicable Equity Award Consideration (if any), including (i) obtaining any consents from holders of Company Equity Awards that are required under the terms of the applicable Company Stock Plan and (ii) amending, to the extent necessary and to the extent such amendment is permitted by the terms of such Company Equity Award or Company Stock Plan, the terms of such Company Equity Awards or Company Stock Plan to give effect to the transactions contemplated by this Section 2.04. Notwithstanding any other provision of this Section 2.04, payment may be withheld in respect of any Company Stock Options or Company Performance Units until any required consents of the holder of such Company Stock Options or Company Performance Units, as applicable, are obtained. For the avoidance of doubt, any Company Equity Awards with an intrinsic value of zero or less immediately preceding the Effective Time shall be canceled without any payment or other consideration therefor and the holder of such Company Equity Award shall have no rights whatsoever with respect to such cancelled Company Equity Award.

Section 2.05.  Convertible Securities.  At the Effective Time, Company’s 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) shall remain outstanding and shall be treated in accordance with their terms. Notwithstanding the foregoing, each of Parent and Merger Subsidiary acknowledges that the Merger will constitute a “Fundamental Change” as defined in the indenture governing the Debentures and that the holders of such Debentures shall have the rights related thereto under such indenture. The Company will provide prior notice of such Fundamental Change in accordance with the terms of the Debentures.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, and without prejudice to Section 6.01, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise or cancellation of any Company Stock Options or settlement or cancellation of any Company Performance Units outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.09.  Dissenting Shares.  Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has voted against the Merger and who has properly exercised dissenters’ rights with respect thereto in accordance with Section 12:131 of the Louisiana Law shall not be converted into the right to receive the Merger Consideration, and holders of such shares shall instead be entitled to receive payment of the fair value of such shares in accordance with Section 12:131 of the Louisiana Law, unless such holder fails to perfect, withdraws or otherwise loses the right to payment of the fair value of such shares under the Louisiana Law. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to payment of the fair value of such shares under the Louisiana Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company pursuant to Section 12:131 of the Louisiana Law, and Parent, at Parent’s expense, shall have the right to direct all negotiations and proceedings with respect to such demands so long as Parent does not create any obligations for the Company effective prior to the Effective Time. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

ARTICLE 3

The Surviving Corporation

Section 3.01.  Articles of Incorporation.  The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such articles of incorporation shall be amended in their entirety to read in full as set forth in the Amended and Restated Company Charter.

Section 3.02.  Bylaws.  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in (a)(i) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, (ii) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 or (iii) in any Current Report on Form 8-K filed by the Company with the SEC after the date of the filing of such Form 10-K and prior to the date hereof, in each case other than (A) any information that is contained in the “Risk Factors” section of such reports and (B) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such reports, if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger and adoption of the Amended and Restated Company Charter, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two thirds of the shares of Company Stock represented at the Company Stockholder Meeting is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and adoption of the Amended and Restated Company Charter (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders; (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby; (iii) unanimously approved, adopted and declared advisable the adoption of the Amended and Restated Company Charter; and (iv) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement and the adoption of the Amended Restated Company Charter by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger; (b) compliance with any applicable requirements of the HSR Act and any analogous laws existing in foreign jurisdictions; (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities law; (d) consent of the Maritime Administration in connection with the Company’s Title XI Bonds; (e) compliance with any applicable requirements of the rules and regulations of NASDAQ; and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation (in respect of the performance and consummation of the transactions contemplated hereby, assuming the adoption of the Amended and Restated Company Charter), the Amended and Restated Company Charter or bylaws of the

Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock of $0.01 par value per share (“Common Stock”) and 30,000,000 shares of Preferred Stock of $0.01 par value per share (“Preferred Stock”). As of August 31, 2011, there were (i) 115,981,036 shares of Common Stock outstanding, including 1,582,350 Company Restricted Shares, (ii) Company Stock Options to purchase an aggregate of 1,436,293 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 1,257,291 shares of Company Stock were vested or exercisable), (iii) Company Performance Units in respect of 1,139,338 shares of Common Stock (assuming attainment of the applicable target level of performance), and (iv) $325,000,000 aggregate principal amount of Debentures, which are convertible into shares of Company Stock. There are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Option, Company Performance Unit or other compensation plan or arrangement or the Debentures will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list of outstanding Company Stock Options, Company Performance Units and Company Restricted Shares, including the holder, date of grant, exercise price (if applicable), vesting schedule and number of shares of Company Stock subject thereto (in the case of Company Performance Units, assuming attainment of the target level of performance).

(b) Except as set forth in this Section 4.05, including any shares of Common Stock obtained through exercise of Company Stock Options or settlement of Company Performance Units described herein, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are as set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien other than Permitted Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2009 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each document of the type included in the definition of Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are designed to timely alert the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Since January 1, 2009, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2009.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since January 1, 2009, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Since January 1, 2009, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ.

(j) Section 4.07(j) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2009.

(k) Since January 1, 2009, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents.  The proxy statement of the Company to be filed with the SEC in connection with the Merger and the adoption of the Amended and Restated Company Charter (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement to the extent based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  (a) Since the Company Balance Sheet Date through the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date through the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a) through (m).

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, other than liabilities or obligations (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (c) incurred under this Agreement or in connection with the transactions contemplated hereby and (d) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.  Compliance With Laws and Court Orders.  The Company and each of its Subsidiaries is, and since January 1, 2009 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations or investigations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no Order outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13.  Litigation.  There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14.  Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(c) Section 4.14(c) of the Company Disclosure Schedule sets forth a complete and correct list of all owned and leased real property.

Section 4.15.  Vessels.  (a) Section 4.15(a) of the Company Disclosure Schedule sets forth each of the vessels and attendant plant (each a “Vessel” and collectively the “Vessels”) used by the Company or any of its Subsidiaries in its business and, as to each of the Vessels, distinguishes among: (i) those Vessels that are owned by the Company or any of its Subsidiaries (the “Owned Vessels”); (ii) those Vessels that are chartered by the Company or any of its Subsidiaries under charter or use arrangements that are designated “bareboat or demise charters”, other than Owned Vessels (the “Bareboat Chartered Vessels”); (iii) those Vessels that are chartered by the Company or any of its Subsidiaries for a time period in excess of six months under charter or use arrangements not designated “bareboat or demise charters” (the “Time Chartered Vessels” and, together with the Bareboat Chartered Vessels and the Leased Vessels (defined below), collectively the “Chartered Vessels”); and (iv) those Vessels that are leased by the Company or any of its Subsidiaries for a time period in excess of six months and not described in clause (i), (ii) or (iii) above (the “Leased Vessels”).

(b) The Company or its Subsidiaries are the registered owners of and have valid and marketable title to the Owned Vessels, free and clear of all Liens other than Permitted Liens. The Company or its Subsidiaries have valid and enforceable charters, use arrangements or similar rights with respect to the Chartered Vessels, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Owned Vessels is validly registered under the laws of its flag state.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Owned Vessels:

(i) have current flag state certificates, including (A) in the case of Owned Vessels under U.S. flag, certificates of inspection and documentation, and (B) in the case of the other Owned Vessels, certificates of registry, in effect with the applicable Governmental Authority, in each case free of reportable exceptions or notations of record;

(ii) are afloat and are substantially seaworthy;

(iii) hold in full force all material permits, licenses, certificates, approvals, consents, notices, waivers, franchises, registrations, filings, accreditations or other similar authorizations required by any Applicable Law required for the lawful operation in the manner vessels of their kind are being operated in the trade in which the Owned Vessels are operated; and

(iv) have valid and unextended class certificates without condition or recommendation, and the class of the Owned Vessels are maintained without condition or recommendation.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all tangible personal property owned or utilized by the Company or any of its Subsidiaries, including boats, barges, vessels and Vessel Equipment, are in good operating condition and are maintained substantially consistent with the standards generally followed in the industry. “Vessel Equipment” means boilers, generators, machinery, pipe reels, pipe laying and/or handling equipment, boats, lifeboats, masts, towers, cranes, engines, instruments, anchors and anchor handling equipment, chains, cables, apparel, accessories, tackle, rigging, electronic, radar, communication, radio installation and navigational equipment, and all other associated equipment, furnishings, appliances and consumables.

Section 4.16.  Intellectual Property.  Section 4.16 of the Company Disclosure Schedule sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all material Intellectual Property used in the conduct of its business as currently conducted; (b) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person; (c) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property right owned by the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received any written notice from a Third Party of any pending claim, action, suit, order or proceeding by such Third Party against the Company or any of its Subsidiaries with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person; (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property rights owned by the Company or any of its Subsidiaries; (f) the Company and its Subsidiaries have taken reasonable steps substantially in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (g) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (h) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology for material IT Assets substantially consistent with industry practices.

Section 4.17.  Taxes.  (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2010 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed on the deemed transfer of an interest in real property as a result of the Merger.

(g) Schedule 4.17(g) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing

Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.18.  Employees.  Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, as of the date hereof, all material commissions, bonuses and other incentive-based compensation payable to employees, consultants or contractors for services performed on or prior to the date hereof have been paid in full or fully accrued for. Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, the Company is not aware of any Key Employee that intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date, and no Key Employee has any agreements as to length of notice or severance payment required to terminate his or her employment. To the knowledge of the Company, each individual characterized and treated by the Company or any Subsidiary as an independent contractor is properly treated as an independent contractor under all Applicable Law.

Section 4.19.  Employee Benefit Plans.  (a) Section 4.19 of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) or, if applicable, forms thereof, and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust.

(b) None of the Company, any Subsidiary, nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, is obligated to contribute to, or has in the past sponsored, maintained or contributed to or been obligated to contribute to, any Employee Plan subject to Title IV of ERISA, a defined benefit plan, a multiple employer plan or a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the knowledge of the Company, there is no reason why any such determination letter should be revoked or not be reissued, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code, and has been maintained in good standing with applicable Governmental Authorities. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to any payment of money or other property, including any bonus, severance, retirement, job security or other benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee, director or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount to any current or former employee, director or independent contractor that would not be deductible pursuant to the terms of Section 280G of the Code (without regard to subsection (b)(4) thereof) or 162(m) of the Code or that would be subject to the excise tax of Section 4999 of the Code. Section 4.19(d)

of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent and (ii) a reasonable, good faith estimate of the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(e) (i) Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or similar non-US law, and (ii) no condition exists that would prevent the Company or any Subsidiary from amending or terminating without material liability to the Company or any of its Subsidiaries any Employee Plan providing health or medical benefits in respect of any current or former employee of the Company or any Subsidiary.

(f) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or International Plan which would increase the expense of maintaining such Employee Plan or International Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2010, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except (i) to the extent reflected as a liability on the Company Balance Sheet or (ii) as would not reasonably be expected to have, individually as in the aggregate, a Material Adverse Effect on the Company.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan or International Plan before any arbitrator or any Governmental Authority, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i) The Company has provided Parent with a list and copies of each material International Plan. Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law (including any special provisions relating to qualified plans where such Plan was intended so to qualify and any requirements relating to the funding of such plans) and has been maintained in good standing with applicable regulatory authorities, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.20.  Labor Matters.  The Company and its Subsidiaries are in with compliances with all Applicable Laws relating to employment and employment practices, including those relating to terms and conditions of employment, wages and hours, collective bargaining, unemployment compensation, equal employment opportunity, employment discrimination, workers’ compensation, employee classification, information privacy and security, payment and withholding of Taxes, continuation of coverage with respect to group health plans and immigration, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is a party to any collective bargaining or similar agreement with any labor union or organization and no works council exists or has been appointed at the Company or any Subsidiary. There is no unfair labor practice complaint, or union organizing effort, pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. There are no labor controversies, including strikes, disputes, slowdowns or work stoppages, pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. There are no employment-related claims, including wrongful termination, discrimination and sexual harassment claims, pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.21.  Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, claim, suit or proceeding or, to the knowledge of the Company, investigation or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened, by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and, during the relevant time periods specified under all applicable statutes of limitation, have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) to the knowledge of the Company, except as disclosed or provided for in the Company Balance Sheet or in the notes thereto, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under any Environmental Law with respect to either the release into or through the environment of, or the exposure to, any Hazardous Substance.

(b) To the knowledge of the Company, all reports, correspondence and other documentations addressing material environmental matters in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries have been delivered to or made available for review by Parent at least five Business Days prior to the date hereof.

(c) For purposes of this Section 4.21, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.22.  Material Contracts.  The Company has made available to Parent a true and complete copy of each (a) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is party as of the date hereof and (b) other contract currently being performed to which the Company or any of its Subsidiaries is a party as of the date hereof pursuant to which the Company and its Subsidiaries spent or received or are reasonably expected to spend or receive, in the aggregate, in excess of $15,000,000 over the term of such contract (each such contract, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts, and any contract entered into between the date hereof and the Effective Time that would be a Material Contract if entered prior to the date hereof, is valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, or any contract entered into between the date hereof and the Effective Time that would be a Material Contract if entered prior to the date hereof, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract or any contract entered into between the date hereof and the Effective Time that would be a Material Contract if entered prior to the date hereof. Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

Section 4.23.  Finders’ Fees.  Except for Simmons & Company International, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates or Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24.  Opinion of Financial Advisor.  The Company has received the opinion of Simmons & Company International, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders, from a financial point of view.

Section 4.25.  Antitakeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Sections 132 — 134 and Sections 135 — 140.2 of the Louisiana Business Corporation Law, and, accordingly, no antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.26.  Foreign Corrupt Practices and International Trade Sanctions.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, agents or employees is aware of any action, or any allegation of any action, or has taken any action that would constitute a violation in any material respect by such Persons of (a) the Foreign Corrupt Practices Act or (b) any export restrictions, anti-boycott regulations or embargo regulations applicable to the Company or any of its Subsidiaries.

Section 4.27.  Shareholder Rights Plan.  The Company is not a party to a shareholder rights plan with respect to the Company Stock.

ARTICLE 5

Representations and Warranties of Parent

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Parent, as the sole stockholder of Merger Subsidiary, has adopted and approved this Agreement and the transactions contemplated hereby, and no vote or approval of the stockholders of Parent is required.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger; (b) compliance with any applicable requirements of the HSR Act and any analogous laws existing in foreign jurisdictions; (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities law; (d) consent of the Maritime Administration in connection with the Company’s Title XI Bonds; and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or similar organizational document of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, or (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.05.  Disclosure Documents.  The information supplied by Parent for inclusion in the Proxy Statement, and any amendment or supplement thereto, will not, at the time the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06.  Sufficient Funds.  Parent has sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the aggregate Merger Consideration and the aggregate Equity Award Consideration on the terms and conditions contained in this Agreement and any repayment or refinancing of debt of the Company or any of its Subsidiaries required to be repaid or refinanced as a result of the Merger, and there is no restriction on the use of such cash or cash equivalents for such purpose.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  Except as set forth in Section 6.01 of the Company Disclosure Schedule, and except for any actions substantially consistent with the terms of any bids tendered to any potential customer prior to the date of this Agreement, expressly required or permitted by this Agreement, required by Applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and Key Employees (provided, however, that the Company shall not be required to increase the compensation of, or make any other payments not otherwise due to, such persons) and (iv) maintain satisfactory relationships with its customers, creditors, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, required by Applicable Law or consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), other than (i) to adopt the Amended and Restated Company

Charter at the Effective Time; and (ii) amend any such organizational document of any Subsidiary of the Company in accordance with Section 8.09 or in an immaterial respect;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or as set forth in Section 6.01(b) of the Company Disclosure Schedule or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (except pursuant to the forfeiture of Company Equity Awards or the acquisition by the Company of shares of Company Stock in settlement of the exercise price of a Company Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Company Equity Awards);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the terms thereof and (B) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend any term of any Company Security, any Company Subsidiary Security or the Debentures (in each case, whether by merger, consolidation or otherwise), except for changes to the terms of Company Equity Awards in the ordinary course consistent with past practice or in accordance with Section 2.04 hereof;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except (i) with respect to the current year, as contemplated by the capital expenditure budget for the current year, a copy of which the Company has made available to Parent prior to the date of this Agreement; (ii) with respect to the year 2012, $5,000,000; (iii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $3,000,000 in the aggregate; and (iv) to repair damage resulting from insured casualty events;

(e) other than as permitted by Section 6.01(d) or as set forth in Section 6.01(e) of the Company Disclosure Schedule, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) equipment, components, raw materials or supplies in the ordinary course of business consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $500,000 individually or $2,000,000 in the aggregate;

(f) sell, lease, license, abandon, permit to lapse or otherwise transfer, or create or incur any Lien other than Permitted Liens on, any of the Company’s or its Subsidiaries’ assets, properties, rights, interests or businesses, other than sales of assets, properties, interests or businesses (i) in the ordinary course of business consistent with past practice (other than Owned Vessels not held for sale on the date hereof) or (ii) with a value (including any related assumed indebtedness) that does not exceed $500,000 individually or $2,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice (including extensions of payment terms to customers) or (B) intercompany loans, advances or capital contributions between the Company and its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries;

(h) create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $5,000,000; except for cash-collateralization of letters of credit under the Credit Facility;

(i) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in the last sentence of Section 4.22 or (ii) other than in the ordinary course of business consistent with past practice (including to address change orders or any disputes with customers or vendors), enter into, amend or modify in any material respect or terminate any Material Contract (or any contract entered into after the date of this Agreement that would have been a Material Contract if entered into prior to the date of this Agreement) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder;

(j) except to the extent required by the terms of any Employee Plan or International Plan, (i) with respect to any director, officer or employee whose annual compensation exceeds $125,000 of the Company or any of its Subsidiaries, (A) grant or increase any severance or termination pay or amend any existing severance pay or termination arrangement; (B) enter into any employment, consultancy, deferred compensation, severance or other similar agreement (or amend any such existing agreement); or (C) increase benefits payable under any existing severance or termination pay policies or employment agreements, except in the case of each of clauses (A) through (C) for the participation in employee benefits plans generally available to employees and customary compensation arrangements, in each case for newly hired non-executive, non-officer employees in the ordinary course consistent with past practice; (ii) establish, adopt or materially amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement; or (iii) increase or make any other favorable change to the compensation, bonus or other benefits payable to any director, officer, or employee of the Company or any of its Subsidiaries, except, with respect to any non-executive employee of the Company or any of its Subsidiaries whose annual compensation does not exceed $125,000, for increases in the ordinary course of business consistent with past practice;

(k) change materially the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, except (A) in the ordinary course of business consistent with past practice (including settling change orders or any disputes with customers or vendors) or (B) any settlement of the matters disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved; (ii) any stockholder litigation or dispute against the Company or any of its officers or directors; or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(m) agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement. Subject to Section 6.03, the Board of Directors of the Company shall (i) unanimously recommend approval and adoption of this Agreement by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Applicable Law (it being agreed that in the event the Company provides a notice as required by Section 6.03(c)(ii) or Section 6.03(d)(i) and the Company determines to supplement or amend the Proxy Statement in connection therewith, such supplement or amendment shall be deemed to be required by Applicable Law) is provided to the Company’s stockholders or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

Section 6.03.  No Solicitation; Other Offers.  (a) General Prohibitions. The Company and its Subsidiaries shall not, and each shall use their reasonable best efforts to cause its or their Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party to make an Acquisition Proposal; (iii) fail to make the Company Board Recommendation, withdraw or modify in a manner adverse to Parent the Company Board Recommendation, or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation except as permitted by Section 6.03(b) through 6.03(e) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement with a Third Party permitted under Section 6.03(b)). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section by the Company.

(b) Exceptions.  Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party (and its Representatives or financing sources) that has made after the date of this Agreement a Superior Proposal or Acquisition Proposal that the Board reasonably believes will lead to a Superior Proposal; provided that such Superior Proposal or Acquisition Proposal did not result from a breach by the Company of Section 6.03(a); (B) furnish to such Third Party or its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries; and (C) afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries or otherwise cooperate, assist, facilitate and encourage such Third Party; provided, however, that the Company and its Subsidiaries shall not take any of the actions described in clauses (B) and (C) above unless and until the Company has entered into a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms (including with respect to the standstill provisions) no less favorable to the Company than those contained in the confidentiality agreement dated July 13, 2011 between the Company and Parent (the “Confidentiality Agreement”); provided, however, that (1) such confidentiality agreement may contain a less restrictive standstill restriction or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such Third Party); and

(ii) the Board may make an Adverse Recommendation Change if the Board determines in good faith, after consultation with outside legal counsel, that (A) an Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law or (B) in the absence of an Acquisition Proposal, if due to events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by the Company as of or prior to the date hereof, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained herein shall prevent the Board from (i) complying with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Company Board Recommendation in such statement or in connection with such action, (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act (which it is agreed shall not constitute an Adverse Recommendation Change), or (iii) causing the Company to make any factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto; provided, however, that, with respect to this clause (iii), the Company shall, to the extent practicable, provide Parent with a reasonable opportunity to comment on and review any such statement, if such statement is to be made and released in a writing.

(c) Required Notices.

(i) The Company shall notify Parent promptly (but in no event later than by 5:00 p.m., Houston time, on the next calendar day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including of the material terms and conditions thereof and for the avoidance of doubt the identity of the party making the Acquisition Proposal, and shall keep Parent reasonably informed as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than by 5:00 p.m., Houston time, on the next Business Day) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in each case by any Third Party that has informed the Company that it is considering making, or has made, an Acquisition Proposal.

(ii) The Board shall not make an Adverse Recommendation Change pursuant to Section 6.03(b)(ii)(B) unless the Company has notified Parent that the Board intends to make such an Adverse Recommendation Change, which notice shall specify in reasonable detail the facts and information constituting the basis for such contemplated determination, and until a period commencing on the date that such notice is deemed received by Parent in accordance with Section 11.01 and ending at 5:00 pm, Houston time, on the fifth Business Day thereafter has elapsed.

(d) ‘‘Last Look”.   The Board shall not make an Adverse Recommendation Change pursuant to Section 6.03(b)(ii)(A) unless:

(i) the Company has notified Parent that the Board has determined that an Acquisition Proposal is a Superior Proposal and that, subject to compliance with the provisions hereof, the Company intends to terminate this Agreement pursuant to Section 10.01(d)(i) in order to enter into a binding agreement with respect to such Superior Proposal (such notice, the “Superior Proposal Notice”);

(ii) the Superior Proposal Notice is accompanied by the agreement referred to in clause (i) of this Section 6.03(d) and all other documentation to be entered into by the Company or, to the extent known and available to the Company, by any of the Company’s Representatives in connection with such Superior Proposal; and

(iii) a period commencing on the date that the Superior Proposal Notice is deemed to be received by Parent in accordance with Section 11.01 and ending at 5:00 p.m., Houston time, on the fifth Business Day thereafter (such five-Business Day period, the “Notice Period”) has elapsed and the Company has not received from Parent a written proposal to amend the terms of this Agreement that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, to be at least as favorable, from a financial point of view, to the Company’s stockholders as the transactions described in the Superior Proposal Notice.

It is understood and agreed that, upon the expiration of a Notice Period, if the Company has not received from Parent a written proposal to amend the terms of this Agreement that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, to be at least as favorable, from a financial point of view, to the Company’s stockholders as the transactions described in the Superior Proposal Notice, the Company shall have the right to terminate this Agreement pursuant to Section 10.01(d)(i) at any time thereafter. It is also understood and agreed that any amendment to the financial terms or other material terms of a Superior Proposal after delivery of a Superior Proposal Notice in respect of such Superior Proposal shall require delivery of another Superior Proposal Notice and another Notice Period in respect of such Superior Proposal pursuant to Section 6.03(d)(iii), except that, assuming Parent has been afforded at least one Notice Period of at least five Business Days in respect of a Superior Proposal from such Third Party, any and each such subsequent Notice Period shall expire at 5:00 p.m., Houston time, on the second Business Day after the date that such subsequent Superior Proposal Notice is deemed received by Parent in accordance with Section 11.01.

(e) Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal for all of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor and outside legal counsel and taking into account all relevant factors, (i) if accepted, is reasonably expected to be consummated on the terms and conditions proposed, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) if consummated, would result in a transaction more favorable, from a financial point of view to the Company’s stockholders than provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)).

(f) Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. To the extent it has the contractual authority to do so, the Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall certify to Parent that the Company has received all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any access, information request and investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.04 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information could violate any Applicable Law (including United States or foreign antitrust and privacy laws) or (B) if such information is protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of reasonable efforts. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 6.05.  Tax Matters.  (a) From the date hereof until the Effective Time, except as required by Applicable Law, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting or file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action (each such action or omission, a “Tax Action”) if, in each case, any such Tax Action would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its

Subsidiaries by an amount in excess of $5,000,000. Any Tax Action increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries in excess of $5,000,000 shall not be undertaken without the consent of Parent, which consent will not be unreasonably withheld.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Voting of Shares.  Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of the Company Stockholder Approval.

Section 7.03.  Director and Officer Liability.

(a) For six years from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries and each person who acts or has acted as a fiduciary under any Employee Plan of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Louisiana Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Parent and the Surviving Corporation shall advance reasonable expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 7.03(a) in accordance with the procedures set forth in the Company articles of incorporation and bylaws in effect on the date hereof;

provided, however, that the director or officer of the Company to whom expenses are advanced undertakes to repay such advanced expenses to Parent and the Surviving Corporation if it is ultimately determined that such director or officer is not entitled to indemnification pursuant to this Section 7.03(a).

(b) For six years from and after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the

Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent and the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or Parent and the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, or under Louisiana Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights under this Section 7.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his heirs and representatives.

Section 7.04.  Post-Closing Employee and Employment Benefit Matters.

(a) For the one year period following the Closing Date (the “Post-Closing Period”), with respect to each employee of the Company or any Subsidiary as of the Effective Time (the “Current Employees”), Parent shall, or shall cause the Company or a Subsidiary to, as applicable, provide to each such Current Employee (i) the same or greater base salary or base rate of pay and target bonus opportunities as in effect immediately prior to the Effective Time, (ii) severance benefits (including, if applicable, post-termination health and welfare benefits) that are no less favorable than the severance benefits such Current Employee was eligible for immediately prior to the Effective Time and (iii) such other compensation and employee benefits that, with respect to such Current Employee, are substantially comparable in the aggregate to the compensation and benefits provided by the Company or Subsidiary, as applicable, to such Current Employee immediately prior to the Effective Time.

(b) From and after the Effective Time, Parent shall, and shall cause the Company to, honor all obligations under the Employee Plans and International Plans in accordance with their respective terms as in effect immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall assume and honor all obligations under the Key Management Change-In-Control Agreements set forth in Section 4.19(d) of the Company Disclosure Schedule. For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Employee Plan or International Plan, for purposes of any Employee Plan or International Plan containing a definition of “change in control” or “change of control”, the Merger shall be deemed to constitute a “change in control” or “change of control”.

(c) With respect to any employee benefit plan maintained by Parent or any of its Subsidiaries (each a “Parent Employee Plan”) in which any Current Employee or any dependent thereof is eligible or participates after the Effective Time, such Current Employee shall receive full credit for service with the Company and any of its Subsidiaries (or predecessor employers to the extent the Company or a Subsidiary currently provides such past service credit) for all purposes (including benefit accrual), to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company and/or its Subsidiaries in which such Current Employee participated; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries (other than the Company and any of its Subsidiaries) in which any Current Employee or any dependent thereof participates from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Current Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Current Employee or dependent participates from and after the Effective Time.

(e) The provisions contained in this Section 7.04 with respect to Current Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee, former employee, or any participant in any Employee Plan or International Plan (or beneficiary of any of the foregoing), including any right to continued (or resumed) employment with Parent, the Company, or any of their respective Subsidiaries, and no provision of this Section 7.04 shall constitute an amendment of, or an undertaking to amend, any Employee Plan.

Section 7.05.  No Other Representations or Warranties.  Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article 4, the Company has not made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company that are expressly set forth in Article 4, each of Parent and Merger Subsidiary agrees that neither the Company, nor any of their respective Representatives, makes or has made any representation or warranty to Parent, Merger Subsidiary or any of their respective Representatives with respect to:

(a) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives; or

(b) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts; Regulatory Filings.  (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Subsidiary shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable (and, in any event, within any specifically provided time period set forth in this Agreement) with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party; (iii) avoiding, resisting and resolving all objections of any Governmental Authority or other Third Party; and (iv) contesting any action, suit, investigation or proceeding of any Governmental Authority or other Third Party seeking to permanently or preliminarily enjoin, delay, prevent or make unlawful consummation of the Merger or any other transaction contemplated by this Agreement. For the avoidance of doubt, the obligations set forth in this Section 8.01(a) shall not be deemed breached as a result of actions by the Company, its Subsidiaries or its Representatives that are permitted by Section 6.03.

(b) In furtherance of Section 8.01(a), (i) as promptly as reasonably practicable, but no later than 10 Business Days, following the execution of this Agreement, the parties shall make all filings under the HSR Act, and (ii) as promptly as practicable, but no later than 20 Business Days (unless an earlier filing is required by Applicable Law), following the execution of this Agreement, the parties shall make all filings under the analogous laws existing in foreign jurisdictions set forth in Section 8.01(b) of the Company Disclosure Schedule (collectively with the HSR Act, the “Premerger Notification Rules”). Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Authority charged with enforcing, applying, administering, or investigating any Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any attorney general of a state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Parent and the Company shall cooperate in any proceedings or negotiations with any Antitrust Authority or other Person relating to any of the foregoing, and each party shall afford the other party a reasonable opportunity to participate in any discussion with any Antitrust Authority relating to the foregoing. Parent and Merger Subsidiary shall not take any action that could reasonably be expected to materially hinder or delay the obtaining of clearance or the expiration of any required waiting period under the Premerger Notification Rules or any other applicable Antitrust Law.

(c) In furtherance of and not in limitation of Section 8.01(a), Parent and the Company shall prepare and submit a final joint voluntary notice in accordance with Exon-Florio (the “Exon-Florio Filing”) to CFIUS as promptly as practicable after the date hereof (but in any event within 20 Business Days). Parent and the Company shall use their reasonable best efforts to avoid possible rejection or deferred acceptance of the Exon-Florio Filing under 31 C.F.R. Section 800.403, respond to any inquiries from CFIUS or any other Governmental Authority involved in the Exon-Florio review and, if applicable, investigation within the time frame set forth in 31 C.F.R. Section 800.403(a)(3), and make any other submissions under Exon-Florio that are required to be made or that the parties agree should be made. Parent and Company shall use their reasonable best efforts to obtain a notification from CFIUS or, if applicable, the President of the United States that the review or investigation under Exon-Florio has been concluded.

(d) For the avoidance of doubt, this Article 8 shall require Parent to take (and commit to take) with respect to itself and the Company such actions as may be necessary or advisable to avoid or eliminate impediments under any Antitrust Law or Exon-Florio that may be asserted by any Antitrust Authority, CFIUS or any other Governmental Authority with respect to the Merger; provided, however, that any such action shall not constitute a Burdensome Condition. A “Burdensome Condition” means any action that, individually or in the aggregate, has an impact that is material and adverse on the benefits or value that Parent expects to receive in connection with the transactions contemplated by this Agreement or requires Parent to agree to hold separate or to divest any of the material businesses, services, properties or assets of either Parent, on the one hand, or the Company and its Subsidiaries, on the other hand; provided, however, that for purposes of this Section 8.01(d), each of the Global 1200 and Global 1201 shall be material properties.

Section 8.02.  Proxy Filing.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC (i) a Form 8-K containing this Agreement and (ii) the preliminary Proxy Statement; provided, however, that Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary Proxy Statement before it is filed. Subject to Section 6.03, the Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.02, the Company and Parent shall cooperate with one another in setting a mutually acceptable date for the Company Stockholder Meeting. The Company and Parent shall cooperate with one another in connection with the preparation of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on any amendment to the Proxy Statement each time before it is filed with the SEC. The Company shall provide Parent and its counsel with (1) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response, including by participating with the Company or its counsel in any discussions or meetings with the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement. Except as contemplated by Section 6.03(b), no amendment or supplement to the Proxy Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

(b) The Company shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.

Section 8.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing, and will provide with each other reasonable opportunity to review and comment upon, any press release, to the extent practicable, any other public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or, to the extent practicable, make any other public statement, except to the extent any public statement or press release may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association or as permitted by Section 6.03 (in which case the disclosing party will, to the extent practicable, promptly inform the other party in writing in advance of such compelled disclosure).

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a), 9.02(b), 9.03(a) or 9.03(b) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.  Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 8.07.  Financing Cooperation.  At the request of Parent, the Company agrees to reasonably cooperate with Parent in good faith in connection with negotiating and consummating any financing that Parent or any of its Affiliates may desire to enter into in order to finance or refinance payment of amounts owed pursuant to the Merger, the other transactions contemplated hereby and/or to refinance existing debt of the Company and its Subsidiaries; provided, however, that the Company shall not be required to produce any financial statements outside the ordinary course of business. In addition, at the request of Parent, the Company shall cooperate with Parent in discussions with lenders under the Credit Facility to terminate as of the Effective Time the Credit Facility or to seek amendments or waivers thereunder; provided, however, that prior to the Effective Time the Company shall not be required to pay any fees that are payable in connection with any such amendments of waivers.

Section 8.08.  Title XI Bonds.  Promptly following the date hereof, the Company shall use its reasonable best efforts to obtain, and to deliver to Parent copies of, the Title XI Consent on terms reasonably satisfactory to Parent. The Company agrees to submit to the Maritime Administration its request for the Title XI Consent within 10 Business Days of the date hereof. Parent agrees to cooperate with the Company in the preparation and submission of such request and in obtaining the Title XI Consent. Parent and its counsel shall be given a reasonable opportunity to review and comment on such request before it is submitted. Notwithstanding anything to the contrary contained herein, the parties hereto understand and agree that the reasonable best efforts of the Company under this Section 8.08 shall not be deemed to include any payment of a fee in connection with the Title XI Consent unless Parent shall reimburse the Company for such payment within three Business Days.

Section 8.09.  Foreign Ownership Restrictions.  The Company shall take all actions necessary to eliminate as of immediately prior to the Effective Time any restrictions on foreign ownership included in any of its U.S. Subsidiaries’ organizational documents.

Section 8.10.  Section 16 Matters.  Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

ARTICLE 9

Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained, in accordance with Louisiana Law;

(b) no Applicable Law shall prohibit the consummation of the Merger; and

(c) the waiting periods applicable to the consummation of the Merger pursuant to the HSR Act and the other Premerger Notification Rules of the jurisdictions set forth in Section 9.01(c) of the Company Disclosure Schedule shall have expired or been terminated.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii)(A) the representations and warranties of the Company contained in Sections 4.01 and 4.02 and each sentence of Section 4.05(a) (other than the first sentence thereof) and the first and second sentences of Section 4.05(b) shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time) except in respect of the aforementioned sentences of Section 4.05, inaccuracies that would result in payment of $1,000,000 or less of additional Merger Consideration and Equity Award Consideration, in the aggregate; and (B) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (B) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending (or overtly threatened) any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger;

(c) there shall not have occurred after the date of this Agreement any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

(d) CFIUS shall have notified Parent that it has determined not to investigate the transactions contemplated by this Agreement (including the Merger) or, in the event that CFIUS has undertaken such an investigation, CFIUS has terminated such investigation or the President of the United States has determined not to take any action.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the condition that: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (b) (i) the representations and warranties of Parent contained in Sections 5.01 and 5.02 shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time) and (ii) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (ii) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by notice from the terminating party given to the other party:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is the 225th day following the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such Order shall have become final and nonappealable; provided, however, that the foregoing right to terminate this Agreement shall not be available to a party whose breach of any provision of this Agreement has resulted in such action or event; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred, or after public announcement of an Acquisition Proposal, the Board shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after such public announcement; provided, however, that the right to terminate this Agreement pursuant to this termination right as a result of such action must be exercised by Parent within 10 Business Days following the event giving rise to such right to terminate or, if sooner, immediately prior to the Company Stockholder Meeting; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement (other than Section 6.03) shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that Parent shall have given 10 Business Days notice prior to such termination; or

(iii) prior to the Company Stockholder Meeting, there shall have been an intentional and material breach by the Company of Section 6.03; provided, however, that Parent shall have given 10 Business Days notice prior to such termination; or

(d) by the Company, if

(i) prior to the Company Stockholder Meeting, the Board shall have made an Adverse Recommendation Change in accordance with Section 6.03(b)(ii)(A) in order to enter into a definitive, written agreement concerning a Superior Proposal; provided, however, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Company shall have given Parent 10 Business Days notice prior to such termination.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from (i) fraud or (ii) the intentional failure of any party to (A) fulfill a condition to the performance of the obligations of the other party or (B) perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the holders of Company Stock and Company Equity Awards). The provisions of this Section 10.02 (Effect of Termination) and Sections 11.04 (Expenses), 11.07 (Governing Law), 11.08 (Jurisdiction) and 11.09 (Waiver of Jury Trial) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Technip S.A.
89 avenue de la Grande Armée
75116 Paris
France
Attention: John Harrison
E-mail: jharrison@technip.com

with a copy to (which shall not constitute notice for any purpose):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William Aaronson
Facsimile No.: (212) 701-5800
E-mail: william.aaronson@davispolk.com

if to the Company, to:

Global Industries, Ltd.
11490 Westheimer
Suite 400
Houston, Texas 77077
Attention: Russell Robicheaux
Facsimile No.: (281) 529-7980
E-mail: russr@globalind.com

with a copy to (which shall not constitute notice for any purpose):

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery B. Floyd and Stephen M. Gill
Facsimile No.: (713) 615-5956
E-mail: jfloyd@velaw.com and sgill@velaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received (a) on the date of receipt by the recipient thereof when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) prior to 5:00 p.m. on a Business Day in the place of receipt (otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt) or (b) on the next Business Day if transmitted by national overnight courier.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Louisiana Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), Section 10.01(c)(ii) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations and warranties or the intentional failure of the Company to perform a covenant or obligation contained herein) or Section 10.01(c)(iii), then the Company shall pay Parent in immediately available funds, the Termination Fee, which shall be payable within three Business Days of such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds the Termination Fee, which shall be payable at the time of such termination.

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the stockholders of the Company and such Acquisition Proposal is not publicly withdrawn prior the Company Stockholder Meeting, and (C) within nine months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided, however, that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of the applicable Acquisition Proposal, the Termination Fee.

(c) Other Provisions Related to Termination Fee.

(i) In no event shall Parent be entitled to receive more than one Termination Fee.

(ii) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the Prime Rate published in the Wall Street Journal, Eastern Edition, on the date that such payment was due from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(iii) Parent and Merger Subsidiary agree that, notwithstanding any other provision of this Agreement, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to Section 11.04(b) and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective partners, managers, members, stockholders or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05.  Disclosure Schedule.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and any other representations and warranties of the Company that is contained in this Agreement to which the relevance of such item thereto is reasonably apparent. The inclusion of an item in the Company Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and, except (a) as provided in Section 7.03 (which shall be to the benefit of the Persons referred to in such Sections), (b) the rights of holders of Company Stock and Company Equity Awards to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Subsidiaries’ breach or wrongful termination of this Agreement or fraud, and (c) following the Effective Time, the rights of holders of shares of Company Stock and Company Equity Awards to receive the Merger Consideration or Equity Award Consideration, as applicable; provided, however, that the rights granted pursuant to clause (b) shall be enforceable only by the Company, on behalf of the holders of Company Stock and Company Equity Awards, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and

Company Equity Awards and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in any federal court located in the State of New York or New York state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto agrees that a final nonappealable judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement (together with the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached, and that the parties shall be entitled to an injunction or injunctions, without the posting of any bond and without proof of actual damages, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TECHNIP S.A.

By:	/s/ Thierry Pilenko
Name:     Thierry Pilenko

Title:	Chairman and Chief Executive Officer

[Signature page Merger Agreement]

APOLLON MERGER SUB B, INC.

By:	/s/ John Harrison
Name:     John Harrison

Title:	Secretary

[Signature page Merger Agreement]

GLOBAL INDUSTRIES, LTD.

By:	/s/ John B. Reed
Name:     John B. Reed

Title:	Chief Executive Officer

[Signature page Merger Agreement]

Annex B

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GLOBAL INDUSTRIES, LTD.

Global Industries, Ltd., a Louisiana corporation (the “Corporation”), acting through its undersigned Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, Russell Robicheaux, and by authority of its Board of Directors, does hereby certify that:

FIRST:  The Amended and Restated Articles of Incorporation set forth in paragraph Fifth below accurately copy the Articles of Incorporation of the Corporation and all amendments thereto in effect on the date hereof without substantive change except changes made by the amendments described in Paragraph Fourth below.

SECOND:  All such amendments have been effected in conformity with law.

THIRD:  The date of incorporation of the Corporation was May 1, 1990, and the date of these Amended and Restated Articles of Incorporation is [          ].

FOURTH:  On [          ], the Board of Directors of the Corporation, at a duly-convened meeting, recommended an amendment to, and, subject to approval of such amendment by the Corporation’s shareholders, authorized this restatement of, the Corporation’s Articles of Incorporation. On [          ], the shareholders of the Corporation, at a duly-convened meeting of the shareholders at which there were present or duly represented holders of a quorum of the Corporation’s common stock, par value $0.01 per share, which is the only class of shares of capital stock of the Corporation outstanding, approved the Amendment by casting [          ] affirmative votes, [          ] negative votes, and [          ] abstentions. These amendments (i) deleted from the Articles of Incorporation Article 8, which placed limitations on ownership of capital stock of the Corporation by non-U.S. citizens and (ii) renumbered Articles 9 and 10 as Articles 8 and 9.

FIFTH:  The Amended and Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE 1

Name

The name of the Corporation is GLOBAL INDUSTRIES, LTD.

ARTICLE 2

Purpose

The Corporation’s purpose is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of the State of Louisiana.

ARTICLE 3

Capital

(a) The total authorized capital stock of the Corporation is Two Hundred Fifty Million (250,000,000) shares of Common Stock of $0.01 par value per share and Thirty Million (30,000,000) shares of Preferred Stock of $0.01 par value per share.

(b) Shares of Preferred Stock may be divided into and issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights of the Preferred Stock of each series. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, and the shares of Preferred Stock or any series thereof may have full or limited voting powers. Any of the series terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Articles of Incorporation, provided that the manner in which such facts shall operate upon such series terms is clearly and expressly set forth in the Articles of Incorporation.

(c) Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

(d) Subject to the preferences of any series of Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

(e) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(f) The holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them.

(g) Whenever reference is made in this Article 3 to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock. Except as otherwise provided in these Articles of Incorporation, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.

(h) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in these Articles of Incorporation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

(i) No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

ARTICLE 4

Directors

(a) The number of directors of the Corporation shall be fixed as specified or provided for in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws shall so provide. No holders of Preferred Stock or Common Stock of the Corporation shall have any right to cumulate votes in the election of directors.

(b) Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

(c) The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger, consolidation or share exchange may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial condition and earnings prospects of the acquiring party or parties; including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding and provision of this Article 4(c), this Article is not intended to confer any rights on any subsidiary of the Corporation, or any of the Corporation’s or its subsidiaries’ employees, customers, creditors or other members of the communities in which it or they do business.

ARTICLE 5

By-laws

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation or adopt new by-laws, without any action on the part of the shareholders; provided, however, that no such adoption, amendment or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the shareholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the shareholders.

ARTICLE 6

Limitation of Liability and Indemnification

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Business Corporation Law of the State of Louisiana, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the powers set forth in Section 83F of the Business Corporation Law of the State of Louisiana to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

ARTICLE 7

Amendment

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Articles of Incorporation or by-laws of the Corporation, from time to time, to amend the Articles of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by the Articles of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE 8

Reversion

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (A) payment or the amount of any cash or property dividend or redemption price or (B) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article 9, to the persons or entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE 9

Fair Price Protection and Control Share Acquisition

(a) The Corporation disclaims and shall not have the benefits of and elects not to be governed by Section 132 through 134 of the Business Corporation Law of the State of Louisiana.

(b) The Corporation disclaims and shall not have the benefits of and elects not to be governed by Sections 135 through 140.2 of the Business Corporation Law of the State of Louisiana, and the provisions thereof shall not apply to control share acquisitions (as defined in Section 135) of shares of the Corporation.

These Amended and Restated Articles of Incorporation are dated the date set forth in paragraph Third above.

GLOBAL INDUSTRIES, LTD.

By:
Russell Robicheaux
Senior Vice President, Chief Administrative
Officer, General Counsel and Secretary

ACKNOWLEDGEMENT

STATE OF TEXAS
COUNTY OF HARRIS

BEFORE ME, the undersigned authority, personally came and appeared Russell Robicheaux, to me known to be the person who signed the foregoing instrument as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, and who, having been duly sworn, acknowledged and declared, in the presence of the two witnesses whose names are subscribed below, that he signed such instrument as his free act and deed for the purposes mentioned therein.

IN WITNESS WHEREOF, the appearer, witnesses and I have hereunto affixed our hands on this [          ] day of [          ], [          ], at Houston, Texas.

WITNESSES:	GLOBAL INDUSTRIES, LTD.

By:
Russell Robicheaux Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

NOTARY PUBLIC

[Notarial Seal]

Annex C

September 10, 2011

The Board of Directors of
Global Industries, Ltd.
11490 Westheimer, Suite 400
Houston, Texas 77077

Dear Sirs:

You have asked Simmons & Company International (“we,” “our” or “us”) to advise you with respect to the fairness, from a financial point of view, to the shareholders of Global Industries, Ltd. (the ‘‘Company”), of the Merger Consideration (as defined below) to be received by such shareholders pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among Technip SA (“Parent”), MERGER SUB (“Merger Subsidiary”), an indirect wholly-owned subsidiary of Parent, and the Company.

Pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the ‘‘Merger”). Pursuant to the Merger, (i) each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive $8.00 per share in cash and (ii) each outstanding option to purchase any such shares granted under certain of the Company’s equity incentive plans shall be canceled, and the Company shall pay the holder thereof an amount in cash determined by multiplying (x) the excess, if any, of the consideration described in clause (i) above over the applicable exercise price of such option by (y) the number of shares of common stock of the Company that otherwise could have been purchased by such holder pursuant to such option (the consideration described in clauses (i) and (ii) above, collectively, the “Merger Consideration”).

In arriving at our opinion, we have reviewed and analyzed, among other things, the following:

(i) the draft Merger Agreement dated as of September 8, 2011;

(ii) the financial statements and other information concerning the Company, including the Company’s (a) Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2010; (b) Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011; (c) Current Reports on Form 8-K filed on August 4, 2011, May 23, 2011, May 5, 2011, March 17, 2011, February 28, 2011, February 25, 2011 and February 24, 2011; and (d) Proxy Statement on Schedule 14A filed on April 5, 2011;

(iii) certain other internal information, primarily financial in nature, relating to the Company, which was provided to us by the management of the Company, including internal financial forecasts and other estimates of the future operating and financial performance of the Company, in each case developed by the management of the Company;

(iv) certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company;

(v) certain publicly available information with respect to certain other companies we believe to be comparable to the Company and the trading markets for certain of such companies’ securities;

(vi) certain publicly available information concerning the estimates of the future operating and financial performance of the Company and the comparable companies prepared by industry experts unaffiliated with the Company;

(vii) certain publicly available information concerning the markets in which the Company operates prepared by industry experts unaffiliated with the Company;

(viii) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to our analysis; and

(ix) such other analyses and examinations as we have deemed necessary and appropriate.

In addition, we have also met with certain officers and employees of the Company to discuss the foregoing, as well as other matters believed relevant to our analysis and have considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We have assumed that the final/execution version of the Merger Agreement will be substantially the same as the draft dated September 8, 2011 and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions. We have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the receipt of the Merger Consideration by the shareholders of the Company. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We have not performed any tax analysis, nor have we been furnished with any such analysis. In addition, we have not made an independent evaluation or appraisal of the assets of the Company. While we were asked to analyze certain third parties as potential transaction parties, we were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the common stock of the Company and for the equity securities of certain other companies believed to be comparable to the Company; (iv) the value of the discounted cash flows of the Company under several scenarios and related sensitivities; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We are an internationally recognized investment banking firm that specializes in the energy industry. We are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have acted as financial advisor to the Company.

In the ordinary course of our business, we actively trade the debt and equity securities of both the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, however, that (i) this opinion may be reproduced in its entirety and referred to in a proxy statement used to solicit approval of the Merger and (ii) the existence of this opinion may be disclosed by the Company in a press release issued in connection with the public announcement of the Merger. Our opinion does not address the Company’s underlying business decision to pursue the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company. This opinion does not address the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger.

The review and analysis of the Merger as it relates to the rendering of this fairness opinion was presented to our Fairness Committee on September 9, 2011.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such shareholders

Very truly yours,
SIMMONS & COMPANY INTERNATIONAL

By:	/s/ Frederick W. Charlton
Managing Director

Annex D

§ 131. Rights of a shareholder dissenting from certain corporate actions

A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B. The right to dissent provided by this Section shall not exist in the case of:

(1) A sale pursuant to an order of a court having jurisdiction in the premises.

(2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the Financial Industry Regulatory Authority, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C. (1)(a) Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder’s last address on the corporation’s records.

(b) An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2) Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

(3) Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraph (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4) In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation’s reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation’s statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and GLOBAL INDUSTRIES, LTD. follow the on-screen instructions to obtain your records and to create an 11490 WESTHEIMER, SUITE 400 electronic voting instruction form. HOUSTON, TEXAS 77077 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON You may vote the shares in person by attending the Special Meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M39127-S86542 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GLOBAL INDUSTRIES, LTD. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 11, 2011, among Global Industries, Ltd. (“Global Industries”), Technip S.A. (“Technip”), and Apollon Merger Sub B, Inc., an indirect, wholly owned subsidiary of Technip, as such may be 0 0 0 amended from time to time (the “Merger Agreement”). 2. Proposal to approve and adopt amended and restated articles of incorporation to remove the limitation on non-U.S. ownership of Global Industries’ 0 0 0 common stock contained in the existing articles of incorporation of Global Industries. 3. Non-binding, advisory proposal to approve certain compensation arrangements for Global Industries’ named executive officers in connection with 0 0 0 the merger contemplated by the Merger Agreement. NOTE: In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, FOR THE PROPOSAL TO APPROVE AND ADOPT THE AMENDED AND RESTATED ARTICLES OF I NCORPORATION AND FOR THE APPROVAL OF CERTAIN COMPENSATION ARRANGEMENTS FOR GLOBAL INDUSTRIES’ NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT. For address changes/comments, mark here. 0 (see reverse for instructions) Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. M39128-S86542 GLOBAL INDUSTRIES, LTD. Special Meeting of Shareholders November 30, 2011 10:00 AM This proxy is solicited by the Board of Directors The undersigned, a shareholder of Global Industries, Ltd., a Louisiana corporation (“Global Industries”), acknowledge receipt of a copy of the Notice of Special Meeting of Shareholders and the accompanying proxy statement, and revoking any proxy previously given, hereby constitutes and appoints John B. Reed and C. Andrew Smith and each of them, with or without the other, his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of Global Industries standing in the name of the undersigned for purposes identified on this proxy and with discretionary authority as to any other matters that may properly be raised at the Special Meeting of Shareholders of Global Industries to be held at the Houston Marriott Westchase, 2900 Briarpark Dr., Houston, TX 77042. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side